       As filed with the Securities and Exchange Commission on March 17, 1997
                                                  Registration No. 333-_________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                              -------------------------

                                       FORM S-4
               Registration Statement under The Securities Act of 1933
                              -------------------------

                                BOSTON EDISON HOLDINGS
                (Exact name of Registrant as specified in its charter)

                              -------------------------


     Massachusetts                         6719                     Applied For
(State or other jurisdiction of   (Primary standard industrial    (I.R.S. employer
incorporation or organization)    classification code number)    identification no.)

                800 Boylston Street, Boston, MA 02199, (617) 424-2000
     (Address, including zip code, and telephone number, including area code, of
                        Registrant's principal executive offices)

                             Theodora S. Convisser, Esq.
                                        Clerk
                800 Boylston Street, Boston, MA 02199, (617) 424-2000
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------------

                                   With Copies To:

                                 David A. Fine, Esq.
                                     Ropes & Gray
                               One International Place
                           Boston, Massachusetts  02110-2624
                                    (617) 951-7473
                              -------------------------


    Approximate date of commencement of proposed sale of the securities to the public: At the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Boston Edison Company, which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger as described in the enclosed Proxy Statement/Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                           CALCULATION OF REGISTRATION FEE


Title of Each Class of                                     Proposed Maximum            Proposed Maximum           Amount of
Securities to be Registered   Amount to be Registered   Offering Price Per Unit   Aggregate Offering Price    Registration Fee

Common Shares,
$1.00 par value                  48,514,973 shares            $26.375(1)            $1,279,582,412.88(1)        $132,442.20(2)


(1) The Registration Fee was calculated in accordance with Rule 457(f)(1), based on the average of the high and low sales prices for shares of Common Stock of Boston Edison Company on the New York Stock Exchange Composite Tape on March 12, 1997.

(2) Pursuant to Rule 457(b), the total required fee of $387,752.25 has been reduced by the $255,310.05 filing fee previously paid at the time of filing of preliminary proxy materials by Boston Edison Company in connection with this transaction on February 5, 1997.

                              -------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          [BOSTON EDISON COMPANY LETTERHEAD]

                                                                  _____ __, 1997


Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Boston Edison Company on Thursday, May 15, 1997 at 11:00 a.m. at the First National Bank of Boston, Auditorium, Lobby Level, 100 Federal Street, Boston, Massachusetts.

    At the Meeting you will be asked to consider and vote on a proposal to form a holding company for Boston Edison. The management and Board of Directors of Boston Edison consider this change to be in the best interests of Boston Edison and its stockholders. The new structure will help the Company respond more effectively and efficiently to competitive changes occurring in the electric utility industry and to new business opportunities that may arise from these changes. It will clearly separate the new holding company's regulated and unregulated lines of business in a manner consistent with the electric industry restructuring principles outlined by the Massachusetts Department of Public Utilities. All other Massachusetts investor owned electric utilities are already organized in this manner.

    The attached series of questions and answers provides information on the proposed holding company, what it is and how it would affect the individual stockholder. The enclosed Proxy Statement/Prospectus contains a more extensive discussion of the proposal.

    The Board of Directors and management of Boston Edison unanimously recommend approval of the holding company structure and urge you to vote for the proposed restructuring. A two-thirds majority is required to approve the proposal, and your vote is critical to achieving a successful outcome.

    At the Meeting, you will also be asked to vote on the election of four
directors and the adoption of the 1997 Stock Incentive Plan.   Your vote on the
business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Meeting, please sign, date and return your proxy as soon as possible in the envelope provided. During the Annual Meeting, management will report on operations and other matters affecting Boston Edison, and will respond to stockholders' questions.


                             Sincerely,

                            /s/ Thomas J. May
                            Thomas J. May
                            Chairman of the Board,
                             President and Chief Executive Officer

                   THE HOLDING COMPANY AND HOW IT WOULD AFFECT YOU

    You may notice that this year's proxy statement looks different from those of prior years. This is because it contains an extensive discussion of a proposal to form a holding company structure for Boston Edison Company ("Boston Edison"). This proposal is briefly summarized below. Each answer is cross-referenced to the page or pages of the Proxy Statement/Prospectus in which the topic is discussed in more detail.

WHAT IS BEING PROPOSED?

The Board of Directors proposes to form a holding company, a structure which is commonly used throughout the utility industry, including in Massachusetts, where every investor-owned electric utility other than Boston Edison already utilizes such a structure. Boston Edison and its principal subsidiary, Boston Energy Technology Group ("BETG"), would become subsidiaries of the new holding company, while Boston Edison's other subsidiary, Harbor Electric Energy Company ("HEEC"), a Massachusetts electric company, would remain a subsidiary of Boston Edison. Current holders of Boston Edison's common stock would own common shares of the holding company instead of stock in Boston Edison itself. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)

The charts below depict Boston Edison's current structure and the proposed holding company structure:

                                  CURRENT STRUCTURE
                                  -----------------

                          HOLDERS OF COMMON STOCK
                       AND CUMULATIVE PREFERRED STOCK
                                     :
                                     :
                               Boston Edison
                                     :
                                     :
         ........................................................
         :                                                      :
         :                                                      :
        HEEC                                                BETG and
                                                            Subsidiaries

                                  PROPOSED STRUCTURE
                                  ------------------

                               HOLDERS OF COMMON SHARES
                                          :
                                          :
HOLDERS OF CUMULATIVE                  Holding
PREFERRED STOCK                        Company
         :                                :
         :                                :
         :      .................................................
         :      :                                               :
         :      :                                               :
         Boston Edison                                      BETG and
              :                                             Subsidiaries
              :
             HEEC

WHY IS A HOLDING COMPANY BEING FORMED?

In recent years, many state utility commissions, including the Massachusetts Department of Utilities, have initiated inquiries into restructuring the electric utility industry with a goal of promoting competition and extending to all customers the option of choosing their own electricity suppliers. In particular, the Massachusetts Department of Public Utilities has identified the legal or functional separation of the electricity generation and distribution businesses as an essential element of creating a competitive market for electricity.

In December 1996, Boston Edison, the Massachusetts Attorney General and the Massachusetts Division of Energy Resources announced that they had reached an agreement (the "Settlement Agreement") that, if approved by the Massachusetts Department of Public Utilities, would allow all retail customers in Boston Edison's service area to choose their electricity suppliers beginning as early as January 1, 1998. As part of the proposed settlement, Boston Edison would agree to sell all of its fossil electric generating plants. Accordingly, other than its Pilgrim Nuclear Power Station, Boston Edison would no longer own any electricity generating facilities.

Assuming that the Settlement Agreement is approved by the Massachusetts Department of Public Utilities, Boston Edison's electric business would be thereafter limited primarily to distribution of electricity, and to a much lesser extent, transmission of electricity. Accordingly, Boston Edison has identified the need to increase its long-term growth potential through investment in related non-utility new businesses. At the same time, the move to a competitive electricity industry, together with a revolution in energy related technology, has created significant new opportunities for energy service providers like Boston Edison in non-utility business ventures. Pursuit of these new opportunities is a key element of Boston Edison's strategy for long-term growth to benefit its stockholders and customers.

The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. The holding company structure would provide increased financial, managerial and organizational flexibility in order to better position Boston Edison to operate in this changing electric utility industry. Moreover, the new structure would clearly separate the new holding company's regulated and unregulated lines of business in a manner consistent with the principles outlined by the Massachusetts Department of Public Utilities. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


IN WHAT TYPES OF BUSINESSES WOULD THE HOLDING COMPANY INVEST?

The primary focus of the holding company would be maintaining the strength of its core business of serving the electric utility needs of its customers. In addition, the holding company would work to develop new business opportunities in the telecommunications and energy marketing areas. Through BETG and its subsidiaries, Boston Edison recently signed letters of intent to form two joint ventures in such new, non-utility businesses. One involves a joint venture with RCN, Inc., a subsidiary of C-TEC Corporation, to provide local and long-distance telephone service, video and high-speed Internet access and eventually property monitoring services. The other involves plans to form a joint venture with Williams Energy Services Company, a subsidiary of The Williams Companies, Inc., to market electricity, natural gas and energy-related services to customers in the six New England states. The new holding company would endeavor to develop these businesses, as well as identify other non-utility businesses which are related to and compatible with Boston Edison's core business. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


HOW WOULD MY OWNERSHIP OF BOSTON EDISON STOCK BE AFFECTED BY THE NEW STRUCTURE?

Owners of Boston Edison's common stock automatically would become owners of the holding company's common shares on a share-for-share basis. It is expected that the holding company's common shares would be traded on the New York Stock Exchange and the Boston Stock Exchange under the ticker symbol "_____". (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)

HOW WOULD THE HOLDING COMPANY STRUCTURE AFFECT COMMON AND CUMULATIVE PREFERRED STOCK DIVIDENDS?

While future dividends on the new holding company's common shares would depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, the trustees of the proposed holding company have no current intention to change the current Boston Edison dividend policy. In addition, it is expected that such dividends of the holding company would be declared and paid on approximately the same schedule of dates as that now followed by Boston Edison with respect to its common stock dividends. The cumulative preferred stock would continue to be a security of Boston Edison, not the holding company, and holders of the cumulative preferred stock would continue to have priority as to Boston Edison dividends. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT WOULD HAPPEN TO BOSTON EDISON'S DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN?

Boston Edison's Dividend Reinvestment and Common Stock Purchase Plan would be assumed by the holding company. Participants in the Plan automatically would become participants in the corresponding holding company plan. (Please see page ___ of the Proxy Statement/Prospectus.)


WOULD STOCKHOLDERS NEED TO TURN IN THEIR CURRENT STOCK CERTIFICATES?

It would not be necessary for holders of Boston Edison's common stock to exchange their stock certificates. Certificates for Boston Edison's common stock automatically would represent the same number of common shares of the holding company. New certificates bearing the name of the holding company would be issued in the future as outstanding certificates are presented for transfer. (Please see page ___ of the Proxy Statement/Prospectus.)


HOW WOULD FORMATION OF A HOLDING COMPANY AFFECT PERSONAL FEDERAL INCOME TAXES?

It would not. There would be no gain or loss to you for federal income tax purposes on the conversion of your shares of Boston Edison common stock into the holding company shares pursuant to the restructuring. For capital gain purposes, the tax basis of the holding company shares received in exchange for shares of Boston Edison's common stock would be the same as the tax basis of your shares in Boston Edison, and the holding period of the holding company shares would include the holding period of your shares of Boston Edison's common stock, provided such stock is held as a capital asset at the time of the exchange. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)

WHAT EFFECT WOULD THERE BE ON HOLDERS OF BOSTON EDISON'S CUMULATIVE PREFERRED STOCK AND DEBT SECURITIES?

Boston Edison's cumulative preferred stock and debt securities, consisting primarily of debentures, commercial paper and bank credit lines, would not be changed in the reorganization and would remain as preferred stock and debt securities of Boston Edison. Boston Edison's depositary preferred shares, representing ownership of 1/4 of one share of Boston Edison's 8.25% and 7.75% Series of cumulative preferred stock, would continue to be traded on the New York Stock Exchange. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT WOULD THE NEW HOLDING COMPANY BE CALLED?

We have not yet chosen a name for the holding company. It is temporarily being called "Boston Edison Holdings." We expect the name to be chosen by the Board of Directors prior to the restructuring. No further stockholder action would be required. (Please see page __ of the Proxy Statement/Prospectus.)

WHO WOULD MANAGE THE HOLDING COMPANY AFTER THE HOLDING COMPANY STRUCTURE IS APPROVED BY THE STOCKHOLDERS?

The Board of Directors and certain of the principal executive officers of Boston Edison would also serve as the trustees and executive officers of the holding company upon completion of the reorganization. (Please see pages __ to __ of the Proxy Statement/Prospectus.)


WHY WOULD THE NEW HOLDING COMPANY BE ORGANIZED AS A MASSACHUSETTS BUSINESS TRUST INSTEAD OF A CORPORATION?

The new holding company would be formed as a Massachusetts business trust rather than a corporation due to the potential Massachusetts income tax savings to the trust and the lower filing fees payable by it in connection with its authorized capital stock. The parent holding companies of most other investor-owned Massachusetts utility holding systems are also organized as business trusts. (Please see pages __ to __ of the Proxy Statement/Prospectus.)


HOW SOON WOULD THE HOLDING COMPANY STRUCTURE BE FORMED IF IT IS APPROVED BY THE STOCKHOLDERS?

Management intends to form the holding company structure by the end of 1997. However, any delays in obtaining the required approvals from regulatory agencies (the Massachusetts Department of Public Utilities, the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the Nuclear Regulatory Commission) could impact that schedule. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


WHAT VOTE IS REQUIRED TO APPROVE THE HOLDING COMPANY PROPOSAL?

In order for the holding company proposal to be approved under Massachusetts law, it must receive the favorable vote, in person or by proxy, of the holders of two-thirds of the outstanding shares of Boston Edison's common stock. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


CAN THE BROKER WHO HOLDS MY SHARES OF BOSTON EDISON COMMON STOCK VOTE THOSE SHARES ON MY BEHALF?

Your broker may not vote your shares because the NYSE has declared a vote to form a holding company as "non-discretionary." Only you can vote your shares. Your vote on the business at the Annual Meeting is important regardless of the number of shares that you own. Whether or not you plan to attend, please sign, date and return your proxy card as soon as possible in the envelope provided so that your shares can be voted in accordance with your instructions. (Please see pages ___ to ___ of the Proxy Statement/Prospectus.)


                       THE ENCLOSED PROXY STATEMENT/PROSPECTUS
                    CONTAINS A THOROUGH AND DETAILED DISCUSSION OF
            BOSTON EDISON'S PROPOSAL TO FORM A HOLDING COMPANY STRUCTURE.

                                 (Boston Edison Logo)

                                BOSTON EDISON COMPANY

                                BOSTON EDISON COMPANY
                                 800 Boylston Street
                             Boston, Massachusetts 02199

                       Notice of Annual Meeting of Stockholders
                              to be held on May 15, 1997

To the Holders of Common Stock:

    The Annual Meeting of Stockholders of Boston Edison Company ("Boston Edison") will be held at the First National Bank of Boston, Auditorium, Lobby Level, 100 Federal Street, Boston, Massachusetts, on Thursday, May 15, 1997 at 11:00 a.m., for the following purposes:

    1. To elect four Class III directors to serve until the Annual Meeting to be held in the year 2000.

    2. To approve a proposal to adopt a holding company structure for Boston Edison, all as more fully described in the accompanying Proxy Statement/Prospectus.

    3. To approve Boston Edison's 1997 Stock Incentive Plan and to authorize the issuance of up to 2,000,000 shares of Common Stock under the Plan.

    4. To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

    Further information as to the matters to be considered and acted on at the Annual Meeting can be found in the accompanying Proxy Statement/Prospectus.

    Only the holders of common stock of Boston Edison as of the close of business on March 17, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    Please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. Your proxy may be revoked at any time before the vote is taken by delivering to the Clerk a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk at the Annual Meeting.



                             By Order of the Board of Directors,

                             Theodora S. Convisser
                                  Clerk

Boston, Massachusetts
_____ __, 1997

                                BOSTON EDISON COMPANY
                                 800 Boylston Street
                             Boston, Massachusetts 02199
                                    (617) 424-2000

                              PROXY STATEMENT/PROSPECTUS

    This Proxy Statement/Prospectus, together with the accompanying proxy and 1996 Annual Report, is being furnished to stockholders of Boston Edison Company, a Massachusetts corporation ("Boston Edison"), in connection with solicitation of proxies by the Board of Directors of Boston Edison to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 15, 1997 for the purposes set forth in the foregoing Notice (the "Annual Meeting").

    At the Annual Meeting, the stockholders will be asked to approve, among other things, the formation of a holding company structure for Boston Edison. The holding company structure will be created through an Agreement and Plan of Merger (the "Merger Agreement") among Boston Edison, Boston Edison Holdings, a Massachusetts business trust formed by Boston Edison ("Holdco"), and Boston Edison Mergeco Electric Company, Inc., a Massachusetts utility corporation formed by Holdco ("Mergeco"). At the time of the Merger
(as defined below), Mergeco will be a wholly-owned subsidiary of Holdco. Pursuant to the Merger Agreement, Mergeco will merge with and into Boston Edison (the "Merger") and each outstanding share of the common stock of Boston Edison, $1.00 par value per share ("Boston Edison Common Stock"), will automatically be converted into one common share of Holdco, $1.00 par value per share ("Holdco Common Shares"). As a result of the Merger, Boston Edison will become a subsidiary of Holdco and the holders of Boston Edison Common Stock will become holders of Holdco Common Shares. The outstanding shares of Boston Edison Cumulative Preferred Stock, par value $100 per share ("Boston Edison Cumulative Preferred Stock"), will be unchanged and will continue to be outstanding securities of Boston Edison. In connection with the implementation of the holding company structure, Boston Edison intends to transfer to Holdco its ownership interest in its principal subsidiary, Boston Energy Technology Group, a Massachusetts corporation ("BETG"). See "Proposal No. 2: Plan of Restructuring -- General."

    If the restructuring is implemented, it will not be necessary for holders of Boston Edison Common Stock to surrender their existing stock certificates for Holdco share certificates. See "Proposal No. 2: Plan of Restructuring -- Exchange of Certificates Not Required."

    This Proxy Statement/Prospectus also serves as the prospectus for Holdco under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 48,514,973 common shares of Holdco in connection with the restructuring. Further information concerning the shares offered hereby is contained in "Proposal No. 2: Plan of Restructuring -- Holdco's Declaration of Trust and Comparative Stockholders' Rights" and "Proposal No. 2: Plan of Restructuring -- Holdco Common Shares."

                                ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------

    The principal executive offices of Boston Edison and Holdco are located at 800 Boylston Street, Boston, Massachusetts 02199, telephone number (617) 424-2000. This Proxy Statement/Prospectus and the accompanying proxy, solicited on behalf of the Board of Directors of Boston Edison, were first mailed to stockholders on or about _____ __, 1997.

    The accompanying proxy, if properly executed and delivered by a stockholder entitled to vote, will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by the signer delivering to the Clerk of Boston Edison a written revocation or a proxy bearing a later date or by oral revocation in person to the Clerk at the Annual Meeting. If choices are not specified on the accompanying proxy, the shares will be voted FOR the election of all of the nominees for director specified in Proposal No. 1 below and FOR Proposals No. 2 and No. 3.

    All the costs of preparing, assembling and mailing the enclosed material and any additional material which may be sent in connection with the solicitation of the enclosed proxies will be paid by Boston Edison, and no part thereof will be paid directly or indirectly by any other person. Boston Edison has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a fee of $10,000, plus usual and customary expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Annual Meeting but no additional compensation will be paid to them for the time so employed and the cost of such additional solicitation will be nominal.
Boston Edison will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of Boston Edison Common Stock.

    On March 17, 1997, there were issued and outstanding 48,514,973 shares of Boston Edison Common Stock. Only holders of record of Boston Edison Common Stock at the close of business on that date shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof, and those entitled to vote will have one vote for each share held. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of Boston Edison.

    The date of this Proxy Statement/Prospectus is _____ __, 1997.

                                  TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . .

SUMMARY OF PROXY STATEMENT/PROSPECTUS. . . . . . . . . . . . . . . . .
     Proposal No. 1: Election of Directors . . . . . . . . . . . . . .
     Proposal No. 2: Plan of Restructuring . . . . . . . . . . . . . .
          Proposed Restructuring . . . . . . . . . . . . . . . . . . .
          Special Considerations Applicable to the Restructuring . . .
          Reasons for the Restructuring. . . . . . . . . . . . . . . .
          Certain Effects on Stockholders. . . . . . . . . . . . . . .
          Vote Required. . . . . . . . . . . . . . . . . . . . . . . .
          Exchange of Certificates . . . . . . . . . . . . . . . . . .
          Stock Exchange Listing . . . . . . . . . . . . . . . . . . .
          Conditions to the Restructuring. . . . . . . . . . . . . . .
          Dividend Policy. . . . . . . . . . . . . . . . . . . . . . .
          Certain Federal Income Tax Consequences. . . . . . . . . . .
          No Appraisal Rights. . . . . . . . . . . . . . . . . . . . .
     Proposal No. 3:  Adoption of the 1997 Stock Incentive Plan. . . .

PROPOSAL NO. 1: ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . .
     Information about Nominees and Incumbent Directors. . . . . . . .
     Stock Ownership by Directors and Executive Officers . . . . . . .
     Director Compensation . . . . . . . . . . . . . . . . . . . . . .

PROPOSAL NO. 2: PLAN OF RESTRUCTURING. . . . . . . . . . . . . . . . .
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Business of Boston Edison . . . . . . . . . . . . . . . . . . . .
     The Restructuring . . . . . . . . . . . . . . . . . . . . . . . .
     Reasons for the Restructuring . . . . . . . . . . . . . . . . . .
     Benefits of Holding Company Structure . . . . . . . . . . . . . .
     Special Considerations Applicable to the Restructuring. . . . . .
     Recommendations of the Board. . . . . . . . . . . . . . . . . . .
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .
     Exchange of Certificates Not Required . . . . . . . . . . . . . .
     Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . .
     Amendment or Termination of Plan of Merger. . . . . . . . . . . .
     Effectiveness of the Restructuring. . . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences . . . . . . . . . . . . .
     Treatment of Preferred Stock. . . . . . . . . . . . . . . . . . .
     Treatment of Indebtedness . . . . . . . . . . . . . . . . . . . .
     Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . .
     Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approval of the Restructuring. . . . . . . . . . . . .
     Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . .
     Holdco's Declaration of Trust and Comparative Stockholders'
      Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Holdco Common Shares. . . . . . . . . . . . . . . . . . . . . . .

     Trustees and Management of Holdco . . . . . . . . . . . . . . . .
     No Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . .
     Dividend Reinvestment and Common Stock Purchase Plan. . . . . . .
     Common Stock Plans. . . . . . . . . . . . . . . . . . . . . . . .
     Price Range of Boston Edison Common Stock . . . . . . . . . . . .
     Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . .
     Financial Statements. . . . . . . . . . . . . . . . . . . . . . .
     Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . .
     Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . .
     Report of the Executive Personnel Committee . . . . . . . . . . .
     Compensation Committee Interlocks and Insider Participation . . .
     Executive Compensation Tables . . . . . . . . . . . . . . . . . .
     Summary Compensation Table. . . . . . . . . . . . . . . . . . . .
     Long-Term Incentive Plans - Awards in Last Fiscal Year. . . . . .
     Pension Plan Table. . . . . . . . . . . . . . . . . . . . . . . .
     Change of Control Agreements. . . . . . . . . . . . . . . . . . .

STOCK PERFORMANCE GRAPH. . . . . . . . . . . . . . . . . . . . . . . .

PROPOSAL NO. 3:  ADOPTION OF 1997 STOCK INCENTIVE PLAN . . . . . . . .
     General   . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . .
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .
     Recommendation of the Board of Directors. . . . . . . . . . . . .

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Voting Procedures . . . . . . . . . . . . . . . . . . . . . . . .
     Adjournment of Meeting. . . . . . . . . . . . . . . . . . . . . .
     Independent Accountants . . . . . . . . . . . . . . . . . . . . .
     Other Business. . . . . . . . . . . . . . . . . . . . . . . . . .
     Stockholder Proposals . . . . . . . . . . . . . . . . . . . . . .
     Stockholder Nominations of Directors. . . . . . . . . . . . . . .

APPENDIX A: AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . .

APPENDIX B: DECLARATION OF TRUST OF HOLDCO . . . . . . . . . . . . . .

APPENDIX C: 1997 STOCK INCENTIVE PLAN. . . . . . . . . . . . . . . . .

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED HEREIN BY REFERENCE SINCE THE DATE HEREOF.


                                AVAILABLE INFORMATION

    Boston Edison is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Certain securities of Boston Edison are listed on the New York Stock Exchange ("NYSE") and the Boston Stock Exchange ("BoSE"), where reports, proxy statements and other information concerning Boston Edison may also be inspected. Following completion of the Merger, both Boston Edison and Holdco will file such reports and other information as required under the Exchange Act and the rules of the NYSE and BoSE.

    Holdco has filed with the SEC a registration statement on Form S-4
(together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering the Holdco Common Shares that will be issued in lieu of shares of Boston Edison Common Stock pursuant to the Merger described herein. See "Proposal No. 2: Plan of Restructuring." This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    Upon completion of the Merger, the Holdco Common Shares will be listed on the NYSE and BoSE. At the time of such listing, Boston Edison Common Stock will be withdrawn from listing and registration under Section 12 of the Exchange Act.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/ PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO: THEODORA S. CONVISSER, CLERK, BOSTON EDISON COMPANY, 800 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02199, TELEPHONE: (617) 424-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 1, 1997.

    The following documents filed with the SEC (File No. 1-2301) pursuant to the Exchange Act are incorporated by reference into this Proxy
Statement/Prospectus:

    1. Boston Edison's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A-1 which was filed with the SEC on June 28, 1996;

    2. Boston Edison's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; and

    3. Boston Edison's Current Reports on Form 8-K dated September 30 and December 20, 1996.

    All other documents filed by Boston Edison pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                        SUMMARY OF PROXY STATEMENT/PROSPECTUS

    Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices in their entirety.


Proposal No. 1: Election of Directors

                        THE BOARD OF DIRECTORS RECOMMENDS THAT
           STOCKHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

    Four persons have been nominated for election as Class III directors of Boston Edison for a term expiring at the Annual Meeting to be held in the year 2000 and until their successors are duly chosen and qualified. Only holders of record of Boston Edison Common Stock as of the close of business on March 17, 1997 (the "Record Date") are entitled to vote at the Annual Meeting and any adjournments thereof. Directors will be elected by a plurality of the votes properly cast at the meeting. If the proposed restructuring is approved and consummated, the persons elected as directors of Boston Edison also will become trustees of Holdco. See "Proposal No. 2: Plan of Restructuring -- Trustees and Management of Holdco."


Proposal No. 2: Plan of Restructuring

                          THE BOARD OF DIRECTORS RECOMMENDS
                       THAT STOCKHOLDERS VOTE FOR THE PROPOSED
                       RESTRUCTURING TO FORM A HOLDING COMPANY.

Proposed Restructuring

    The Boston Edison Board of Directors has authorized, subject to stockholder and regulatory approval, a plan to restructure the corporate organization of Boston Edison and its subsidiaries to form a holding company structure. The result of the restructuring will be to have Boston Edison become a separate subsidiary of a parent holding company, Boston Edison Holdings ("Holdco"). The present holders of Boston Edison Common Stock will become holders of Holdco Common Shares. The formation of a holding company structure will be achieved by way of the merger with and into Boston Edison of Boston Edison Mergeco Electric Company, Inc. ("Mergeco"), a newly formed utility subsidiary of Holdco, with holders of Boston Edison Common Stock exchanging their shares for Holdco Common Shares on a share-for-share basis and Holdco becoming the sole holder of Boston Edison Common Stock. Each series of Boston Edison Cumulative Preferred Stock and all indebtedness of Boston Edison will remain as securities and obligations of Boston Edison and will not be affected by the Merger. The name Boston Edison Holdings is being used temporarily and is expected to change prior to, or as part of, the formation of a holding company structure for Boston Edison.

    As part of the restructuring, it is contemplated that Boston Edison will transfer its ownership interest in its principal subsidiary, Boston Energy Technology Group ("BETG"), to Holdco such that BETG will become a wholly-owned subsidiary of Holdco and a sister corporation to Boston Edison. (These proposed changes to the corporate structure of Boston Edison and its subsidiaries are generally referred to in this Proxy Statement/Prospectus as the "restructuring.")

Special Considerations Applicable to the Restructuring

    The restructuring proposal involves certain special factors that should be considered by stockholders. See "Proposal No. 2: Plan of Restructuring -- Special Considerations Applicable to the Restructuring."

Reasons for the Restructuring

    In recent years, many state utility commissions, including the Massachusetts Department of Utilities (the "Massachusetts DPU"), have initiated inquiries into restructuring the electric utility industry with a goal of promoting competition and extending to all customers the option of choosing their own electricity suppliers. In particular, the Massachusetts DPU has identified the legal or functional separation of the electricity generation and distribution businesses as an essential element of creating a competitive market for electricity.

    In December 1996, Boston Edison, the Massachusetts Attorney General and the Massachusetts Division of Energy Resources announced that they had reached an agreement (the "Settlement Agreement") that, if approved by the Massachusetts DPU, would allow all retail customers in Boston Edison's service area to choose their electricity suppliers beginning as early as January 1, 1998. As part of the proposed settlement, Boston Edison would agree to sell all of its fossil electric generating plants. Accordingly, other than its Pilgrim Nuclear Power Station, Boston Edison would no longer own any electricity generating facilities.

    Assuming that the Settlement Agreement is approved by the Massachusetts
DPU, Boston Edison's electric business would be thereafter limited primarily to distribution of electricity, and to a much lesser extent, transmission of electricity. Accordingly, Boston Edison has identified the need to increase its long-term growth potential through investment in related non-utility new businesses. At the same time, the move to a competitive electricity industry, together with a revolution in energy related technology, has created significant new opportunities for energy service providers like Boston Edison in non-utility business ventures. Pursuit of these new opportunities is a key element of Boston Edison's strategy for long-term growth to benefit its stockholders and customers.

    The holding company structure is a well-established form of organization for companies conducting multiple lines of business, particularly entities engaging in both regulated and unregulated activities. The holding company structure would provide increased financial, managerial and organizational flexibility in order to better position Boston Edison to operate in this changing electric utility industry. Moreover, the new structure would clearly separate the new holding company's regulated and unregulated lines of business in a manner consistent with the principles outlined by the Massachusetts DPU. Although Boston Edison could continue to pursue non-utility business opportunities through BETG and other non-utility subsidiaries, management and the Board of Directors believe it is in the best interests of Boston Edison and its stockholders to conduct such non-utility activities through a holding company structure. See "Proposal No. 2: Plan of Restructuring -- Reasons for the Restructuring" and "Proposal No. 2: Plan of Restructuring -- Benefits of Holding Company Structure."

Certain Effects on Stockholders

    Holdco has been formed as a Massachusetts business trust due to the potential Massachusetts income tax savings to the trust and the lower filing fees payable by it in connection with its authorized capital stock. Holdco's shareholders will have rights and liabilities generally comparable to those of stockholders of a corporation. Pursuant to certain decisions of the Massachusetts courts, shareholders who exercise too much control over the affairs of a Massachusetts business trust may be held personally liable as partners for the obligations of a trust to the extent not satisfied by the trust. Even if, however, Holdco were held to be a partnership, the possibility of its shareholders incurring financial loss is remote because
(a) Holdco's Declaration of Trust (as defined below) contains an express disclaimer of shareholder liability for the obligations of Holdco, requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by Holdco and provides that no person has authority to enter into an agreement, obligation or instrument except in accordance with those requirements, (b) Holdco will seek adequate insurance against tort liability, (c) most of Holdco's operations will be conducted by incorporated subsidiaries such that the activities of Holdco will be limited to the ownership of securities rather than the operation of physical assets and (d) Holdco's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of Holdco. Use of a Massachusetts business trust as the parent holding company of a Massachusetts electric utility is a common practice. The parent holding companies of most other investor-owned Massachusetts utility holding systems are also organized as business trusts. See "Proposal No. 2: Plan of Restructuring -- Holdco's Declaration of Trust and Comparative Stockholders' Rights."

Vote Required

    Only holders of record of Boston Edison Common Stock as of the Record Date will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof with respect to approval of the Merger Agreement and the restructuring. Holders of Boston Edison Common Stock entitled to vote will have one vote for each share held. In order for the holding company proposal to be approved under Massachusetts law, it must receive the favorable vote, in person or by proxy, of the holders of two-thirds of the outstanding shares of Boston Edison Common Stock. As of the Record Date, 48,514,973 shares of Boston Edison Common Stock were issued and outstanding. To the knowledge of management, no person owns beneficially more than 5 percent of the outstanding voting securities of Boston Edison. See "Proposal No. 2: Plan of Restructuring -- Vote Required."

Exchange of Certificates

    If the new holding company structure is implemented, it will not be necessary for holders of Boston Edison Common Stock to surrender their existing stock certificates for Holdco share certificates. Certificates representing Boston Edison Common Stock will automatically represent the corresponding number of Holdco Common Shares upon consummation of the Merger. See "Proposal No. 2:
Plan of Restructuring -- Exchange of Certificates Not Required."

Stock Exchange Listing

    Shares of Boston Edison Common Stock are currently traded on the New York Stock Exchange ("NYSE") and the Boston Stock Exchange ("BoSE") under the stock symbol "BSE." Application will be made to list Holdco Common Shares on the NYSE
and the BoSE.   See "Proposal No. 2: Plan of Restructuring -- Stock Exchange
Listing."

Conditions to the Restructuring

    The Merger Agreement provides that the consummation of the Merger and the restructuring into a holding company is subject to approval of the Merger Agreement by the stockholders of Boston Edison, Holdco and Mergeco, as is set forth more fully below under "Proposal No. 2: Plan of Restructuring -- Vote Required," and to the approval by the NYSE and the BoSE of Holdco Common Shares for listing upon official notice of issuance. If the stockholders of Boston Edison approve the Merger, Boston Edison will then cause the shares of Holdco and Mergeco to be voted in favor of the restructuring into a holding company.

    In addition, the decision to proceed with the Merger and restructuring is subject to, among other things, the receipt, on terms satisfactory to the Board of Directors of Boston Edison, of (i) authorization from the Massachusetts DPU to form a holding company structure for Boston Edison, (ii) other required regulatory authorizations, including without limitation the approval of the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission ("NRC") and the SEC and (iii) such other consents and approvals as the Board may deem necessary or appropriate. Following the restructuring, Holdco is expected to qualify for an exemption under the Public Utility Holding Company Act of 1935 (the "Holding Company Act"). See "Proposal No. 2: Plan of Restructuring -- Regulatory Approval of the Restructuring" and "Proposal No. 2: Plan of Restructuring -- Regulatory Matters."

Dividend Policy

    While future dividends on Holdco Common Shares will depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, it is contemplated that Holdco initially will make dividend payments on Holdco Common Shares at the rate currently applicable to Boston Edison Common Stock.
In addition, it is expected that such dividends of Holdco will be declared and paid on approximately the same schedule of dates as that now followed by Boston Edison with respect to Boston Edison Common Stock dividends. The most recent dividend declared by the Board of Directors of Boston Edison was $0.47 per share
of Boston Edison Common Stock and was paid on February 3, 1997.   See "Proposal
No. 2: Plan of Restructuring -- Dividend Policy."

Certain Federal Income Tax Consequences

    For Federal income tax purposes, no gain or loss will be recognized by Boston Edison, Holdco, the holders of shares of Boston Edison Common Stock whose shares are exchanged for Holdco Common Shares or the holders of Cumulative Preferred Stock as a result of the Merger. See "Proposal No. 2:
Plan of Restructuring -- Certain Federal Income Tax Consequences."

No Appraisal Rights

    Under Massachusetts law governing the proposed Merger, neither a dissenting holder of Boston Edison Common Stock nor a holder of Boston Edison Cumulative Preferred Stock, has a right to demand payment of the fair value of his or her shares if the Merger is consummated.



Proposal No. 3:  Adoption of the 1997 Stock Incentive Plan

                          THE BOARD OF DIRECTORS RECOMMENDS
                       THAT THE STOCKHOLDERS VOTE FOR ADOPTION
                           OF THE 1997 STOCK INCENTIVE PLAN


    The Board of Directors has adopted the 1997 Stock Incentive Plan, subject to approval of the stockholders, in order to attract and retain employees in a position to make contributions to the success of Boston Edison, to reward employees for such contributions, and to encourage employees to take into account the long-term interests of Boston Edison through stock based awards. See "Proposal No. 3: Adoption of the 1997 Stock Incentive Plan."

    Proposal No. 3 requires the affirmative vote of a majority of the shares
present and entitled to vote on the matter.   See "Proposal No. 3: Adoption of
the 1997 Stock Incentive Plan -- Vote Required."

                        PROPOSAL NO. 1: ELECTION OF DIRECTORS

Information about Nominees and Incumbent Directors

    Pursuant to Boston Edison's Bylaws, the Board of Directors has fixed the number of directors at ten. Boston Edison's Restated Articles of Organization provide for the classification of the Board of Directors into three classes serving staggered three-year terms. The four persons named below have been nominated by the Board of Directors for election as Class III directors for a term expiring at the Annual Meeting to be held in the year 2000 and until their successors are duly chosen and qualified. The remaining directors will continue to serve as set forth below, with the two Class I directors having terms expiring in 1998 and the four Class II directors having terms expiring in 1999. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees named herein who are then able to serve.

    Senator Paul E. Tsongas, a Class I director who served as a member of the Board of Directors since 1985, passed away on January 18, 1997. William F. Connell, a Class II director who has served on the Board of Directors since 1987, has announced his intention to retire from the Board at the upcoming Annual Meeting of Stockholders. Boston Edison is searching for a replacement to fill the current Class I vacancy.

    The Board of Directors has adopted the following director retirement policy. Directors who are employees of Boston Edison, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with Boston Edison. Directors who are not employees of Boston Edison or who have served as Chief Executive Officer retire from the Board at the annual meeting of stockholders following their seventieth birthday.

    The Board of Directors, which held eight regular meetings during 1996, has an Executive Committee, an Audit, Finance and Risk Management Committee, an Executive Personnel Committee, a Nuclear Oversight Committee, a Capital Investment Committee and a Pricing Committee. During 1996, the Executive Committee, which is authorized to exercise in the intervals between Board meetings those powers of the Board which can be delegated and to act as a nominating committee, met four times. The Audit, Finance and Risk Management Committee, the responsibilities of which include recommendations as to the selection of independent auditors, review of the scope of the independent audit, annual financial statements, internal audit reports, and financial and accounting controls and procedures, and review of Boston Edison's financial requirements, insurance coverages, and legal compliance programs, met three times. The Executive Personnel Committee, which is responsible for reviewing officer and director compensation arrangements, executive officer personnel planning and performance, certain benefit programs, and Boston Edison's human resources policies, met four times. The Nuclear Oversight Committee, which oversees Boston Edison's nuclear operations, met four times. The Capital Investment Committee, which provides external oversight of Boston Edison's plans for capital improvements and reviews investments in related businesses, met three times. The Pricing Committee, which is authorized to approve the terms of Boston Edison's debt and equity offerings, did not meet in 1996. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

    The names of the nominees as Class III directors and the incumbent Class I and Class II directors and certain information concerning them are shown in the following table:

               Nominees as Class III Directors - Terms Expiring in 2000



                                         Principal Occupation (1)
Nominees                                 and Directorships


Gary L. Countryman                       Chairman of the Board and Chief
  Age:  57                                 Executive Officer,
  Director since: 1986                     Liberty Mutual Insurance Company,
  Member: Executive,                       and Chairman and Chief Executive
    Executive Personnel                    Officer, Liberty Life Assurance
    and Capital Investment                 Company of Boston
    Committees                           Directorships:  Liberty Mutual
                                           Insurance Company,
                                           Liberty Mutual Fire Insurance
                                           Company, Liberty Life Assurance
                                           Company of Boston, Bank of Boston
                                           Corporation, The First National
                                           Bank of Boston, The Neiman-Marcus
                                           Group, Inc.


Thomas G. Dignan, Jr. (2)                Partner, Ropes & Gray (Law Firm)
  Age:  56                               Directorships:  Various educational,
  Director since: 1983                     cultural and civic organizations
  Member: Executive,
    Nuclear Oversight and Capital
    Investment Committees


Herbert Roth, Jr.                        Former Chairman of the Board
  Age:  68                                 (1978-1985) and Chief
  Director since: 1978                     Executive Officer (1968-1985), LFE
  Member: Nuclear Oversight                Corporation (Traffic and
    and Capital Investment                 Industrial Process Control
    Committees                             Systems)
                                         Directorships/Trusteeships:  Landauer,
                                           Inc., Tech/Ops
                                           Sevcon, Inc., Phoenix Home Life
                                           Mutual Insurance Company, Phoenix
                                           Series Fund, Phoenix Total Return
                                           Fund, Inc., Phoenix
                                           Multi-Portfolio Fund, The Big Edge
                                           Series Fund, Mark IV Industries


Stephen J. Sweeney                       Former Chairman of the Board
  Age:  68                                 (1986-1992) and
  Director since: 1983                     Chief Executive Officer
  Member: Nuclear Oversight                (1984-1990), Boston Edison Company
    and Capital Investment               Directorships:  Selecterm, Inc.,
    Committees                             Liberty Mutual
                                           Insurance Company, Liberty Mutual
                                           Fire Insurance Company, Liberty
                                           Life Assurance Company of Boston,
                                           Uno Restaurant Corporation



                 Incumbent Class I Directors - Terms Expiring in 1998


                                         Principal Occupation (1)
Director                                 and Directorships


Nelson S. Gifford                        Principal, Fleetwing Capital (Venture
  Age:  66                                 Investments) (1992 to present);
  Director since: 198                      formerly Chairman (1986-1990)
  Member: Audit, Finance and               and Chief Executive Officer
    Risk Management and Capital            (1975-1990),
    Investment Committees                  Dennison Manufacturing Company
                                           (Stationery Products, Systems and
                                           Packaging)
                                         Directorships:  John Hancock Mutual
                                           Life Insurance
                                           Company, Reed and Barton, J.M.
                                           Huber Corp., Nypro Inc., Partners
                                           Fund

Matina S. Horner                         Executive Vice President, Teachers
  Age:  57                                 Insurance and Annuity
  Director since: 1988                     Association/College
  Member: Executive, Audit,                Retirement Equities Fund; formerly
     Finance and                           President (1972-1989), Radcliffe
     Risk Management                       College
     and Pricing Committees              Directorships: The Neiman-Marcus
                                           Group, Inc.


                Incumbent Class II Directors - Terms Expiring in 1999



                                         Principal Occupation (1)
Director                                 and Directorships


Charles K. Gifford                       Chief Executive Officer (since 1995),
   Age: 54                                 formerly Chairman (1995-1996) and
   Director since: 1990                    President (1989-1995), Bank of Boston
     Member: Audit, Finance                Corporation (Bank Holding Company)
     and Risk Management,                  and Chairman and Chief Executive
     Executive                             Officer (since 1995), formerly
Personnel and Pricing                      President (1989-1996), The First
Committees                                 National Bank of Boston
                                         Directorships:  Bank of Boston
                                           Corporation, The First National
                                           Bank of Boston, Massachusetts
                                           Mutual Life Insurance Company


Thomas J. May                            Chairman, President and Chief
  Age:  49                                 Executive Officer (since
  Director since: 1991                     1995), formerly Chairman and Chief
  Member: Executive                        Executive Officer (1994-1995),
    and Pricing Committees                 President and Chief Operating
                                           Officer (1993-1994), and Executive
                                           Vice President (1990-1993), Boston
                                           Edison Company
                                         Directorships: Bank of Boston
                                           Corporation, The First National
                                           Bank of Boston, New England Mutual
                                           Life Insurance Company


Sherry H. Penney                         Chancellor (1988-1995 and 1996 to
   Age: 59                                 present), University of
   Director since: 1990                    Massachusetts at Boston and
   Member:  Audit, Finance and             President (1995) (interim),
     Risk Management                       University of Massachusetts
     and Executive                       Directorships:  Various educational,
     Personnel Committees                  civic and cultural organizations


(1) Except as otherwise noted, each nominee and incumbent director has held the position indicated for the last five years.

(2) During 1996, Boston Edison paid legal fees to the firm of Ropes & Gray.


Stock Ownership by Directors and Executive Officers

    The following table sets forth the number of shares of Boston Edison Common Stock beneficially owned as of January 31, 1997 by each director and nominee, each of the executive officers named in the Summary Compensation Table, and the directors and executive officers of Boston Edison as a group. None of the individual or collective holdings listed below exceeds 1% of the outstanding Boston Edison Common Stock. Except as indicated below, all of the shares listed are held by the persons named with both sole voting power and sole investment power. No member of the group is the beneficial owner of Boston Edison's Cumulative Preferred Stock.

                                                 Number of Shares of
                                                 Boston Edison Common
Name of Beneficial Owner                         Stock Beneficially Owned

    E. Thomas Boulette                           2,443(1)(2)
    William F. Connell                           1,886
    Gary L. Countryman                           1,686
    Thomas G. Dignan, Jr.                        2,115
    Charles K. Gifford                           1,452
    Nelson S. Gifford                            3,545
    L. Carl Gustin                               4,598(2)
    Douglas S. Horan                             2,514(1)(2)
    Matina S. Horner                             1,686
    Ronald A. Ledgett                            4,332(1)(2)
    Thomas J. May                                14,437(1) (2)
    Sherry H. Penney                             1,736
    Herbert Roth, Jr.                            6,000
    Stephen J. Sweeney                           5,131(3)

All directors and executive officers as a group,
including those named above (19 persons)         44,143(1) (2)


(1) The following shares are held in Boston Edison's Deferred Compensation Trust due to deferrals by the following participants under Boston Edison's Deferred Compensation Plan: Dr. Boulette, 887 shares; Mr. Horan, 127 shares; Mr. Ledgett, 2,157 shares; Mr. May, 7,125 shares; all executive officers as a group, 15,512 shares. Participants in the Plan may instruct the trustee to vote shares of Boston Edison Common Stock held in the trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the trust.

(2) These totals include the following number of shares held in Boston Edison's 401(k) Plan: Dr. Boulette, 1,556 shares; Mr. Gustin, 3,336 shares; Mr. Horan, 1,922 shares; Mr. Ledgett, 2,175 shares; Mr. May, 6,140 shares; all executive officers as a group, 24,572 shares.

(3) 3,629 of Mr. Sweeney's 5,131 shares are held in a charitable annuity remainder trust, of which he, as a co-trustee of the trust, shares dispositive and voting power with respect to the shares.

Director Compensation

    Each director who is not an employee of Boston Edison receives an annual Board retainer of $10,000 and 200 shares of Boston Edison Common Stock pursuant to Boston Edison's 1991 Director Stock Plan. Each such director who is a member of the Executive Committee receives an additional annual Committee retainer of $4,000. With the exception of the Pricing Committee, the members of which receive no retainer, each of the chairmen of the other Board committees who is not an employee of Boston Edison receives an annual Committee retainer of $4,000 and the other non-employee members of those committees receive an annual Committee retainer of $2,750. Each director who is not an employee of Boston Edison receives $1,000 for attendance in person at each meeting of the Board or a committee and $500 for participating in such a meeting by telephone.
Directors may elect to defer part or all of their directors' fees pursuant to Boston Edison's Deferred Fee Plan. Each director who is not otherwise eligible for any Boston Edison pension or retirement benefit is entitled to an annual amount, equal to the cash component of the annual Board retainer plus twice the retainer received by a member of a committee other than the Executive Committee, for a period of years equal to his or her service on the Board of Directors, such payments to commence upon the director's date of death in office, resignation or retirement. Should a director die prior to full receipt of the benefit, his or her survivors continue to receive the payments to which the director would have been entitled up to a maximum of ten years from the commencement of the benefit.
                                      -10-

                        PROPOSAL NO. 2: PLAN OF RESTRUCTURING

General

    The management and Board of Directors of Boston Edison consider it to be in the best interests of Boston Edison and its stockholders to change into a holding company structure whereby Boston Edison will become a separate, wholly-owned subsidiary of a new parent company. The present holders of Boston Edison Common Stock will become shareholders of the new parent, and Boston Edison's principal subsidiary, BETG (and its subsidiaries), will become a subsidiary of Holdco. Boston Edison's other subsidiary, HEEC, a Massachusetts utility corporation, will remain a subsidiary of Boston Edison.

     The holding company structure is a well-established form of organization for companies conducting multiple lines of businesses, particularly entities engaging in both regulated and unregulated activities. All investor-owned Massachusetts electric utilities, other than Boston Edison, are currently organized in a holding company structure. The holding company structure is intended to provide increased financial, managerial and organizational flexibility in order to better position Boston Edison to operate in the changing electric utility industry. Specifically, the new structure would clearly separate Holdco's regulated and unregulated lines of business, enabling it to pursue non-utility business ventures in a manner consistent with the electric industry restructuring principles outlined by the Massachusetts Department of Public Utilities (the "Massachusetts DPU"). Although Boston Edison could continue to pursue non-utility business opportunities through BETG and other non-utility subsidiaries, management and the Board of Directors believe it is in the best interests of Boston Edison and its stockholders to conduct such non-utility activities through a holding company structure.

Business of Boston Edison

    Boston Edison was incorporated in 1886 under Massachusetts law as an investor-owned public utility. Boston Edison, with its wholly-owned utility subsidiary Harbor Electric Energy Company, is currently engaged principally in the generation, purchase, transmission, distribution and sale of electric
energy.   Boston Edison provides electricity at retail to an area of 590 square miles, including the City of Boston and 39 surrounding cities and towns. In 1996, Boston Edison served an average of 657,487 customers. Boston Edison also supplies electricity at wholesale for resale to other electric utilities and municipal electric departments.

    Through BETG and its subsidiaries, Boston Edison is also engaged in certain non-utility businesses, including energy utilization and conservation, construction management and district energy. Recently, Boston Edison announced that BETG (through its subsidiaries) had signed letters of intent to form two joint ventures in new non-utility businesses. The first involves a joint venture with RCN, Inc., a subsidiary of C-TEC Corporation, to provide local and long-distance telephone service, video and high-speed Internet access and eventually property monitoring services (the "Telecommunications Venture"). The second letter of intent involves plans to form a joint venture with Williams Energy Services Company, a subsidiary of The Williams Companies, Inc., to market electricity, natural gas and energy-related services to customers in the six New England states (the "Energy Marketing Venture"). To date, Boston Edison's investment in, and the results of operations of BETG and its subsidiaries, have not been material to the financial condition and results of operations of Boston Edison as a whole.

    As a regulated electric utility, Boston Edison operates under the jurisdiction of the Massachusetts DPU, which jurisdiction includes supervision over retail rates for electricity, accounting, issuance of bonds, capital stock and certain other securities and investment by Boston Edison in other entities, including subsidiaries. The FERC has jurisdiction over various phases of Boston Edison's business, including, among other things, regulation of the system of accounts, rates for power sold at wholesale for resale and facilities used for the transmission or sale of such power.
Boston Edison is currently an "exempt holding company" under the Holding Company Act, and is therefore subject to limited regulation of its utility business by the SEC.

     The current corporate structure of Boston Edison is as follows:

                               HOLDERS OF COMMON STOCK
                            AND CUMULATIVE PREFERRED STOCK
                                         :
                                         :
                                   Boston Edison
                                         :
                                         :
                 ......................................................
                :                                                      :
                :                                                      :
                :                                                      :
              HEEC                                                  BETG and
                                                                  Subsidiaries
The Restructuring

    To carry out the restructuring, Boston Edison has formed Holdco, a Massachusetts business trust, and Holdco's wholly-owned subsidiary, Mergeco, a Massachusetts utility corporation, neither of which entities has any present business or properties of its own. The outstanding Holdco Common Shares are presently owned by Boston Edison, while the authorized stock of Mergeco is presently subscribed for by Holdco and will be issued to Holdco upon approval of the Massachusetts DPU. Boston Edison, Mergeco and Holdco have entered into a Merger Agreement under which, subject to stockholder approval as required by Massachusetts law, Boston Edison will become a subsidiary of Holdco through the merger of Mergeco with and into Boston Edison. In the Merger, the Boston Edison Common Stock will be exchanged share-for-share for Holdco Common Shares. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A.

    Immediately following the Merger, Boston Edison will transfer the stock of BETG to Holdco. After the restructuring, Holdco will engage in non-utility business activities through BETG and its subsidiaries. In the future, Holdco may establish additional subsidiaries to engage in new non-utility businesses. If the proposed restructuring is consummated, it is intended that advances to and other investments in non-utility businesses will be made primarily by Holdco rather than by Boston Edison and that the proceeds of financings by Boston Edison will be used entirely in the conduct of its electric utility business. HEEC will remain a subsidiary of Boston Edison.

    None of the other securities of Boston Edison, including its six outstanding series of Cumulative Preferred Stock (two of which are represented by Depositary Preferred Shares) and debt securities, consisting primarily of debentures, commercial paper and bank lines of credit, will be altered by the Merger. These securities will continue to be outstanding
securities and obligations of Boston Edison.   Boston Edison's management and
the Board of Directors believe that the restructuring will have no adverse affect on the holders of its Cumulative Preferred Stock and debt securities.
 See "Proposal No. 2: Plan of Restructuring -- Treatment of Preferred Stock" and "Proposal No. 2: Plan of Restructuring -- Treatment of Indebtedness."

    The reorganized corporate structure of Holdco immediately after the Merger and restructuring is expected to be as follows:

                               HOLDERS OF COMMON SHARES
                                         :
                                         :
    HOLDERS OF CUMULATIVE             Holding
    PREFERRED STOCK                   Company
          :                              :
          :                              :
          :      ......................................................
          :     :                                                      :
          :     :                                                      :
          :     :                                                      :
          Boston Edison                                           BETG and
             :                                                    Subsidiaries
             :
           HEEC

Reasons for the Restructuring

    General. The holding company structure is intended to provide increased financial, managerial and organizational flexibility in order to better position Boston Edison to operate in the changing electric utility industry. The holding company structure will permit Holdco to take advantage of non-utility business opportunities in a more timely manner. In addition, the holding company structure will clearly separate Holdco's regulated and non-utility lines of business. The holding company structure is a well-established form of organization for companies conducting multiple lines of businesses, particularly entities engaging in both regulated and unregulated activities.

    Industry Restructuring. Traditionally, electric utilities have operated under a monopoly regulatory framework, under which consumers have been restricted to a single electricity provider, typically a vertically integrated electric utility engaged, like Boston Edison, in the generation, transmission, and distribution of electricity. However, since the 1970's, the electric energy business has become increasingly competitive. With the enactment of the Public Utility Regulatory Policies Act of 1978, a new independent power producer industry commenced, competing with traditional electric utilities for opportunities to generate new electric power. In recent years many state utility commissions, including the Massachusetts DPU, initiated inquiries into restructuring the electric utility industry with a goal of promoting competition and extending to all customers the option of choosing their own electricity suppliers. In March 1996, the Massachusetts DPU opened a rule-making proceeding with a goal of establishing rules that would apply to all electric companies' restructuring plans and encouraged electric companies to enter into negotiated settlements consistent with the principles established in that proceeding. One of the principles established by the Massachusetts DPU was the legal or functional separation of the generation and distribution businesses. In December 1996, Boston Edison, the Massachusetts Attorney General and the Massachusetts Division of Energy Resources announced that they had reached an agreement (the "Settlement Agreement") that, if approved by the Massachusetts DPU, would allow all retail customers in Boston Edison's service area to choose their electricity suppliers beginning as early as January 1, 1998. As part of the proposed settlement, Boston Edison would agree to sell all of its fossil electric generating plants. Accordingly, other than its Pilgrim Nuclear Power Station, Boston Edison would no longer own any electricity generating facilities. Boston Edison's retained electricity distribution business would continue to be regulated by the Massachusetts DPU.

    Assuming that the Settlement Agreement is approved by the Massachusetts DPU, Boston Edison's electric business will be thereafter limited primarily to distribution of electricity, and to a much lesser extent, transmission of electricity. Accordingly, Boston Edison has identified the need to increase its long-term growth potential through investment in related non-utility new businesses. The move to a competitive electricity industry, together with a revolution in energy related technology, has created significant new opportunities for energy service providers like Boston Edison to take advantage of non-utility business ventures which are related to, but separate from, traditional regulated businesses. Pursuit of these new opportunities will play an important role in maintaining the long-term financial viability necessary for Boston Edison to continue to provide reliable service to its customers, as well as enhance stockholder value. Boston Edison has already begun to take advantage of such opportunities as reflected by the proposed Telecommunications Venture and the Energy Marketing Venture.

    Initially, Boston Edison's electric utility business is expected to constitute the predominant part of Holdco's earnings power for the foreseeable future. Boston Edison's operations will be conducted with the same assets (subject to the planned divestiture of fossil generation assets) and same management, and will continue to be subject to the jurisdiction of the Massachusetts DPU, the FERC, and the NRC. The primary focus of Holdco will be on the development of BETG's existing non-utility business activities, including the Telecommunications Venture and the Energy Marketing Venture. Although Boston Edison has not yet identified other significant investment opportunities for Holdco, it is expected that Holdco will develop or acquire other businesses which are related to energy and telecommunications-related services. These new investments will offer the opportunity for greater earnings growth and mitigate the limitations of Boston Edison being predominantly a regulated distribution/transmission utility.

Benefits of Holding Company Structure

    The holding company structure is a well-established form of organization for companies conducting multiple lines of businesses, particularly entities engaging in both regulated and unregulated activities. Many electric and gas utilities have been organized as holding companies for many years, and many other utilities have recently changed their organization to a holding company structure. While Boston Edison could continue to pursue non-utility business opportunities through BETG and other non-utility subsidiaries of Boston Edison, management and the Board believe it is more desirable in the long-term to conduct such non-utility activities through a holding company structure. The benefits of a holding company structure may be summarized as follows:

    Timely Response to Business Opportunities. The holding company structure, by separating BETG and any other new non-utility businesses into corporations that will not be subsidiaries of Boston Edison, will enable Holdco to pursue non-utility business opportunities without the delays inherent in the regulatory process. For example, the holding company structure will enable Holdco to make investments in non-utility businesses, and to issue securities for the purpose of financing such investments, without obtaining the approval of the Massachusetts DPU. This will allow Holdco to respond to competitive forces and pursue non-utility businesses in a timely fashion. The ability of Holdco to engage in these activities in a timely manner without regulatory approval will make Holdco a more attractive joint venture partner.

    Flexible Financing Opportunities. The holding company corporate structure also will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of non-utility operations without effecting the capital structure or creditworthiness of Boston Edison. The holding company structure will allow the design and implementation of capitalization ratios appropriate for the capital and business requirements of each industry in which Holdco is engaged. This is particularly important in view of the potentially large capital requirements of businesses such as the proposed Telecommunications Venture.

    Separation. The holding company structure will clearly separate Boston Edison's electric utility business from the non-utility businesses of other Holdco subsidiaries. As a result, it will provide a better structure for regulators to assure that there is no cross-subsidization of cost or transfer of business risk from unregulated to regulated lines of business. In addition, the holding company structure will facilitate the analysis and valuation of the holding company's individual lines of business by the investment community. The holding company structure also will mitigate the potential impact on Boston Edison, its preferred stock and debt security holders and its customers, of the risks of non-utility businesses and will permit the capital structure of Boston Edison to be managed efficiently.

Special Considerations Applicable to the Restructuring

    Non-Utility Business Activities May Involve More Risk. The future performance of Holdco Common Shares cannot be predicted. Following consummation of the restructuring, Holdco will be able to make investments in non-utility businesses and issue securities for the purpose of financing such investments without obtaining the prior approval of the Massachusetts DPU. The restructuring, therefore, will provide Holdco with more flexibility to pursue business opportunities that might involve a higher degree of risk than would be permitted for a regulated utility, but with the possibility of higher potential returns commensurate with such risk. Pursuit of business opportunities with greater risk could, in turn, have either a positive or an adverse effect on the value of a shareholder's investment, depending upon the return actually realized from such opportunities. Such business opportunities may encounter competitive and other business factors not previously experienced by Boston Edison to the same degree and may have different, and perhaps greater, investment risk than those involved in Boston Edison's regulated electric energy generation, distribution and transmission business. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Holdco. Any losses incurred by such businesses will not be recoverable in Boston Edison's regulated rates. As Holdco becomes increasingly engaged in non-utility business activities, such activities will have an increasing impact on the market price of Holdco's Common Shares.

    Dividends On Holdco Common Shares Will Be Dependent Upon Common Stock Dividends Paid By Boston Edison. For a period of time following the restructuring, the funds required by Holdco to enable it to pay dividends on Holdco's Common Shares are expected to be derived primarily from the dividends paid by Boston Edison. Accordingly, the ability of Holdco to pay such dividends, as a practical matter, will be governed by the ability of Boston Edison to pay dividends on its common stock. The ability of Boston Edison to pay dividends on its common stock will continue to be subject to the preferential dividend rights of the holders of the outstanding Boston Edison Cumulative Preferred Stock. In addition, although it has no present intention to do so, it is expected that Boston Edison may need to issue additional preferred stock in the future to meet its capital needs. Such additional preferred stock will also have preferential dividend rights. The trustees of Holdco have no current intention to change the current Boston Edison dividend policy.

Recommendations of the Board

    The management and Board of Directors of Boston Edison recommend the approval of the restructuring as proposed in the accompanying Notice of Annual Meeting. The Board of Directors and management believe that the restructuring is in the best interest of Boston Edison and its stockholders. In making its decision to recommend the restructuring to the stockholders, the Board of Directors considered many factors, including the factors set forth above under "Proposal No. 2: Plan of Restructuring -- Reasons for the Restructuring" and "Proposal No. 2: Plan of Restructuring -- Benefits of Holding Company Structure."

Vote Required

    In order for the restructuring into a holding company to be approved under Massachusetts law, it must receive favorable votes, in person or by proxy, of the holders of two-thirds of the outstanding shares of Boston Edison Common Stock. See "Other Matters -- Voting Procedures."

    The persons named in the accompanying proxy intend to vote such proxy in favor of the restructuring unless a contrary choice is indicated thereon.

Exchange of Certificates Not Required

    If the proposed restructuring is consummated, it will not be necessary for holders of Boston Edison Common Stock to exchange their existing stock certificates for Holdco share certificates. Holders of Boston Edison Common Stock will automatically become holders of Holdco Common Shares, and their stock certificates will automatically represent Holdco Common Shares. After the restructuring, whenever presently outstanding certificates are presented for transfer, new certificates bearing the name of Holdco will be issued. Certificates also presented for transfer to a name other than that in which the surrendered certificate is registered must be properly endorsed, with the signature guaranteed, and accompanied by evidence of payment of any applicable stock transfer taxes.

Merger Agreement

    The Merger Agreement has been unanimously approved by the Boards of Directors of Boston Edison, Holdco and Mergeco, and these companies have executed the Merger Agreement, subject to the approval and adoption thereof by vote of Boston Edison's stockholders as required by Massachusetts law and described herein. The Merger Agreement provides that:

(1) each outstanding share of Boston Edison Common Stock, $1.00 par value per share, will be converted into one Holdco Common Share, $1.00 par value;

(2) each outstanding share of Boston Edison Cumulative Preferred Stock, $100.00 par value per share, will continue as one issued and outstanding share of Boston Edison Cumulative Preferred Stock, $100.00 par value per share, with the same preferences, designations, relative rights, privileges and powers, and subject to the same restrictions, limitations and qualifications as were applicable to such stock prior to the Merger;

(3) each outstanding share of Mergeco Common Stock, $1.00 par value per share, will be converted into one new share of Boston Edison Common Stock, $1.00 par value per share, all of which will then be owned by Holdco; and

(4) the Holdco Common Shares presently held by Boston Edison will be canceled.

    As a result of the Merger, Boston Edison, which will be the surviving corporation, will become a subsidiary of Holdco, and all of the Holdco Common Shares outstanding immediately after the Merger will be owned by the holders of Boston Edison Common Stock outstanding at the effective time of the Merger.

    If and when the Merger becomes effective, holders of Boston Edison Common Stock will automatically become holders of Holdco Common Shares. Like the Cumulative Preferred Stock, the outstanding debt securities of Boston Edison and the terms thereof will not be altered in the Merger. Such debt securities will remain outstanding and will continue to be obligations of Boston Edison as the survivor of the Merger.

Amendment or Termination of Plan of Merger

    By mutual consent of their respective Boards of Directors or trustees, Boston Edison, Holdco and Mergeco may amend, modify or supplement the Merger Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of the Merger Agreement by the stockholders of Boston Edison; provided, however, that no such amendment, modification or supplement shall, in the sole judgment of the Board of Directors of Boston Edison, materially and adversely affect the rights of the holders of Boston Edison Common Stock.

    The Merger Agreement provides that it may be terminated, and the Merger and other transactions incident to the restructuring plan abandoned, at any time, whether before or after approval of the Merger Agreement by the stockholders of Boston Edison, by action of the Board of Directors of Boston Edison if the Board determines for any reason that the consummation of the restructuring would for any reason be inadvisable or not in the best interests of Boston Edison or its stockholders. The Board of Directors of Boston Edison expects to terminate and abandon the restructuring if Boston Edison has not received, within a reasonable period after stockholder approval, approval of the Merger by the Massachusetts DPU as required by Massachusetts law or other regulatory agencies with jurisdiction over the transaction (see "Proposal No. 2: Plan of Restructuring --Regulatory Approval of the Restructuring") or approval for listing of Holdco Common Shares on the NYSE and BoSE (see "Proposal No. 2: Plan of Restructuring -- Stock Exchange Listing"). Boston Edison is unable to predict under what other circumstances the restructuring would be terminated and abandoned.

Effectiveness of the Restructuring

    The Merger Agreement contemplates that the Merger will become effective, and all other steps in the restructuring plan will be completed, as soon as practical after the required stockholder and regulatory approvals and listing authorization for Holdco Common Shares have been received, unless the Board of Directors of Boston Edison theretofore has elected to abandon such plan.

Certain Federal Income Tax Consequences

    General. The following general discussion summarizes certain federal income tax considerations relating to the Merger. This summary is provided for general information only, and does not discuss all aspects of income taxation that may be relevant to a particular holder of Boston Edison Common Stock in light of the holder's personal tax circumstances or to certain types of holders of Boston Edison Common Stock subject to special treatment under the income tax laws of any jurisdiction including persons who are not United States persons, dealers in securities, tax-exempt entities, and stockholders who do not hold Boston Edison Common Stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

    The legal conclusions set forth in this summary reflect the opinion of Ropes & Gray. No ruling has been requested from the Internal Revenue Service. Each holder of Boston Edison Common Stock should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder, including the application and effect of foreign, state or local income and other tax laws.

    The following discussion is based on existing statutes, existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administration interpretations, or court decisions could significantly change such authorities either prospectively or retroactively, and could affect the legal conclusions set forth in the following discussions.

    For federal income tax purposes, the Merger is intended to qualify as a tax-free exchange pursuant to Section 351 of the Internal Revenue Code.

    Tax Implications to the Holders. For federal income tax purposes, no gain or loss will be recognized by the holders of Boston Edison Common Stock on their exchange of Boston Edison Common Stock for Holdco Common Shares pursuant to the Merger. For federal income tax purposes, the tax basis of the Holdco Common Shares received by each such holder pursuant to the Merger will be the same as the holder's basis in the Boston Edison Common Stock surrendered in the Merger, and the holding period of such Holdco Common Shares will include the period during which such holder held the Boston Edison Common Stock surrendered in the Merger, provided that such Boston Edison Common Stock was held as a capital asset on the date of the exchange. In addition, for federal or Massachusetts income tax purposes, the Merger will not give rise to the recognition of gain or loss on shares of Cumulative Preferred Stock to any holder of such stock, nor will the Merger affect such holder's holding period in such stock.

    Tax Implications to Holdco. For federal income tax purposes, no gain or loss will be recognized by Holdco.

    Other Tax Aspects. Apart from the federal income tax consequences of the Merger discussed herein, no attempt has been made to determine the tax consequences to a holder of Boston Edison Common Stock or Boston Edison Cumulative Preferred Stock under the laws of any country, state or jurisdiction. Holders of Boston Edison Common Stock may be subject to special federal income tax treatment or to other taxes, such as state or local income taxes that may be imposed by various jurisdictions, and also may be subject to intangible property, estate and inheritance taxes in their state of domicile. Each holder of Boston Edison Common Stock should consult the holder's own tax advisors to determine the particular tax consequences of the Merger to the holder.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS
INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF STOCK IN BOSTON EDISON BEFORE OR IN HOLDCO AFTER THE MERGER. ACCORDINGLY, EACH HOLDER OF SUCH STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX

ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER OR SUCH DISPOSITION TO SUCH HOLDER.

Treatment of Preferred Stock

    The proposed restructuring will not result in any change in Boston Edison's outstanding series of Cumulative Preferred Stock, consisting of the 4.25% Series, the 4.78% Series, the 7.27% Series, the 8.00% Series, the 8.25% Series and the 7.75% Series. Each of the 8.25% Series and 7.75% Series of Cumulative Preferred Stock are represented by Depositary Preferred Shares, each representing a 1/4 interest in a share of Cumulative Preferred Stock of such series. The decision by management and the Board of Directors to have the Cumulative Preferred Stock continue as securities of Boston Edison is based upon, among other factors, a desire not to alter or potentially alter the nature of the investment represented by such series of stock, namely investment in a regulated utility, as well as the need of Boston Edison not to foreclose future issuances of preferred or preference stock to help meet its capital requirements. There will be no change in the preferences, designations, relative rights, privileges and powers of the Cumulative Preferred Stock, and the shares will be subject to the same restrictions, limitations and qualifications as were applicable thereto prior to the restructuring.

    Since Boston Edison's electric utility operations will continue to constitute the principal part of the consolidated assets and earnings power of Holdco, it is believed that the Cumulative Preferred Stock will retain its current investment ratings as well as its qualification for legal investment for certain investors. It is anticipated that the current listing of the Depositary Preferred Shares representing the 8.25% Series and 7.75% Series of Cumulative Preferred Stock on the New York Stock Exchange will continue after the Merger. After the restructuring is consummated, Boston Edison will continue to be a reporting company under the Exchange Act.

    Due to the comparatively small assets of BETG (i.e., the capital stock of its unregulated subsidiaries), the consolidated assets and liabilities of Boston Edison immediately before the Merger and restructuring (subject to the proposed divestiture of its fossil generation assets) will be substantially the same as the consolidated assets and liabilities of Boston Edison immediately after the Merger and restructuring.

Treatment of Indebtedness

    All of Boston Edison's indebtedness outstanding immediately prior to the Merger, which is expected to consist of multiple series of debentures, as well as commercial paper and bank credit facilities, will continue to be outstanding indebtedness of Boston Edison after the Merger. Such indebtedness will neither be assumed nor guaranteed by Holdco in connection with the restructuring. The decision to have the indebtedness of Boston Edison continue as obligations of Boston Edison is based upon a desire not to alter, or potentially alter, the nature of the investment represented by such obligations, namely a direct investment in a regulated utility.

Dividend Policy

    While future dividends on Holdco Common Shares will depend primarily upon the earnings, financial condition and capital requirements of its subsidiaries, it is contemplated that Holdco initially will make dividend payments on Holdco Common Shares at the rate currently applicable to Boston Edison Common Stock. In addition, it is expected that such dividends of Holdco will be declared and paid on approximately the same schedule of dates as that now followed by Boston Edison with respect to Boston Edison Common Stock dividends. The most recent dividend declared by the Board of Directors of Boston Edison was $0.47 per share of Boston Edison Common Stock and was paid on February 3, 1997.

    Subject to the availability of earnings and the needs of its electric utility business, Boston Edison intends to make regular cash payments to Holdco in the form of dividends on Boston Edison Common Stock in amounts which, to the extent not otherwise provided by Holdco's other subsidiaries, if any, would be sufficient for Holdco to pay cash dividends on Holdco Common Shares as referred to above, for operating expenses of Holdco and for such other purposes as the Board of Directors of Holdco may determine. Boston Edison does not contemplate any material loans or advances to Holdco in the near future and would not be free to make such loans or advances without prior approval of the Massachusetts DPU. Boston Edison is not party to any agreement or subject to any laws or regulations which materially restrict the payment of dividends by it to Holdco. However, under Boston Edison's principal bank credit agreement, common equity cannot be less than 30% of total capitalization.

    Dividends on the Boston Edison Cumulative Preferred Stock will continue to be paid at the times and at the rates provided for in the various series of such stock, depending upon the earnings, financial condition and other factors affecting Boston Edison.

Stock Exchange Listing

    Holdco has applied to list Holdco Common Shares on the NYSE and the BoSE. It is expected that such listings will become effective on the effective date of the Merger, subject to the rules of such exchanges. At the time of the listing of Holdco Common Shares, Boston Edison Common Stock will be delisted from trading on these stock exchanges (all outstanding shares will be held by Holdco). The Boston Edison Depositary Preferred Shares representing 1/4 of one share of Boston Edison's Cumulative Preferred Stock, 8.25% Series and
7.75 Series, are currently listed on the NYSE, and it is contemplated that they will continue to be so listed after the restructuring.

Regulatory Approval of the Restructuring

     The proposed Merger of Boston Edison and Mergeco must be approved by the Massachusetts DPU before the restructuring can become effective. Under applicable state law, the application for approval by the Massachusetts DPU cannot be filed until after the holders of Boston Edison Common Stock have approved the Merger. Upon filing of the application, the Massachusetts DPU, after notice and a public hearing, must determine that the Merger and the terms thereof are consistent with the public interest. Holdco also intends to apply to the SEC under the Holding Company Act for approval of the restructuring. See "Proposal No. 2: Plan of Restructuring -- Regulatory Matters." The proposed restructuring also must be approved by the FERC and the NRC before the Merger can be consummated. Holdco and Boston Edison intend to file applications for approval with those agencies in the near future.

Regulatory Matters

    After the restructuring, Boston Edison and HEEC will continue to operate electric utility businesses and will remain subject to regulation by the Massachusetts DPU and, with respect to certain transactions, the FERC and, with respect to Boston Edison's ownership and license of the Pilgrim Nuclear Power Station, the NRC. Holdco, however, will not be subject to regulation by these regulatory agencies, except that Holdco will be required to file an annual statement of ownership of Boston Edison with the Massachusetts DPU, which may examine the books, accounts, contracts, records and memoranda of Holdco and may require it to furnish reports and information with respect to its relations and dealings with Boston Edison and HEEC. In addition, the reasonableness of any payment, charge, contract, purchase, sale, obligation or other arrangement between Boston Edison or HEEC and Holdco or any subsidiary of Holdco may come into question in retail rate making and finance proceedings before the Massachusetts DPU. In that event, Boston Edison and HEEC will have the burden of establishing and proving such reasonableness. The Massachusetts DPU also has the power to terminate any such contract relating to services rendered to Boston Edison or HEEC if it appears that the amount of compensation called for in the contract is excessive, even if no bad faith is found.

    Boston Edison is currently an exempt public utility holding company under the Holding Company Act. After the restructuring is completed, Holdco and Boston Edison each will be public utility holding companies under the Holding Company Act. Nevertheless, upon the filing of an appropriate exemption statement pursuant to Rule U-2 under Section 3(a)(1) of the Holding Company Act (and subject to the filing of annual exemption statements thereafter), Holdco, Boston Edison and each of their subsidiary companies as such will be entitled to an exemption from regulation as a "registered holding company" under the Holding Company Act. The basis of the exemption is that Boston Edison and HEEC, Holdco's only public utility subsidiaries, are organized in the same state as Holdco (i.e. Massachusetts), and are predominantly intrastate in character and carry on their business substantially in their state of incorporation. The exemption will be available as long as the utility business of Boston Edison and HEEC, and of any other public utility subsidiary from which Holdco derives a material portion of its income, are organized in Massachusetts and remain predominantly intrastate in character. BETG and its subsidiaries and affiliates in which it holds an interest are not public utilities, as defined by the Holding Company Act, and therefore do not affect the availability of the exemption.

    The exemption from the provisions of the Holding Company Act may be revoked on a finding by the SEC that such exemption may be detrimental to the public interests or the interest of investors or consumers. The prior approval of the SEC under the Holding Company Act would be required if Holdco or Boston Edison proposed the acquisition or creation, directly or indirectly, of additional utility subsidiaries. Moreover, there also may be limits on the extent to which Holdco and any non-utility subsidiaries can diversify without raising questions about Holdco's exempt status. Current SEC policies regarding the scope of permissible non-utility activities are subject to change. Neither Holdco nor Boston Edison has any present intention of becoming a registered holding company subject to regulation by the SEC under the Holding Company Act.

    In June 1995, the SEC Division of Investment Management issued a report recommending significant revisions to, or limited repeal of, the Holding Company Act. Holdco and Boston Edison, however, cannot predict whether Congress will take any such action. Pending such action, the SEC indicated that it would revise its rules and interpretations to modernize and simplify holding company regulation. At this time, however, Holdco and Boston Edison cannot predict the likelihood, timing or impact of such actions.

    Following the restructuring, both Holdco and Boston Edison will be subject to the reporting requirements of the Exchange Act by virtue of having classes of securities registered thereunder.

Holdco's Declaration of Trust and Comparative Stockholders' Rights

    Holdco has been organized under Chapter 182 of the Massachusetts General Laws as an unincorporated voluntary association with transferable shares of beneficial interest, commonly referred to as a "Massachusetts business trust." Holdco was organized as a Massachusetts business trust, rather than a corporation, because of the potential Massachusetts income tax savings to the trust and the lower filing fees payable by it in connection with its authorized capital stock. While a publicly traded parent holding company formed as a Massachusetts business trust would be taxed as a corporation for federal tax purposes, it would not be treated as a corporation for Massachusetts tax purposes and therefore would not be subject to tax with respect to its income or net worth under the Massachusetts corporate excise, or subject to the utility franchise tax on income. Although Massachusetts business trusts are generally subject to the Massachusetts personal income tax, the personal income tax does not apply at the entity level to a Massachusetts business trust that qualifies as a "holding company" under Massachusetts law (the Board of Directors currently intends to operate Holdco so that it will so qualify). Instead, dividends paid by such a trust would generally be subject to tax. This entity-level tax treatment contrasts with the Massachusetts tax treatment of a parent corporate holding company, which would be subject to a tax on 5% of dividends received from subsidiaries and on 100% of any other income (in each case after apportionment, which in the case of a holding company for Boston Edison, would likely be, at least initially, at or near 100% in Massachusetts). The rate of tax on income applicable to corporations is 9.5%. Corporate holding companies are also subject to a "net worth" tax at the rate of $2.60 per $1,000, but net worth is computed, in general, after deducting investment in 80% or more owned subsidiary corporations. Management believes that the extent of potential savings associated with organizing Holdco as a Massachusetts business trust could be significant since they depend, in large part, upon the amount and nature of any dividends received by Holdco from Boston Edison. As previously described, at least initially, dividends from Boston Edison will be Holdco's primary source of income for the payment of dividends to its shareholders. The lower filing fees arise from the fact that under Massachusetts law, the fee for filing articles of organization of a corporation is one tenth of one percent of the total amount of its authorized capital stock with par value, and such fee is subject to change by the Massachusetts Secretary of State. There are no fees payable by a business trust based upon its authorized capital stock.

    The following summary should be read in the context of, and is qualified by reference to, Holdco's full Amended and Restated Declaration of Trust (the "Declaration of Trust"), a copy of which substantially in the form it will be in as of the effective date of the Merger is attached as Appendix B to this Proxy Statement/Prospectus and incorporated herein by reference.

    The rights of holders of Boston Edison Common Stock are governed by Chapter 164 of the Massachusetts General Laws governing electric and gas utilities, and by Boston Edison's Restated Articles of Incorporation and Bylaws. If the Merger is consummated, the rights of the present holders of Boston Edison Common Stock thereafter will be determined by Holdco's Declaration of Trust and Bylaws. Except as noted below, the rights of holders of Holdco Common Shares will be virtually the same as the present rights of the holders of Boston Edison Common Stock.

    Pursuant to certain decisions of the Massachusetts courts, shareholders who exercise too much control over the affairs of a Massachusetts business trust may be held personally liable as partners for the obligations of a trust to the extent not satisfied by the trust, with respect to tort claims, contract claims (where shareholder liability is not negated as described below), claims for taxes and certain statutory liabilities. Even if, however, Holdco were held to be a partnership, the possibility of its shareholders incurring financial loss is remote because (a) Holdco's Declaration of Trust contains an express disclaimer of shareholder liability for the obligations of Holdco, requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by Holdco and provides that no person has authority to enter into an agreement, obligation or instrument except in accordance with those requirements, (b) Holdco will seek adequate insurance against tort liability, (c) most of Holdco's operations will be conducted by incorporated subsidiaries such that the activities of Holdco will be limited to the ownership of securities rather than the operation of physical assets and (d) Holdco's Declaration of Trust provides for indemnification out of the trust property for any shareholder held personally liable for the obligations of Holdco.

    Holdco's Declaration of Trust provides that the property and affairs of Holdco will be held and managed by its trustees who will have all of the powers and authority necessary and convenient to carry out Holdco's business. The trustees may appoint officers and agents to carry out Holdco's business. See "Proposal No. 2: Plan of Restructuring -- Trustees and Management of Holdco." The powers and responsibilities of the trustees and officers of Holdco will be comparable to those of directors and officers of a corporation with no material differences. The trustees will be selected by a plurality of the vote of the holders of Holdco Common Shares properly cast at an annual meeting.

    Holdco's Declaration of Trust will contain the same "fair price" and "classified board" provisions that were adopted by Boston Edison's stockholders (see "Proposal No. 2: Plan of Restructuring -- Holdco Common Shares" below) and the same indemnification and limitations on directors' liability provisions (applicable to the trustees) that were adopted by Boston Edison's stockholders to enhance Boston Edison's ability to attract and retain qualified directors and officers.

    Under Chapter 164, Boston Edison may be merged with another utility subject to Chapter 164 upon a two-thirds vote of each class of stock outstanding and entitled to vote on the matter, and the approval of the Massachusetts DPU. Subject to the "fair price" provisions in the Declaration of Trust, Holdco, like a Massachusetts business corporation, may be merged with another trust or corporation, or terminated and liquidated, upon a two-thirds vote of the shares outstanding and entitled to vote thereon (except that a change of form into another trust or into a corporation may be done on approval of a majority of the common shareholders).

    Under Chapter 164, stockholders of an electric utility company have no appraisal rights. Holdco's Declaration of Trust provides that shareholders of Holdco who dissent from a merger or similar transaction (other than a transaction to change form into another trust or a corporation) will have substantially the same rights of appraisal, subject to the same procedures, as would a stockholder of a Massachusetts business corporation.

    Under Chapter 164, the Restated Articles of Organization of Boston Edison may be amended upon a majority vote of the common stockholders, except with respect to certain provisions requiring a two-thirds vote of Boston Edison's common stockholders. The Holdco Declaration of Trust may be amended by a written instrument signed by a majority of the trustees then in office if such amendment has been authorized by a majority vote of Holdco's common shareholders, provided that amendments which, in the judgment of the trustees, are of a fundamental character must be approved by a vote of the holders of a majority of the outstanding Holdco Common Shares. In addition, the "classified board" and "fair price" provisions can only be amended upon a vote of 80% of the outstanding Holdco Common Shares unless such amendment is authorized or recommended by 80% or more of the trustees. Certain other provisions cannot be changed without a two-thirds vote as provided in the Declaration of Trust. Amendments for the purpose of changing the name of Holdco or of supplying any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained in the Declaration of Trust shall not require authorization by vote of the shareholders.

      Under Massachusetts law, the authority to adopt, amend or repeal the bylaws of a Massachusetts corporation is in the stockholders; provided that if authorized by the Articles of Organization, the bylaws may provide that the directors may also make, amend or repeal the bylaws. Boston Edison's Bylaws provide such authority to the Board of Directors. Holdco's Declaration of Trust authorizes the trustees to adopt Bylaws in order to fix the fiscal year; regulate the affairs of the trustees, including provisions for the nomination thereof; provide for such committees as the trustees shall deem appropriate, including an executive committee which shall be vested with all of the powers and authorities of the trustees when the trustees are not in session; provide for the appointment of a chairman of the trustees, a president, one or more vice presidents, a treasurer, a clerk and such other officers as the trustees may deem appropriate, and the manner of their appointment and removal, and their respective powers and duties; provide for the manner in which documents shall be executed, including share certificates; provide for the appointment of transfer agents or officers and registrars, and contain such further provisions relating to the above matters or otherwise, incidental or in addition to but not inconsistent with the provisions of the Declaration of Trust, as the trustees shall deem appropriate. The Bylaws may only be amended by the trustees.

    Under Massachusetts law and Boston Edison's Bylaws, the Board of Directors can act without a meeting only by unanimous written consent. Under Holdco's Declaration of Trust, the trustees may act without a meeting by a consent signed by a majority of the trustees.

    As with a Massachusetts business corporation, Holdco's Declaration of Trust provides that no action may be brought by a shareholder on behalf of Holdco unless a prior demand regarding such matter has been made on the trustees and the shareholders.

    Holdco's Declaration of Trust, like the Restated Articles of Incorporation of Boston Edison, contains certain provisions that may be viewed as having an anti-takeover effect, including provisions establishing classes of trustees and requiring a super-majority vote of the disinterested shareholders to approve certain business transactions with a shareholder owning more than 5% of the outstanding Holdco Common Shares. Holdco is also subject to Chapter 110F of the Massachusetts General Laws, which, in general, provides that for three years after an acquiror has purchased 5% or more of the stock of a company, the acquiror may not complete the acquisition through merger, sell or pledge the assets of the company, or engage in other self-dealing transactions. The Holdco Declaration of Trust will also contain a provision (substantially the same as provisions of Massachusetts law currently applicable to Boston Edison) allowing the trustees to consider various constituencies and community and societal considerations, as well as the long-term and short-term interests of the company, in determining what he or she reasonably believes to be in the best interests of the company.

Holdco Common Shares

    Holdco will issue shares of beneficial interest, referred to in this Proxy Statement as "Holdco Common Shares," and may in the future issue other equity and debt securities. The initial authorized capital stock of Holdco will be 100,000,000 common shares, par value $1.00 per share, and 10,000,000 preferred shares, par value $1.00 per share. The authorized capital shares may be issued from time to time by the trustees without the necessity of obtaining further consent of the shareholders or any approvals from the Massachusetts DPU. Holdco capital shares may be issued for money, services or property, or as a distribution to shareholders, and upon such terms as the trustees may in their absolute discretion determine. Upon consummation of the Merger, the outstanding Holdco Common Shares will be the same as the number of outstanding shares of Boston Edison Common Stock immediately prior to the Merger and no Holdco preferred shares will be outstanding.

    Holdco preferred shares may be issued by the trustees in one or more classes or series within a class and shall have such designations, preferences, voting rights, voting powers, full or limited, or no voting rights, participating, optional or other special rights, and such preferences, relative rights, qualifications, limitations or restrictions, all as may be determined by the trustees. Authorization of preferred shares in addition to the 10,000,000 shares initially authorized in the Declaration of Trust requires the vote of the holders of two-thirds of the shares outstanding and entitled to vote thereon. Under current provisions of the Holding Company Act, and the rules and regulations thereunder, issuance of Holdco preferred shares may be restricted.

    The holders of the Holdco Common Shares, subject to any prior rights or preferences of Holdco preferred shares outstanding at the time, will be entitled to such dividends thereon as the trustees in their discretion lawfully declare (see "Proposal No. 2: Plan of Restructuring -- Dividend Policy" above) and will be vested with all voting rights. Each Holdco Common Share will be entitled to one vote. The Holdco Common Shares will not have cumulative voting rights in the election of trustees. In the event of voluntary or involuntary liquidation or dissolution, the holders of the Holdco Common Shares, subject to any prior rights or preferences of Holdco preferred shares outstanding at the time, will share ratably in the assets of Holdco. Holdco will have no right to call the Holdco Common Shares for redemption. The holders of the Holdco Common Shares will have no preemptive rights to subscribe to additional shares issued by Holdco.

    Holdco has no agreement, understanding or plan for the issuance of any Holdco Common Shares, except in connection with the proposed Merger and except in connection with Holdco's Dividend Reinvestment and Common Shares Purchase Plan (and, if approved by the stockholders and when assumed by Holdco, the 1997 Stock Incentive Plan), or any Holdco preferred shares. Holdco may issue and sell Holdco Common Shares in connection with the acquisition of stock or assets of other companies, to finance expenditures, additions and improvements to the property of Boston Edison, BETG or any of its subsidiaries, which have not been financed with other permanent securities and for other corporate purposes, or to repay or refinance outstanding indebtedness. Dividend requirements and any redemption, sinking fund or conversion provisions pertaining to Holdco preferred shares, if authorized and issued, may have an adverse effect on the availability of earnings for distribution to holders of the Holdco Common Shares and for use
with respect to other corporate purposes.   See also "Proposal No. 2:  Plan
of Restructuring -- Dividend Reinvestment and Common Stock Purchase Plan" below for information concerning Holdco's intention to issue additional Holdco Common Shares pursuant to such plan.

Trustees and Management of Holdco

    The Class III directors of Boston Edison elected at its 1997 Annual Meetings of Stockholders, together with the continuing Class I and Class II directors elected at the 1995 and 1996 Annual Meetings of Stockholders, respectively, will be the trustees of Holdco upon the completion of the restructuring plan. In approving the restructuring, stockholders will be considered to have ratified the election of such persons as trustees of Holdco. Subject to their continuing qualification for office, such persons will continue as both trustees of Holdco and directors of Boston Edison.

    The officers of Holdco, each of whom presently holds a comparable office in Boston Edison, are as follows:


Name                                               Office
----                                               ------

Thomas J. May . . . . . . . . . . . . . . . . . .  Chairman of the Board, President and Chief Executive Officer
Douglas S. Horan. . . . . . . . . . . . . . . . .  Senior Vice President and General Counsel
James J. Judge. . . . . . . . . . . . . . . . . .  Senior Vice President and Treasurer
Theodora S. Convisser . . . . . . . . . . . . . .  Clerk


    Following the restructuring, the present members of Boston Edison's Board of Directors will continue to serve as directors of Boston Edison, and the present officers of Boston Edison will, at least initially, continue to hold their present offices and enjoy substantially the same remuneration and employee benefits now afforded. In the future, Holdco may have trustees and officers who are not directors or officers of Boston Edison.

    Initially, Holdco does not expect to have any employees of its own and does not expect to render services to Boston Edison or any other subsidiary, although it may do so in the future. For the immediate future, Boston Edison will be reimbursed by Holdco for the time expended by Boston Edison's officers and employees on the affairs of Holdco and its other subsidiaries and for the use of Boston Edison's facilities by Holdco, and the offices of Holdco will be located at the principal office of Boston Edison.

No Appraisal Rights

    Under Massachusetts law governing the proposed Merger, neither a dissenting holder of Boston Edison Common Stock nor the holders of Boston Edison Cumulative Preferred Stock has a right to demand payment of the fair value of his shares if the Merger is consummated.

Dividend Reinvestment and Common Stock Purchase Plan

    Following the effectiveness of the restructuring, Holdco will assume Boston Edison's existing Dividend Reinvestment and Common Stock Purchase Plan. Participants in such plan will continue to be able to make initial purchases of Holdco Common Shares, reinvest their dividends on Holdco Common Shares and Boston Edison Preferred Stock to purchase additional Holdco Common Shares and to make optional payments to acquire additional Holdco Common Shares.

Common Stock Plans

    Boston Edison currently maintains two stock-related director/employee benefit plans, namely the 1991 Director's Stock Plan and the Performance Share Plan. If approved by the stockholders at the Annual Meeting, the 1997 Stock Incentive Plan will replace the Performance Share Plan. See "Proposal No. 3: Adoption of the 1997 Stock Incentive Plan." In addition, Boston Edison also maintains three qualified retirement plans, the Negotiated Savings Plan for Production and Maintenance Employees, the Negotiated Savings Plan for Office, Technical & Professional Employees and the Boston Edison Savings Plan, each of which contains a company match and a company stock fund investment option. Currently, an independent plan agent or trustee (with respect to the qualified plans) purchases any necessary shares in connection with the existing plans in the open market. Upon consummation of the restructuring, Holdco will adopt or assume the plans and thereafter Holdco Common Shares (in lieu of Boston Edison Common Stock) will be issued or purchased by the respective independent plan agents, or trustees, whenever stock is required to be issued or purchased in the open market in connection with these plans.

    Stockholder approval of the restructuring also will constitute stockholder approval or ratification of the adoption or assumption of these plans providing for the future use of Holdco Common Shares in lieu of Boston Edison Common Stock thereunder.

PRICE RANGE OF BOSTON EDISON COMMON STOCK

    The reported range of the high and low sale prices of the Boston Edison Common Stock, as reported in the consolidated reporting system for issues listed on the New York Stock Exchange, was as follows:

                                  High           Low
                                  ----           ---

1995:    First Quarter            25 1/2         23 1/8
         Second Quarter           27             23 3/8
         Third Quarter            27 1/2         24 1/2
         Fourth Quarter           29 1/2         26 3/4

1996:    First Quarter            30 1/8         26 1/4
         Second Quarter           27 1/8         23 5/8
         Third Quarter            25 3/8         21 3/4
         Fourth Quarter           27             21 3/8

1997:    First Quarter
         through March 12th       27 3/8         26 1/8


    The reported last sale price of Boston Edison Common Stock on the New York Stock Exchange on March 12, 1997 was $26.50.

TRANSFER AGENT AND REGISTRAR

    The First National Bank of Boston, the Transfer Agent and Registrar of the Boston Edison Common Stock, will serve in the same capacities for the Holdco Common Shares.

FINANCIAL STATEMENTS

    No consolidated financial statements of Holdco and its subsidiary are presented herein since Holdco presently has no assets or liabilities other than the stock of Mergeco, and any pro forma consolidated financial statements of Holdco would reflect no change from the financial statements of Boston Edison prior to implementation of the restructuring plan.

LEGAL OPINION

    The validity of the Holdco Common Shares to be issued upon consummation of the Merger is being passed upon by Ropes & Gray, One International Place, Boston, Massachusetts 02110-2624. Thomas G. Dignan, Jr., a partner of Ropes & Gray, is a director of Boston Edison.

EXPERTS

    The consolidated balance sheets of Boston Edison as of December 31, 1995 and December 31, 1994, and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



                                EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE PERSONNEL COMMITTEE

    Under the rules established by the SEC, Boston Edison is required to provide certain data and information in regard to the compensation and benefits provided to its executive officers, including Boston Edison's Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers"). The disclosure requirements for the Named Executive Officers include the use of tables summarizing total compensation and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals for the prior year. In fulfillment of this requirement, the Executive Personnel Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this Proxy Statement/Prospectus.

    The Executive Personnel Committee

    Boston Edison's executive compensation program is administered by the Executive Personnel Committee, a committee of the Board of Directors composed of the four non-employee directors listed as signatories to this report. Except as discussed below, none of these non-employee directors has any interlocking or other relationship with Boston Edison that would require disclosure by the SEC. All decisions of the Executive Personnel Committee regarding the compensation of the Named Executive Officers are subject to the approval of the non-employee directors of Boston Edison, none of whom are eligible to participate in the incentive plans described below.

    Compensation Philosophy

    The executive compensation philosophy of Boston Edison is to provide competitive levels of compensation that advance Boston Edison's annual and long-term performance objectives, reward corporate performance, and assist Boston Edison in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation program is to establish base salaries which are competitive with all electric utilities, and to incentivize excellent performance by providing executives with the opportunity to earn additional remuneration under the annual and long-term incentive plans. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Boston Edison's operations and to create value for stockholders.

    Components of Compensation

    Compensation paid to the Named Executive Officers, as reflected in the following tables, consists of three primary elements: base salary, amounts paid under Boston Edison's Executive Annual Incentive Compensation Plan, and shares of Boston Edison's Common Stock awarded under Boston Edison's Performance Share Plan. Boston Edison compares its compensation levels against all other investor-owned electric utility companies. Boston Edison's strategy is to establish base salaries and potential total compensation (base salary, annual and long-term incentives) at the 60th percentile when compared to all electric utilities.

    During 1996, the Committee thoroughly reviewed data collected by nationally recognized compensation experts as well as by Boston Edison's Human Resources Group to determine whether Boston Edison was meeting its compensation strategy. The review evaluated base salary and annual and long-term incentives for nearly all electric utility companies. The data demonstrated that Boston Edison was in conformance with its compensation strategy, except as it relates to the long-term plan, to the satisfaction of the Committee. Recommendations to modify the long-term plan were reviewed and approved by the Committee, and are discussed below in the section describing long-term compensation.

    Executive officer compensation in 1996 was not impacted by Section 162(m) of the Internal Revenue Code because compensation levels were below the $1 million threshold established by the statute. The Committee intends to consider the impact of Section 162(m) when establishing compensation levels in the future to the extent it may become applicable. Boston Edison does not expect Section 162(m) to result in the loss of any deductions in 1997.

    Annual Incentive

    Boston Edison's annual incentive payments, reported in the fourth column of the Summary Compensation Table below, are based on both corporate and business unit performance objectives which are derived from the corporate operating plan and which are approved by the Committee. Corporate performance objectives include a comparison of target to actual earnings per share from operations. Business unit performance objectives include predetermined levels for operating and capital budgets, as well as key operating goals. The annual incentive plan award for Mr. May is based solely on Boston Edison's achieving the earnings per share objective. In 1996, earnings per share were $2.61, and Boston Edison was able to significantly reduce its stranded asset exposure by over $20 million, which exceeded the plan targets. The annual incentive plan awards for Messrs. Ledgett, Boulette, Gustin and Horan were based 50% on earnings per share and 50% on business unit performance objectives to achieve certain business unit budget and operating plan targets. All four officers exceeded the specified business unit performance levels.

    Long-Term Compensation

    The purpose of the Performance Share Plan is to enhance corporate focus on Boston Edison's business direction beyond the annual operating plan and to promote achievement of long-term objectives which create value for the stockholder. Performance is measured by the relative total return to the stockholder, which is defined as total dividends paid plus stock appreciation throughout the three-year performance period based on a comparison of Boston Edison's Common Stock performance to that of the Goldman Sachs Electric Utility Database, a group of approximately 80 companies. To reach target award, Boston Edison must be within the top 40% of the industry as measured by the Goldman Sachs Electric Utility Database; for the threshold award, Boston Edison must be in the top 50%; and for the maximum award, Boston Edison must be in the top 10%. Boston Edison achieved the 36th percentile of this group. Threshold was not attained, and no share awards were made for 1996.

    The Committee has determined that the Performance Share Plan as presently constituted does not accomplish the goals that were set for it. The Committee worked with its external compensation consultants to devise a more effective vehicle which will take into account the long-term interests of Boston Edison by giving participants a strong incentive to maximize stockholder value through the use of equity-related compensation. This effort resulted in the 1997 Stock Incentive Plan which is presented to the stockholders for approval in this Proxy Statement. The Committee is continuing to consider with its consultant the most appropriate form of awards under the stock incentive plan, and has therefore not made any awards applicable to the current period at this time.

    If the 1997 Stock Incentive Plan is approved by the stockholders at the Annual Meeting, all new long-term incentive awards will be made under that plan. At the time that the Committee grants awards under the 1997 Stock Incentive Plan, it will determine whether existing awards under the Performance Share Plan will terminate or continue.

    Other Plans

    At various times in the past, Boston Edison has adopted certain broad-based employee benefit plans in which officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria. Such plans include retirement, life, and health insurance plans, as well as a 401 (k) savings plan which includes a company matching contribution equal to the first six percent of pay contributed by the employee up to a maximum deductible 401(k) contribution allowed by the Internal Revenue Code. In addition, Boston Edison has a deferred compensation plan in which officers and senior managers may elect to
participate.   In 1996, the Committee reviewed and accepted a recommendation from management and Towers Perrin to replace the Key Executive Benefit Plan with a new Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan is better integrated with the pension plan. The Supplemental Executive Retirement plan pays eligible participants supplementary retirement income up to 60% of final average cash compensation depending upon each participant's years of service, reduced by 50% of the participant's social security benefit and further reduced by benefits the participant receives under Boston Edison's pension plan.

    Mr. May's 1996 Compensation

    The Executive Personnel Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy and criteria as set forth above. As with other officers, Boston Edison compares compensation levels for the Chief Executive Officer to all other investor-owned electric utility companies.

    Each year Boston Edison approves the adjustment of salary ranges for the Chief Executive Officer and other corporate officers based on studies conducted by external executive compensation consultants and Boston Edison's Human Resources Group. The 1996 studies found Boston Edison's executive compensation levels to be less than the approved 60th percentile position to market. Mr. May received a 12% increase to his base salary in 1996. His salary will next be reviewed by the Committee in April 1997.

    Mr. May's annual incentive award, shown in the fourth column of the Summary Compensation Table below, was in conformance with the provisions of the Annual Incentive Plan as described above, and was based on Boston Edison's surpassing its operating plan targets. As discussed above, the threshold performance measures of the Performance Share Plan were not achieved.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Charles K. Gifford, who is a member of Boston Edison's Executive Personnel Committee, is Chief Executive Officer of the Bank of Boston Corporation and Chairman and Chief Executive Officer of The First National Bank of Boston. Thomas J. May, Boston Edison's Chairman, President and Chief Executive Officer, serves on the boards of directors of the Bank of Boston Corporation and The First National Bank of Boston.

                                  By the Executive Personnel Committee,

                                      William F. Connell (Chairman)
                                      Gary L. Countryman
                                      Charles K. Gifford
                                      Sherry H. Penney

EXECUTIVE COMPENSATION TABLES

    The following information is given regarding annual and long-term compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of Boston Edison with respect to the years 1994, 1995 and 1996.

SUMMARY COMPENSATION TABLE

                                                                     Long-Term Compensation
                                                                     ----------------------
                             Annual Compensation                     Awards              Payouts
----------------------------------------------------------------------------------------------------------
Name                                                       Other                                   All
and                                                        Annual    Restricted                    Other
Principal                                                  Compen-   Stock     Options/  LTIP      Compen
Position                     Year      Salary    Bonus     sation(1) Award(s)  SARs      Payouts   sation(2)
----------------------------------------------------------------------------------------------------------
Thomas J. May                1996     $463,625  $324,750      --        --        --        --        $ 9,000
Chairman, President          1995      415,083   292,500      --        --        --     27,084         9,000
and Chief Executive          1994      362,500   214,500      --        --        --     59,950        24,421
Officer

Ronald A. Ledgett            1996      193,667   119,300      --        --        --     --             9,000
Senior Vice                  1995      181,133    75,000      --        --        --     11,210         9,000
President                    1994      172,667    43,050      --        --        --     24,750        15,248

E. Thomas Boulette           1996      189,250   100,000      --        --        --        --          9,000
Senior Vice                  1995      178,375    63,938      --        --        --     10,899         9,000
President                    1994      166,073    40,968      --        --        --     10,959         9,542

L. Carl Gustin               1996      182,507    67,262      --        --        --        --          9,000
Senior Vice                  1995      176,839    64,988      --        --        --     11,353         9,000
President                    1994      170,675    42,794      --        --        --     25,075         9,559

Douglas S. Horan             1996      175,833    83,750      --        --        --        --          9,000
Senior Vice                  1995      155,250    43,500      --        --        --     4,400          9,000
President                    1994      137,150    31,290      --        --        --     6,300          8,229

(1) None of the named executive officers received amounts of other annual compensation in 1994, 1995, or 1996, which would require disclosure pursuant to SEC rules.

(2) Amounts in this column for 1996 represent Boston Edison's matching contribution under its 401(k) plan.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

    The following table sets forth Performance Share awards potentially payable in 1999 based on performance during the three-year period from January 1, 1996 through December 31, 1998.

                                                                                 Estimated Future Payouts
                        Number of           Performance or                       ------------------------
                        Shares, Units       Other Period
                        or Other            Until Maturation
Name                    Rights              or Payout          Threshold(1)      Target(1)   Maximum(1)
----                    -------------       ----------------   -----------       --------    ----------
Thomas J. May              7,339                1996-1998          3,669          7,339          11,008
Ronald A. Ledgett          1,879                1996-1998            940          1,879          2,819
E. Thomas Boulette         1,871                1996-1998            936          1,871          2,807
L. Carl Gustin             1,824                1996-1998            912          1,824          2,736
Douglas S. Horan           1,729                1996-1998            864          1,729          2,593

(1) The first of these columns shows the number of shares to be awarded if target performance is achieved, and the last three columns if threshold, target and maximum performance. In addition, to these amounts, dividends attributable to each share are credited throughout the performance period and deemed reinvested quarterly. The Performance Share Plan has a stockholder performance measure with the target performance level set at the 60th percentile of the Goldman Sachs Database at the end of the performance period. At the end of the period, the achievement percentage is applied to the total number of shares - the amount as shown above plus shares added through dividend reinvestment - to determine the number of shares actually earned and distributed. See "Executive Compensation -- Report of the
    Executive Personnel Committee -- Long Term Compensation."

    During 1997, Boston Edison entered into retention agreements with each of Mr. Ledgett and Mr. Horan that provide for the payment to such executives of $75,000 and $50,000, respectively, if such executive remains in the employ of Boston Edison on December 31, 1998.

PENSION PLAN TABLE

    The following table shows the estimated annual retirement benefits payable to executive officers under the qualified pension plan and the Supplemental Executive Retirement Plan, assuming retirement at age 65. The Supplemental Executive Retirement Plan is a non-qualified pension plan providing a maximum benefit of 60% of compensation after attainment of 20 years of credited service and age 60. The Supplemental Executive Retirement Plan provides the incremental benefits in excess of the benefits paid under the qualified plan necessary to reach the benefit shown in the table. Each of the officers named in the Summary Compensation Table participates in the Supplemental Executive Retirement Plan. The benefits presented are based on a straight life annuity and do not take into account a reduction in benefits of up to 50% of the participant's primary Social Security benefit.

                                                   PENSION PLAN TABLE

                                              YEARS OF CREDITED SERVICE
                                              -------------------------
               AVERAGE ANNUAL
                COMPENSATION                    10       15             20
---------------------------------------     --------   --------     ---------

     $200,000..........................     $ 60,000   $ 90,000     $120,000
     $300,000..........................       90,000    135,000      180,000
     $400,000..........................      120,000    180,000      240,000
     $500,000..........................      150,000    225,000      300,000
     $600,000..........................      180,000    270,000      360,000
     $700,000..........................      210,000    315,000      420,000
     $800,000..........................      240,000    360,000      480,000

    For purposes of the retirement plans, Messrs. May, Ledgett, Boulette, Gustin and Horan currently have 21, 15, 5, 16 and 19 years of credited service, respectively.

    Final average compensation for purposes of calculating the benefits under the Supplemental Executive Retirement Plan is the highest average annual compensation of the participant during any consecutive 36 month period. Compensation taken into account in calculating the benefits described above includes salary and annual bonus, including any amounts deferred under the terms of the Deferred Compensation Plan.

    Mr. May can elect, and Mr. Ledgett receives, an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years, which at the current level would provide income in excess of the amounts shown in the table above of approximately $9,000 and $31,000, respectively.

CHANGE OF CONTROL AGREEMENTS

    Boston Edison has Change in Control Agreements (the "COC Agreements") with certain key employees, including those named in the summary compensation table, which provide severance benefits in the event of certain terminations of employment following a "Change in Control" (as defined below). If, following a Change in Control, the employee's employment were to be terminated other than for cause (as defined) or the employee were to terminate his or her employment for reasons specified in the COC Agreements, the employee would receive severance pay in an amount equal to two times (three times in the case of Mr. May) the sum of his or her annual base salary (at the rate in effect immediately prior to the date of termination or immediately before the Change of Control whichever is higher) plus his or her actual bonus paid in respect of the most recently completed fiscal year or his or her target bonus for the fiscal year in which the termination occurs (whichever is higher). In addition, the COC Agreements provide for a pro rated bonus payment for the year in which the termination occurs, the immediate vesting of bonus awards, immediate payment of deferred compensation amounts upon such termination and payments equal to the benefit the employee would have received under Boston Edison's retirement plan assuming the executive was vested and remained employed for an additional two (three) years. For two years (three years in the case of Mr.
May) following any such termination of employment, the employee would be entitled to continue to participate in all welfare plans provided by Boston Edison. The COC Agreements further provide for a "gross-up" payment under which, if amounts paid under such agreements would be subject to a federal excise tax on "excess parachute payments," Boston Edison will pay the employee an additional amount of cash, so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax. A change of control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of Boston Edison's securities; (ii) continuing directors cease to be a majority of the board; (iii) a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of Boston Edison (other than certain defined transactions); or (iv) approval by the stockholders of a complete liquidation or dissolution of Boston Edison. The Merger establishing Holdco as the parent entity for Boston Edison will not constitute a Change in Control for purposes of the COC Agreements.

                               STOCK PERFORMANCE GRAPH

    The SEC requires that Boston Edison include in this Proxy Statement a line-graph presentation comparing cumulative five-year stockholder returns with the S&P 500 Stock index and either a nationally recognized industry standard or an index of peer companies selected by Boston Edison. The Board of Directors has approved the use of the Edison Electric Industry 100 Index (EEI 100 Index), a recognized industry index of approximately 100 electric utility companies. Pursuant to the SEC's regulations, the graph below depicts the investment of $100 at the commencement of the measurement period, with dividends reinvested.

Index:                  1992      1993      1994      1995      1996
------                  ----      ----      ----      ----      ----

Boston Edison            $119     $136      $117      $155      $152
EEI 100 Index             108      120       106       138       140
S&P 500                   108      118       120       165       203

Annual Total Return:     1992     1993      1994      1995      1996
--------------------     ----     ----      ----      ----      ----

Boston Edison           18.8%    14.5%   (13.8%)     32.2%    (2.1%)
EEI 100 Index            7.6%    11.1%   (11.6%)     31.0%      1.2%
S&P 500                  7.6%    10.0%      1.3%     37.6%     23.0%

PROPOSAL NO. 3:  ADOPTION OF 1997 STOCK INCENTIVE PLAN


    On January 23, 1997, the Board of Directors approved, and is submitting for stockholder approval, the Boston Edison Company 1997 Stock Incentive Plan (the "Stock Incentive Plan" or the "Plan"). The Board of Directors adopted the Plan, subject to stockholder approval, in order to attract and retain key employees in a position to make contributions to the success of Boston Edison, to reward employees for such contributions, and to encourage employees to take into account the long-term interests of Boston Edison through stock-based awards. If approved, the Stock Incentive Plan will replace the Performance Share Plan. A copy of the Plan appears as Appendix C to this Proxy Statement/Prospectus.

General

    The Plan permits a variety of stock and stock-based awards, including: the granting of stock options and stock appreciation rights; the award of restricted shares; the award of dividend equivalents; the granting of rights to receive cash or shares on a deferred basis or based on performance; the awarding of cash payments sufficient to offset the ordinary income taxes of participants resulting from transactions under the Plan; the making of loans to participants in connection with awards; and the granting of other stock-based awards, all as more fully described below. By providing equity-related compensation, the Board believes that the participants will have a strong incentive to emphasize stockholder value.

    The Plan is administered by the Executive Personnel Committee (excluding any member who would not be considered (1) an "outside director" for purposes of Section 162(m) of the Internal Revenue Code and the regulations thereunder or (ii) a non-employee director within the meaning of Rule 16b-3(b)(3) of the Exchange Act) (the "Committee"). The Committee has full authority, consistent with the Plan, to select who will receive awards, to determine the types of awards to be granted and the times of grant, to determine the number of shares to be covered by any award, to determine the terms and conditions of any award, to adopt, amend and rescind rules and regulations for the administration of the Plan, to interpret the Plan and to decide any questions and settle all controversies and disputes which may arise in connection with the Plan.

    Persons eligible to participate in the Plan are those key employees of Boston Edison and its subsidiaries who, in the opinion of the Committee, are in a position to make a contribution to the success of Boston Edison or its subsidiaries and whose number and identities will be determined in the future by the Committee.

    The Plan limits the terms of awards to ten years and prohibits the granting of awards more than ten years after the effective date of the Plan. As of _________ __, 1997, no awards had been made under the Plan. Subject to adjustment for stock-splits and similar events, there are 2,000,000 shares available for future grant under the Plan. Awards and shares which are forfeited, reacquired by Boston Edison, satisfied by a cash payment by Boston Edison or otherwise satisfied or terminated without the issuance of Boston Edison Common Stock are not counted. The Plan authorizes the Committee to issue awards in substitution for awards held by employees of companies and businesses acquired by Boston Edison on such terms and conditions as it deems appropriate.

    The number of shares for which stock options and stock appreciation rights may be granted to any one participant in any calendar year is limited to 100,000 shares; and in no event may the total compensation awarded to any one participant in any one calendar year under all restricted stock awards and all awards intended to qualify as "performance-based compensation" under
Section 162(m) of the Internal Revenue Code exceed the equivalent of 25,000 shares.

    Stock Options. The Plan permits the granting of both non-transferable (unless otherwise determined by the Committee) incentive stock options under
Section 422 of the Internal Revenue Code ("ISOs") and stock options that do not so qualify ("NSOs"). The option exercise price of each option shall be determined by the Committee but, in the case of ISOs, shall not be less than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the shares on the date of grant. At March 12, 1997, the closing price of Boston Edison Common Stock as reported on the New York Stock Exchange Composite Tape was $26.50.

    The term of each option may not exceed ten years (five years in the case of an ISO granted to a 10% stockholder) from the date the option was granted or such earlier date as may be specified by the Committee at the time the option is granted. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. In the event of termination of employment by reason of death or total and permanent disability, each option held by an employee will become fully exercisable and will remain exercisable for two years in the case of death and one year in the case of disability (subject to the limitation relating to maximum exercise period), all except as otherwise determined by the Committee.

    Except as otherwise determined by the Committee, in the event of termination of employment other than by reason of death or total and permanent disability, all options held by an employee that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months, subject to the stated term of the option, unless the employee has admitted to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with Boston Edison and its subsidiaries, in which case the entire option shall terminate immediately, all except as otherwise determined by the Committee.

    Stock Appreciation Rights. The Committee may also grant non-transferable (unless otherwise determined by the Committee) stock appreciation rights ("SARs"), alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of Boston Edison Common Stock, not greater in value than the increase since the date of grant in the value of the shares covered by such right. SARs are subject to such terms and conditions as may be determined by the Committee. SARs may be granted separately from or in tandem with the grant of options. In addition, the Committee may determine, if so requested by an option holder, that Boston Edison will pay the optionee, in cancellation of an option not accompanied by a related SAR, any combination of cash, or shares of Boston Edison Common Stock, equal to the difference between the fair market value of the Boston Edison Common Stock to have been purchased upon exercise and the aggregate consideration to have been paid upon exercise. The provisions described above relating to the exercisability of NSOs upon termination of employment as a result of death, disability or otherwise also apply to SARs.

    Restricted Stock. The Committee may also grant restricted stock awards subject to such conditions and restrictions, including vesting, as the Committee may determine at the time of grant. The Committee may at any time waive such restrictions, including through accelerated vesting. Unless otherwise determined by the Committee, shares of restricted stock are non-transferable, and if the employment of a participant who holds shares of restricted stock terminates for any reason (other than death or total and permanent disability) prior to the lapse or waiver of the restrictions, Boston Edison may require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them. Except as otherwise determined by the Committee, if an employee's employment terminates because of death or total and permanent disability, all restrictions on restricted stock held by him or her shall lapse. Prior to the lapse of restrictions on shares of restricted stock the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock under the Plan or specifically set forth in the award agreement.

    In determining the vesting schedule for each award of restricted stock, the Committee may impose whatever conditions to vesting as it determines to be appropriate. In order for an award of restricted stock to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the Committee must provide that vesting of the restricted stock awards is subject to one or more of the following performance goals: (1) earnings per share, (2) individual performance objectives, (3) net income, (4) pro forma net income, (5) return on designated assets, (6) return on revenues or
(7) satisfaction of company-wide or department based objectives. The Committee will pre-establish in writing one or more of the performance goals no later than ninety (90) days after the commencement of the period to which the performance relates (or any such other time as is required to satisfy the conditions of Section 162(m) of the Internal Revenue Code and the regulations thereunder).

    Deferred Stock. The Committee may make deferred stock awards under the Plan. These are non-transferable (unless otherwise determined by the Committee) awards entitling the recipient to receive shares of Boston Edison Common Stock without any payment in one or more installments at a future date or dates, as determined by the Committee. Receipt of deferred stock may be conditioned on such matters as the Committee shall determine including continued employment or attainment of performance goals. Except as otherwise determined by the Committee, all such rights terminate upon the termination of the participant's employment for any reason (including death). In order to qualify as "performance-based compensation" under Section 162(m) of the Internal

Revenue Code, the same procedures for establishing and measuring performance goals described for restricted stock above must be used.

    Performance Units. The Committee may award non-transferable (unless otherwise determined by the Committee) performance units entitling the recipient to receive shares of Boston Edison Common Stock or cash in such combinations as the Committee may determine upon the achievement of specified performance goals over a fixed or determinable period and such other conditions as the Committee may determine. Except as otherwise determined by the Committee, rights under a performance unit award shall terminate upon a participant's termination of employment for any reason (including death).

    Performance units may be awarded independently or in connection with stock options or other awards under the Plan. Unless otherwise determined by the Committee, exercise of performance unit awards issued in tandem with another award reduces the number of shares subject to the other award on such basis as is specified in the award agreement. In order to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted stock above must be used.

    Dividend Equivalent Awards. The Committee may award dividend equivalent awards entitling the participant to receive cash, shares of Boston Edison Common Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Boston Edison Common Stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award, and may be paid currently or on a deferred basis. The Committee may provide at the date of grant or thereafter that the dividend equivalent award shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Boston Edison Common Stock, or other investment vehicles as the Committee may specify, provided that dividend equivalent awards (other than free-standing dividend equivalent awards) shall be subject to all conditions and restrictions of the underlying awards to which they relate. Except as otherwise determined by the Committee, all such rights terminate upon the termination of the participant's employment for any reason (including death). In order to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted stock above must be used.

    Other Stock-Based Awards. The Committee may grant other types of awards of, or based on, Boston Edison Common Stock. Such awards may include debt securities convertible into or exchangeable for shares of Boston Edison Common Stock upon such conditions, including attainment of performance goals, as the Committee may determine. In order to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted stock above must be used.

    Supplemental Loans and Grants. The Committee may authorize loans in connection with awards granted or exercised under the Plan. Each loan shall be subject to such terms and conditions and shall bear such rates of interest, if any, as the Committee shall determine. However, the amount of any loan may not exceed the total exercise or purchase price plus an amount equal to the cash payment which could have been paid to the borrower in respect to taxes as described in the next paragraph.

    The Committee may at any time grant to a participant the right to receive a cash payment in connection with taxable events (including the lapse of restrictions) under grants or awards. The amount of such payment may not exceed the amount which would be required in order to pay in full the federal, state and local income tax due as a result of income recognized by the recipient in respect of such grant or award plus such cash payments based on the maximum marginal federal, state and local tax rates (or such lower rate as the Committee may determine) in effect at the times such taxable income is recognized.

    Change of Control Provisions. The Plan provides that in the event of a "Change of Control", all awards outstanding but not then exercisable will become immediately exercisable, and restrictions and conditions on all awards outstanding will automatically lapse or be deemed waived. A "Change of Control" under the Plan generally includes the following events: (i) a person or group becomes the beneficial owner of more than 30% of the voting power of Boston Edison's securities; (ii) a change of control required to be reported under certain provisions of the Exchange Act; (iii) a consolidation, merger or other reorganization (other than such a consolidation, merger or other reorganization that (a) would result in the voting power immediately before to continue to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), or a sale of all or substantially all assets or a plan of liquidation; and (iv) continuing directors cease to be a majority of the board.

    Adjustments for Stock Dividends, Mergers, etc. The Committee is required to make appropriate adjustments in connection with awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, in which Boston Edison is not the surviving corporation, all awards will terminate, but prior to such event, all awards outstanding but not then exercisable will become immediately exercisable and all restrictions and conditions on all awards outstanding will lapse; provided that so long as no Change in Control is involved, the Committee may arrange for substitute awards from the successor corporation.

    Effect, Discontinuance, Amendment and Termination. The Committee may at any time discontinue granting awards under the Plan. The Committee may at any time or times amend the Plan or any outstanding award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at any time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that no such amendment shall, without the approval of the stockholders, increase the maximum number of shares available under the Plan, change the group of employees eligible to receive awards, reduce the price at which ISOs may be granted, extend the time in which awards may be granted or change the amendment provisions of the Plan. However, no such action shall adversely affect any rights under outstanding awards without the holder's consent.

Federal Income Tax Consequences

    The following discussion summarizes certain federal income tax consequences associated with stock option awards under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

    Incentive Options. In general, no taxable income is realized by the optionee upon the grant or exercise of an ISO. However, the exercise of an ISO may result in alternative minimum tax liability for the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after the date of exercise produces ordinary income to the optionee (and a deduction to Boston Edison) equal to the excess of the value of the shares at the time of exercise over the option price. Any additional gain recognized in the disposition is treated as capital gain and any loss sustained will be capital loss (and no additional deduction will be allowed to Boston Edison for Federal income tax purposes).

    Non-Statutory Options. No income is realized by an optionee at the time a NSO is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of the date of exercise, and Boston Edison receives a tax deduction for the same amount (subject to satisfaction of applicable withholding requirements), and (b) upon a later sale or exchange, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

    Generally, an ISO that is exercised more than three months following termination of employment (other than termination by reason of death) is treated as a non-statutory option. ISOs are also treated as non-statutory options to the extent they first become exercisable in any one calendar year as to shares of Boston Edison Common Stock having a value (determined at the time the options were granted) in excess of $100,000.

    Payments in Respect of a Change of Control. Under the so-called "golden parachute" provisions of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of Boston Edison may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may be non-deductible to Boston Edison.

    Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying "performance-based compensation." It is intended that stock options granted under the Plan will be eligible for this performance-based exception.

Vote Required

    Only holders of record of Boston Edison Common Stock as of the Record
Date will be entitled to receive notice of and vote at the Annual Meeting and
any adjournments thereof with respect to approval of the Plan.   Approval of
the Plan requires the affirmative vote of a majority of the shares present and entitled to vote on the matter. See "Other Matters -- Voting Procedures."

    The persons named in the accompanying proxy intend to vote such proxy in favor of the Plan unless a contrary choice is indicated thereon.

Recommendation of the Board of Directors

    The Board of Directors has approved the 1997 Stock Incentive Plan and recommends that the stockholders vote FOR Proposal 3. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.


                                    OTHER MATTERS

Voting Procedures

    Consistent with state law and under Boston Edison's Bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by Boston Edison to act as election inspectors for the meeting.

    Directors will be elected by a plurality of the votes properly cast at the meeting. Proposal No. 2 requires the affirmative vote of two-thirds of the outstanding Boston Edison Common Stock. Proposal No. 3 requires the affirmative vote of a majority of the shares present and entitled to vote on the matter. The election inspectors will count the total number of votes cast "for" approval of Proposals No. 2 and No. 3 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors. For purposes of Proposal No. 2, abstentions and broker non-votes have the effect of votes cast against the proposal. For purposes of Proposal No. 3, abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote and will have the same effect as votes cast against the proposal.

Adjournment of Meeting

    If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. Boston Edison will pay the costs of any additional solicitation and of any adjourned session.

Independent Accountants

    Representatives of Coopers & Lybrand, L.L.P., Boston Edison's independent accountants, will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will be available to respond to appropriate questions by Boston Edison's stockholders.

Other Business

    The management has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Stockholder Proposals

    Any proposal to be presented at the annual meeting of stockholders to be held in May 1998 must be received at Boston Edison's principal executive offices no later than ___________ __, 1997.

Stockholder Nominations of Directors

    The Board of Directors will consider nominations of candidates for election as directors from stockholders which are submitted in accordance with the procedures set forth in Section 3.1 of Boston Edison's Bylaws. In general, these procedures require that stockholder nominations must be submitted to the Clerk of Boston Edison in writing not less than 45 days prior to the anniversary of the date of the immediately preceding annual meeting and must contain certain specified information concerning the person to be nominated and the stockholder submitting the nomination and the consent of the nominee to serve as director if so elected.

    The greater part of the stock of Boston Edison is widely distributed in small lots. It is important, therefore, in order to secure representation at the Annual Meeting of the number of shares necessary to take action, that all stockholders who cannot be present in person, however small their holdings, fill in, sign and return the enclosed proxy without delay to The First National Bank of Boston, P.O. Box 9381, Boston, Massachusetts 02105. A stamped envelope is enclosed for this purpose.

    STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND, PLEASE SO INDICATE ON THE ENCLOSED PROXY CARD.

                                      APPENDIX A

                             AGREEMENT AND PLAN OF MERGER

                             AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of March 14, 1997, by and among Boston Edison Company, a Massachusetts electric utility corporation ("Boston Edison"), Boston Edison Mergeco Electric Company, Inc., a Massachusetts utility corporation ("Mergeco"), and Boston Edison Holdings, a Massachusetts business trust ("Holdco").

                                     WITNESSETH:

    WHEREAS, Boston Edison has an authorized capitalization consisting of (i) 100,000,000 shares of common stock, par value $1.00 per share ("Boston Edison Common Stock"), of which 48,514,973 shares are issued and outstanding and 1,429,424 shares have been reserved for issuance pursuant to Boston Edison's Dividend Reinvestment and Common Stock Purchase Plan; (ii) 2,890,000 shares of cumulative preferred stock, par value $100.00 per share ("Boston Edison Preferred Stock"), 2,130,000 shares of which (consisting of shares of six separate series) are issued and outstanding; and (iii) 8,000,000 shares of preference stock, par value $1.00 per share ("Boston Edison Preference Stock"), of which no shares are issued and outstanding; the number of shares of issued and outstanding Boston Edison Common Stock being subject to increase to the extent that shares reserved for issuance are issued prior to the Effective Time (as defined below) of the Merger;

    WHEREAS, Mergeco has an authorized capitalization consisting of 200,000 shares of common stock, par value $1.00 per share ("Mergeco Common Stock"), of which 100 shares have been subscribed for by Holdco and, once the issuance thereof has been approved by the Massachusetts Department of Public Utilities as required by law, will be issued to and owned beneficially and of record by Holdco;

    WHEREAS, Holdco has an authorized capitalization consisting of (i) 100,000,000 shares of beneficial interest, par value $1.00 per share ("Holdco Common Shares", each a "Holdco Common Share"), of which 100 shares are issued and outstanding and owned beneficially and of record by Boston Edison; and (ii) 10,000,000 preferred shares, par value $1.00 per share, of which no shares are issued and outstanding; and

    WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of Boston Edison and its stockholders to merge Mergeco with and into Boston Edison (the "Merger") in accordance with
Section 96 of Chapter 164 of the Massachusetts General Laws and pursuant to this Agreement and the Articles of Merger attached hereto as ANNEX I and incorporated herein (the "Articles"), whereby the holders of shares of Boston Edison Common Stock will exchange their shares for Holdco Common Shares;

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree that Mergeco shall be merged with into Boston Edison, which shall be the corporation surviving the Merger, and that the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares shall be as follows:


                                      ARTICLE I
                                      THE MERGER

    (a) Subject to and in accordance with the provisions of this Agreement, the Articles shall be executed and acknowledged by each of Boston Edison and Mergeco and thereafter delivered to the Secretary of State of The Commonwealth of Massachusetts for filing, as provided in Section 102A of Chapter 164 of the Massachusetts General Laws. The Merger shall become effective at such time as the Articles are filed as required by law with the Secretary of State of The Commonwealth of Massachusetts or such date, not more than thirty days after such filing, as may be specified in the Articles (the "Effective Time"). At the Effective Time, the separate existence of Mergeco shall cease and Mergeco shall be merged with and into Boston Edison (Mergeco and Boston Edison being sometimes referred to collectively herein as the "Constituent Corporations" and Boston Edison, the corporation designated in the Articles as the surviving corporation being sometimes referred to herein as the "Surviving Corporation");

    (b) Prior to and after the Effective Time, Holdco, Boston Edison and Mergeco, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In this connection, Holdco shall issue the Holdco Common Shares which the holders of Boston Edison Common Stock are entitled to receive as provided in Article II hereof. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.

                                      ARTICLE II
                      TERMS OF CONVERSION AND EXCHANGE OF SHARES


At the Effective Time:

    (a) Each share of Boston Edison Common Stock issued and outstanding immediately prior to the Merger thereupon shall be changed and converted into one Holdco Common Share, which thereupon shall be issued, fully paid and nonassessable;

    (b) The shares of Boston Edison Preferred Stock issued and outstanding immediately prior to the Merger shall not be converted or otherwise affected by the Merger, and each such share shall continue to be issued and outstanding and to be one fully paid and nonassessable share of the particular series of preferred stock of the Surviving Corporation;

    (c) The shares of Boston Edison Preference Stock issued and outstanding immediately prior to the Merger, if any, shall not be converted or otherwise affected by the Merger, and each such share shall continue to be issued and outstanding and to be one fully paid and nonassessable share of the particular series of preference stock of the Surviving Corporation;

    (d) Each share of Mergeco Common Stock issued and outstanding immediately prior to the Merger shall be converted into one share of common stock of the Surviving Corporation, which thereupon shall be issued, fully paid and nonassessable; and

    (e) Each Holdco Common Share issued and outstanding immediately prior to the Merger shall be canceled.

                                     ARTICLE III
                         ARTICLES OF ORGANIZATION AND BYLAWS

    From and after the Effective Time, and until thereafter amended as provided by law, the Restated Articles of Organization of Boston Edison as in effect immediately prior to the Merger shall be and continue to be the Restated Articles of Organization of the Surviving Corporation. The purposes of the Surviving Corporation, the total number of shares and par value of each class of stock which the Surviving Corporation is authorized to issue and a description of each class of stock authorized at the Effective Time, with the preferences, voting powers, qualifications, special or relative rights or privileges as to each class and any series thereof then established, are as stated in such Restated Articles of Organization, which are attached hereto as Annex II and incorporated herein. From and after the Effective Time, the Bylaws of Boston Edison shall be and continue to be the Bylaws of the Surviving Corporation until amended in accordance with law.


                                      ARTICLE IV
                                DIRECTORS AND OFFICERS

    The persons who are directors and officers of Boston Edison immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.


                                      ARTICLE V
                                  STOCK CERTIFICATES

    Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Boston Edison Common Stock may, but shall not be required to, surrender the same to Holdco for cancellation or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of Holdco Common Shares as shares of Boston Edison Common Stock previously represented by the surrendered stock certificates. Until so surrendered or presented for transfer, each outstanding certificate which, prior to the Effective Time, represented Boston Edison Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of Holdco Common Shares as though such surrender or transfer and exchange had taken place. The stock transfer books for the Boston Edison Common Stock shall be deemed to be closed at the Effective Time and no transfer of outstanding shares of Boston Edison Common Stock outstanding prior to the Effective Time shall be made thereafter on such books.


                                      ARTICLE VI
                               CONDITIONS OF THE MERGER

    Consummation of the Merger is subject to the satisfaction of the following conditions:

    (a) The Merger shall have received the approval of the holders of each class of common stock outstanding and entitled to vote thereupon of each of the Constituent Corporations as required by Section 96 of Chapter 164 of the Massachusetts General Laws.

    (b) The issuance of Mergeco Common Stock and the Merger shall have been approved by the Massachusetts Department of Public Utilities as required by Chapter 164 of the Massachusetts General Laws and all other governmental agencies whose approval is necessary, appropriate or desirable.

    (c) The Holdco Common Shares to be issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange and the Boston Stock Exchange.

    (d) Ropes & Gray shall have delivered an opinion, satisfactory to the Board of Directors of Boston Edison, with respect to the tax consequences of the Merger.


                                     ARTICLE VII
                              AMENDMENT AND TERMINATION

    The parties hereto by mutual consent of their respective Boards of Directors may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the stockholders of Boston Edison; PROVIDED, HOWEVER, that no such amendment, modification or supplement shall, in the sole judgment of the Board of Directors of Boston Edison, materially and adversely affect the rights of the stockholders of Boston Edison.

    This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time, whether before or after approval of this Agreement by the stockholders of Boston Edison, by action of the Board of Directors of Boston Edison if said Board of Directors determines for any reason that the consummation of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Boston Edison or its stockholders.


                                     ARTICLE VIII
                             EFFECTIVE TIME OF THE MERGER

    Subject to the prior satisfaction of the conditions of the Merger set forth in Article VI hereof and the authority to terminate this Agreement as set forth in Article VII hereof, the Constituent Corporations and Holdco shall do all such acts and things as shall be necessary or desirable in order to make the Effective Time occur as soon thereafter as practicable.


                                      ARTICLE IX
                      ASSUMPTION OF BOSTON EDISON'S STOCK PLANS

    Holdco shall take all required action to assume Boston Edison's obligations under the following plans: (i) the Dividend Reinvestment and Common Stock Purchase Plan, (ii) the Director Stock Plan, (iii) the Performance Share Plan,
(iv) the Negotiated Savings Plan for Production and Maintenance Employees, (v) the Negotiated Savings Plan for Office, Technical & Professional Employees and
(vi) the Boston Edison Savings Plan.



                                      ARTICLE X
                                    MISCELLANEOUS

    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, Boston Edison, Mergeco and Holdco, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused this Agreement and Plan of Merger to be executed as of the date first written above by its President or one of its Vice Presidents and Treasurer or Assistant Treasurer and its corporate or common seal to be affixed hereto and attested by its Clerk.


ATTEST:                                BOSTON EDISON COMPANY


/s/ Theodora S. Convisser              By: /s/ Thomas J. May
---------------------------------          ------------------------------
Theodora S. Convisser                      Name:  Thomas J. May
Clerk                                      Title: Chairman, President and
                                                  Chief Executive Officer

[BOSTON EDISON COMPANY SEAL]           By: /s/ James J. Judge
                                           ------------------------------
                                            Name:  James J. Judge
                                            Title: Senior Vice President
                                                   and Treasurer


ATTEST:                                BOSTON EDISON MERGECO ELECTRIC
                                       COMPANY, INC.


/s/ Theodora S. Convisser              By: /s/ Thomas J. May
---------------------------------          ------------------------------
Theodora S. Convisser                      Name:  Thomas J. May
Clerk                                      Title: Chairman, President and
                                                  Chief Executive Officer


[BOSTON EDISON MERGECO ELECTRIC
 COMPANY, INC. SEAL]                   By: /s/ James J. Judge
                                           ------------------------------
                                            Name:  James J. Judge
                                            Title: Senior Vice President
                                                   and Treasurer


ATTEST:                                BOSTON EDISON HOLDINGS

/s/ Theodora S. Convisser              By: /s/ Thomas J. May
---------------------------------          ------------------------------
Theodora S. Convisser                      Name:  Thomas J. May
Clerk                                      Title: Chairman, President and
                                                  Chief Executive Officer

[BOSTON EDISON HOLDINGS SEAL]          By: /s/ James J. Judge
                                           ------------------------------
                                            Name:  James J. Judge
                                            Title: Senior Vice President
                                                   and Treasurer

                                       ANNEX I
                                          to
                             Agreement and Plan of Merger


                                  ARTICLES OF MERGER

                                          of

                                BOSTON EDISON COMPANY
                        (A Massachusetts Utility Corporation)

                                         and

                     BOSTON EDISON MERGECO ELECTRIC COMPANY, INC.
                        (A Massachusetts Utility Corporation)

                                         and

                                BOSTON EDISON HOLDINGS
                           (A Massachusetts Business Trust)



    Pursuant to the provisions of Section 102A of Chapter 164 of the Massachusetts General Laws, the undersigned corporations adopt the following Articles of Merger for the purpose of merging Boston Edison Mergeco Electric Company, Inc. with and into Boston Edison Company, which shall be the Surviving Corporation:

    1. Attached hereto and incorporated herein by reference is the Agreement and Plan of Merger dated as of March 10, 1997, of the undersigned corporations. The Surviving Corporation will furnish a copy of said agreement to any of its stockholders, or to any person who was a stockholder of a Constituent Corporation, upon written request and without charge. The Effective Time as defined therein is 5:00 P.M., Boston time on ____________, 1997.

    2. The undersigned president or vice president and clerk or assistant clerk of each undersigned corporation hereby state under the penalties of perjury that the attached Agreement and Plan of Merger has been duly executed on behalf of such corporation and has been approved by the stockholders of such corporation and by the Department of Public Utilities of The Commonwealth of Massachusetts in the manner required by Section 96 of Chapter 164 of the Massachusetts General Laws.

    3. The post office address of the initial principal office of the Surviving Corporation is 800 Boylston Street, Boston, Massachusetts 02199.

    4. The name, residence and post office address of each of the initial directors and the chairman, president, treasurer and clerk of the Surviving Corporation are as follows:


NAME                    TITLE             RESIDENCE               POST OFFICE ADDRESS

Thomas J. May           Chairman of       107 Margery Lane        c/o 800 Boylston Street
                        the Board         Westwood, MA 02090      Boston, MA  02199
                        Chief Executive
                        Officer and
                        President

William F. Connell      Director          111 Ocean Avenue        c/o 800 Boylston Street
                                          Swampscott, MA 01907    Boston, MA  02199

Gary L. Countryman      Director          111 Hager Street        c/o 800 Boylston Street
                                          Marlboro, MA 01752      Boston, MA  02199

Thomas G. Dignan, Jr.   Director          8 Saddle Ridge Road     c/o 800 Boylston Street
                                          Sudbury, MA 01776       Boston, MA  02199

Charles K. Gifford      Director          Blueberry Bill          c/o 800 Boylston Street
                                          Manchester, MA 01994    Boston, MA  02199

Nelson S. Gifford       Director          14 Windsor Road         c/o 800 Boylston Street
                                          Wellesley, MA 02181     Boston, MA  02199

Matina S. Horner        Director          100 U.N. Plaza          c/o 800 Boylston Street
                                          327 East 48th Street    Boston, MA  02199
                                          New York, NY 10017

Sherry H. Penney        Director          90 Albee Road           90 Albee Road
                                          Braintree, MA 02184     Braintree, MA 02184

Herbert Roth, Jr.       Director          134 Lake Street         c/o 800 Boylston Street
                                          Sherborn, MA 01770      Boston, MA 02199

Stephen J. Sweeney      Director          7 Greenbrook Road       c/o 800 Boylston Street
                                          S. Hamilton, MA 01982   Boston, MA  02199

James J. Judge          Senior Vice       30 Cushing Hill Road    c/o 800 Boylston Street
                        President         Hanover, MA 02339       Boston, MA 02199
                        and Treasurer

Theodora S. Convisser   Clerk             613 Pleasant Street     c/o 800 Boylston Street
                                          Belmont, MA 02178       Boston, MA  02199


    5. The fiscal year of the Surviving Corporation initially adopted shall end on the last day of the month of December in each year.

    6. The date and time initially fixed in the Bylaws for the annual meeting of the stockholders of the Surviving Corporation is 11:00 a.m. on the last Tuesday in April of each year.



                  [Remainder of this page intentionally left blank.]

    IN WITNESS WHEREOF, Boston Edison, Mergeco and Holdco, pursuant to approval and authorization duly given by resolutions adopted by their respective Boards of Directors, have each caused these Articles of Merger to be executed by its president or one of its vice presidents and its clerk or one of its assistant clerks.

Dated: ________________

                             BOSTON EDISON COMPANY


                             By: ______________________________
                                  Name:
                                  Title:

                             By: _________________________________
                                  Name: Theodora S. Convisser
                                  Title: Clerk


                             BOSTON EDISON MERGECO ELECTRIC COMPANY, INC.


                             By: ______________________________

                                  Name:
                                  Title:

                             By: _________________________________
                                  Name: Theodora S. Convisser
                                  Title: Clerk


                             BOSTON EDISON HOLDINGS


                             By: ______________________________

                                  Name:
                                  Title:

                             By: _________________________________

                                  Name: Theodora S. Convisser
                                  Title: Clerk

                                      APPENDIX B



                                 AMENDED AND RESTATED

                                 DECLARATION OF TRUST

                                          OF

                                BOSTON EDISON HOLDINGS
                                 (FORMERLY BEC GROUP)
                            (FORMERLY BOSTON EDISON HOLDCO)


                                 Dated March 14, 1997

                                   TABLE OF CONTENTS


1.   NAME; PURPOSE...........................................................
2.   DEFINITIONS.............................................................
3.   LIMITATIONS ON LIABILITY................................................
4.   NONASSESSABILITY OF SHAREHOLDERS........................................
5.   RELIANCE OF THIRD PERSONS...............................................
6.   PLACE OF BUSINESS.......................................................
7.   TRUST ESTATE; CONVERSION INTO PERSONAL ESTATE...........................
8.   POWERS OF TRUSTEES......................................................
9.   NUMBER AND ELECTION.....................................................
10.  RESIGNATION; VACANCIES; REMOVALS........................................
11.  VESTING IN NEW TRUSTEES.................................................
12.  COMPENSATION............................................................
13.  UNISSUED SHARES.........................................................
14.  DETERMINATION OF CAPITAL AND INCOME.....................................
15.  DIVIDENDS...............................................................
16.  FISCAL YEAR; ACCOUNTS...................................................
17.  ACTION BY BOARD; QUORUM.................................................
18.  BY-LAWS.................................................................
19.  CERTIFICATE EVIDENCING VOTES...........................................
20.  TRUSTEES AND OFFICERS..................................................
21.  LIABILITY..............................................................
22.  BOOKS AND REPORTS......................................................
23.  ADVANCE OF EXPENSES....................................................
24.  RIGHTS NOT EXCLUSIVE; DEFINITIONS......................................
25.  SHAREHOLDERS...........................................................
26.  SHAREHOLDERS, TRUSTEES, OFFICERS AND AGENTS............................
27.  AUTHORIZATION OR RATIFICATION BY SHAREHOLDERS..........................
28.  NUMBER; NONASSESSABLE..................................................
29.  SHARES PERSONAL PROPERTY; TRUST ONLY...................................
30.  RIGHTS OF SHAREHOLDERS; LIMITATION ON RIGHTS OF ACTION.................
31.  ADDITIONAL SHARES......................................................
32.  PREFERRED SHARES.......................................................
33.  ALL OTHER CHANGES IN SHARES............................................
34.  CONSIDERATION FOR ISSUE................................................
35.  NO PREEMPTIVE OR PREFERENTIAL RIGHTS OF SUBSCRIPTION...................
36.  TREASURY SHARES........................................................
37.  TRANSFER BOOKS.........................................................
38.  TRANSFER AGENT.........................................................
39.  SHARE CERTIFICATES.....................................................
40.  LOST, STOLEN OR DESTROYED SHARE CERTIFICATES...........................
41.  TRANSFER OF SHARES.....................................................
42.  TRANSFERS BY OPERATION OF LAW..........................................
43.  JOINT OWNERS...........................................................
44.  NO DUTY TO EXAMINE INTO TRUSTS, PLEDGES, ETC., TO WHICH SHARES ARE
      SUBJECT...............................................................
45.  ANNUAL MEETING.........................................................
46.  SPECIAL MEETINGS.......................................................
47.  PRESIDING OFFICER......................................................

48.  BUSINESS TO BE TRANSACTED..............................................
49.  NOTICES................................................................
50.  VOTING; QUORUM.........................................................
51.  ADJOURNMENT OF MEETING.................................................
52.  REQUISITE VOTE TO ACT..................................................
53.  RECORD DATE FOR VOTING, DIVIDENDS AND OFFERINGS........................
54.  DURATION OF TRUST......................................................
55.  DEATH OF SHAREHOLDER OR TRUSTEE NOT TO TERMINATE TRUST.................
56.  TERMINATION; COMBINATION; AFFILIATION..................................
57.  CERTAIN TRANSACTIONS...................................................
58.  AMENDMENTS.............................................................
59.  CERTIFICATE OF TERMINATION OR AMENDMENT................................
60.  DISPOSITION OF TRUST ESTATE ON TERMINATION.............................
61.  FILING.................................................................
62.  PROTECTION OF COMPANY, STOCK OF WHICH HELD BY TRUST....................
63.  AUTHORITY OF THE TRUSTEES TO CONSTRUE TERMS HEREOF.....................
64.  EFFECT OF CAPTIONS AND TABLE OF CONTENTS...............................
65.  COUNTERPARTS...........................................................
66.  GOVERNING LAW..........................................................
67.  PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS.........................

                                 AMENDED AND RESTATED

                                 DECLARATION OF TRUST

                                          OF

                                 BOSTON EDISON HOLDINGS
                                  (FORMERLY BEC GROUP)
                            (FORMERLY BOSTON EDISON HOLDCO)


    This AMENDED AND RESTATED DECLARATION OF TRUST made at Boston in the County of Suffolk, The Commonwealth of Massachusetts, this 14th day of March, 1997 by Thomas J. May of 107 Margery Lane, Westwood, MA 02090, James J. Judge of 30 Cushing Hill Road, Hanover, MA 02339 and Theodora S. Convisser of 613 Pleasant Street, Belmont, MA 02178, hereby amends and restates in its entirety the Amended and Restated Declaration of Trust dated the 11th day of March, 1997, as heretofore amended.

    WHEREAS it is desired to create under and in accordance with the provisions of this instrument a voluntary business association with transferable shares for the acquisition of property and the conduct of business as hereinafter set forth;

    NOW, THEREFORE, this DECLARATION OF TRUST WITNESSETH that said Thomas J. May, James J. Judge and Theodora S. Convisser, for themselves, their heirs, executors, administrators, successors and assigns, do hereby declare that they and their successors from time to time, as Trustees hereunder, will hold, manage and dispose of the trust estate, as hereinafter defined in trust in the manner and with and subject to the powers and provisions hereinafter contained concerning the same, for the benefit of the Shareholders (as hereinafter defined) according to the number and kind of shares held by them respectively.

                                    NAME; PURPOSE

    1. NAME; PURPOSE. The Trustees as trustees hereunder, though not in their individual capacities, shall be designated Boston Edison Holdings and are hereinafter referred to as the "Company." So far as may be practicable, all things relating to the trust hereby created shall be done under such name. The purpose of the Company shall be to engage, either directly or through direct or indirect subsidiaries, joint ventures, partnerships, limited liability companies or other combinations or associations, in any manufacturing, mercantile, selling, management, service or other business, operation or activity related to energy generation, transmission or distribution, utilization, conservation or transportation, construction, telecommunications, or any other manufacturing, mercantile, selling, management, service or other business, operation or activity, whether or not related to the forgoing enumerated areas, that a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts could carry on.

                                     DEFINITIONS

    2. DEFINITIONS. Except where the context otherwise requires, the following terms when used herein shall mean/the following:

    (a) "Trustee" or "Trustees" means the person which is the trustee hereunder for the time being, if there is only one, or if more than one, the persons who are the trustees hereunder for the time being, whether, in each case, original, additional or successor;

    (b) "Trust estate" means the property at any time received by the Trustees or otherwise acquired and held on behalf of the Company as hereinafter provided;

    (c) "Shareholder" or "Shareholders" mean the person or persons, natural or corporate, at the time registered as the holder or holders of the shares of the Company and, except to the extent limited by any subscription or by any subscription certificate or part-paid shares accepted or issued, include the person or persons, natural or corporate, at the time registered as the holder or holders of such subscription certificates and part-paid shares; and

    (d) "Share" or "shares" mean the transferable share or shares of beneficial interest provided for in Article 29 and include any subscription certificate or part-paid share issued except to the extent limited in such subscription certificate or part-paid share.

                               RIGHTS OF THIRD PERSONS

    3. LIMITATIONS ON LIABILITY. The Trust estate shall be directly liable for the payment and satisfaction of all obligations and liabilities incurred in the carrying on of the business of the Company. No Trustee shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Company or by any Trustee, officer, agent or representative thereof, or in tort or otherwise, and no such contract, obligation or undertaking shall be enforceable against the Trustees, the Shareholders, or the officers, agents or other representatives of the Company or any of them in their, his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Company; and every person, firm, association, trust and corporation shall look only to the Trust estate for the payment or satisfaction of any liability, damages, claim or demand. In every agreement and obligation entered into and in every writing by or on behalf of the Company, reference shall be made to this declaration of trust, and the substance of such parts of the preceding sentence of this Article 3 as are applicable shall be set forth; and neither the Trustees nor any officer, agent or representative of the Company shall have any power or authority to enter into any agreement or obligation on behalf of the Company except in accordance with the provisions of this Article 3. Failure to comply with the provisions of this Article shall, however, in no event render any Trustee, Shareholder, officer, or agent personally liable to the Company or its Shareholders.

    4. NONASSESSABILITY OF SHAREHOLDERS. No Trustee, officer, agent or representative of the Company shall be entitled to look to the Shareholders personally for indemnity against any liability incurred by them in the execution of this trust or to call upon the Shareholders for the payment of any sum of money or any assessment whatever, except when and to the extent that shares in the Company are by their express terms issued part-paid and assessable.

    5. RELIANCE OF THIRD PERSONS. The receipts of the Company for moneys or things paid or delivered to it shall be effective discharges to the person, firm, association, trust or corporation paying or delivering the same and from all liability to see to the application thereof. No purchaser or person, firm, association, trust or corporation dealing with the Company or with the Trustees, officers, agents or representatives of the Company shall be bound to ascertain or inquire whether any consent, resolution or other authorization of the Trustees or Shareholders, as is herein required or provided for, has been obtained or passed or as to the existence or occurrence of any event or purpose in or for which a sale, lease, mortgage, pledge or charge is herein authorized or directed, or otherwise as to the purpose or regularity of any of the acts of the Trustees or the officers, agents or representatives of the Company purporting to be done in pursuance of the trust or powers herein contained, or as to the regularity of the removal, resignation or appointment of any Trustee or any officer, agent or representative; and a transfer of the Trust estate, or any part thereof, executed by the Trustees in whom the same shall be vested at the time of any such removal, resignation or appointment (including any retiring Trustee who shall be willing to act and shall act in executing such transfer but not otherwise including any such retiring Trustee) for the purpose of vesting the same in a successor Trustee or providing evidence of such vesting independently of such removal, resignation or appointment, shall, as to the property comprised in such transfer, be conclusive evidence in favor of any such purchaser or other person, firm, association, trust or corporation dealing with the Company of the validity of such transfer and of the matters therein recited relating to such removal, resignation or appointment or the occasion thereof or the occasion of such transfer.

                           PLACE OF BUSINESS; TRUST ESTATE

    6. PLACE OF BUSINESS. The principal place of business of the Company shall be 800 Boylston Street, Boston, MA 02199, or at such other place in Massachusetts as the Trustees shall from time to time determine.

    7. TRUST ESTATE; CONVERSION INTO PERSONAL ESTATE. All property at any time and from time to time subject to this trust shall, subject to the provisions of Articles 8(c) and 8(g), be transferred to and vested in such of the Trustees as are residents of Massachusetts. Notwithstanding any other provisions hereof, all real estate at any time forming part of the Trust estate shall be held upon trust for sale and conversion into personal estate at such time or times and in such manner and upon such terms as the Trustee shall approve, but the Trustees shall have power, until the termination of this trust, to postpone such conversion so long as they in their uncontrolled discretion shall think fit, and for the purpose of determining the nature of the interest of the Shareholders therein, all such real estate shall at all times be considered as personal estate; and the real estate and personal property comprised in the Trust estate shall constitute a single fund. For the purpose of such sale and conversion of real estate the Trustees shall have full power to sell or exchange the same and to execute and deliver proper deeds and instruments of conveyance thereof.

                                     THE TRUSTEES

    8. POWERS OF TRUSTEES. Subject to the provisions and conditions contained herein, the Trustees shall have power from time to time, in addition to the specific powers and authorities herein expressly granted, to take any action which they deem to be necessary or convenient to carry out the business of the Company, including without limitation of the generality of the foregoing, the powers hereinafter specified:

    (a) HOLD INVESTMENTS. To purchase, subscribe for or otherwise acquire stocks, shares, bonds or other securities, property or obligations of any corporation, wherever incorporated, or of any trust, association or other entity, or of any nation, state, municipality or other governmental or public agency, division or body or certificates or other evidences of interest in any real or personal property, and to be a member of any company, syndicate or joint undertaking, or the beneficiary of any trust, and all whether or not any such company be domestic or foreign, and whether or not the purposes of or character of business carried on or assets held by any such company, syndicate or joint undertaking, or comprised of any such real or personal property, be similar to the purposes of or business carried on or assets held by the Company, and whether or not any such securities, membership or beneficial interest might be considered speculative, hazardous, nonproductive or wasting or would ordinarily be considered a proper or prudent investment or activity for a trustee and, whether or not any contingent or other liability may arise or exist in respect thereof and irrespective of the proportion of the Trust estate invested in one or more of said securities, properties or companies, and to exercise all the rights and privileges of an owner thereof and, without limiting the generality of the foregoing, to acquire, by exchange, purchase or otherwise, the shares and dividend and profit rights in, and the bonds and other securities and obligations of, the Company;

    (b) ASSUME OBLIGATIONS. To assume any obligations or liabilities of any corporation, wherever incorporated, or of any trust, association or other entity, and to discharge or liquidate such obligations or liabilities;

    (c) BORROW. To borrow money for the purposes of the Company, and to issue, whether for borrowed money or for other consideration, bonds or other securities or obligations therefor if desired, which may mature at any time or times, and may be convertible or after the issuance thereof may be made convertible, with or without additional consideration for such conversion right, into other securities of the Company or into other securities, all for such periods and upon such terms as the Trustees may determine, and to secure the payment thereof if desired by mortgage, pledge, assignment, transfer or conveyance of or charge on the whole or any part of the Trust estate then owned or thereafter acquired, which bonds or other securities or obligations may be signed on behalf of the Company by the chairman, the president or a vice president and by the treasurer or an assistant treasurer, or by facsimiles of such signatures if the bonds or other securities or obligations are authenticated or certified by a trustee or by a registrar other than a trustee, officer or employee of the Company, and may have affixed thereto the common seal of the Company or a facsimile thereof and may carry interest coupons authenticated by the facsimile signature of the treasurer; provided that no mortgage, pledge, assignment, transfer or conveyance of or charge on the Trust estate as a whole or substantially as a whole shall be made without authorization or approval by vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon; and provided further that even though any officer who has signed or whose facsimile signature has been placed on any bond or other security or obligation shall have ceased to be such officer before such bond, security or obligation is issued, such bond, security or obligation may nonetheless be issued by the Company;

    (d) LEND AND AID. To advance or lend money to, and otherwise aid by endorsement, guarantee or otherwise, and with or without security, and to make capital contributions to, any corporation, trust, association or other entity, any of the stocks, shares, bonds or other securities or obligations of which shall have been acquired or subscribed for by or on behalf of the Company or in which the Company has any business interest (including, without limitation of the generality of the foregoing, the power to guarantee the performance of any undertaking or obligation or the payment of dividends on stock), and to discharge and cancel without payment any indebtedness thus arising or to convert the same into stocks, shares, bonds, or other obligations of such corporation, trust association or other entity, or any other with or into which it may be consolidated or merged, or to which its property may be transferred or leased, and in like manner to advance or lend money to and otherwise aid any person or company (whether or not a Shareholder), whenever the Trustees shall deem such action to be necessary or convenient in the business or conducive to the advantage of the Company;

    (e) EXERCISE POWERS OF HOLDER OF INVESTMENTS. To exercise any and all powers and rights belonging to the holder of any stocks, shares, bonds, securities, property or obligations forming part of the Trust estate, whether by voting or by giving any consent, request or notice, or otherwise, either in person or by proxy or attorney, and to give proxies or powers of attorney therefor, with or without power of substitution, which proxies and powers of attorney may be for meetings or action generally or for any particular meeting, meetings or action, and may include the exercise of any discretionary powers; and, without limiting the generality of the foregoing, to vote in favor of or to consent to the creation of any mortgage, lien or other encumbrance upon all or part of the franchises and property, real and personal, then owned or thereafter acquired, of any or all of the corporations, trusts, associations and other entities, any of the stocks, shares, bonds, securities or obligations of which may at the time be subject to this trust, or to vote in favor of or to consent to the merger or consolidation of any such corporation, trust association or other entity with any other corporation, trust association or other entity, or the sale, lease, surrender or abandonment of all or part of the franchises and property, real and personal, of any such corporation, trust association or other entity;

    (f) SELL. To sell at public auction or by private contract or otherwise use and deal in and with the whole or any part of the Trust estate, free and discharged of this trust, and to convert, exchange or refund the whole or any part of the Trust estate for or into any shares, bonds or other securities or obligations, property or effects in which the Company might, under the provisions hereof, invest any moneys; provided, however, that except as provided in Article 8(o), Article 57 or Article 60, no sale or other disposition of the Trust estate as a whole or substantially as a whole shall be made without authorization or approval by vote, at a meeting duly called and held, of the holders of two-thirds of the shares outstanding and entitled to vote thereon, but this proviso shall not apply to any disposition pursuant to any mortgage, pledge, or charge;

    (g) TRANSFER SECURITIES INTO NAMES OF OTHERS. To cause any real or personal property, including without limitation of the generality of the foregoing, securities forming all or part of the Trust estate, to be transferred into the name of the Company or transferred into the name of or vested in the Trustees, or to cause or allow any real or personal property to remain in the name of, or to be transferred into the name of, any other person, firm, association, or other entity, trust, corporation or other entity and in any such case in such manner as not to give notice that the same are affected by any trust;

    (h) DELEGATE POWERS. To employ and act through and to delegate any or all of the powers and discretions of the Company to, and to permit any or all of such powers and discretions to be exercised by, any of the officers, agents or representatives of the Company or of the Trustees, including without limitation the officers, employees, agents and representatives referred to in the last paragraph of this Article 8;

    (i) COLLECT FUNDS. To collect, sue for, receive and receipt for all sums of money coming due to the Company, to consent to the extension of the time for payment, or to the renewal, of any bonds or other securities, property or obligations subject to this trust, and to prosecute, defend, compound, compromise, abandon or adjust, by arbitration or otherwise, any actions, suits, proceedings, disputes, claims, demands and things relating to the Trust estate, and to extend time, with or without security, for the payment or delivery of any debts or property and to execute and enter into releases, agreements and other instruments and to pay or satisfy any debts or claims upon any evidence that the Trustees shall think sufficient;

    (j) DEPOSIT FUNDS. To deposit any moneys included in the Trust estate in any bank or trust company including any bank or trust company that may at the time be the Trustee, and to entrust to any such bank or trust company for safekeeping any of the stock or share certificates, bonds or other securities, property or obligations and any documents and papers comprised in or relating to the Trust estate;

    (k) PAY TAXES. To pay any and all taxes or liens of whatever nature or kind imposed upon or against the Company or the Trustee in connection with the Trust estate, or upon or against the Trust estate or any part thereof;

    (l) ESTABLISH SURPLUS FUNDS. To set apart, from time to time, as surplus funds, such sums as the Trustees may deem proper out of any sources which according to generally accepted accounting principles may be considered surplus, which surplus funds shall be applicable to any purposes to which money forming part of the capital or income of the Trust estate may be applied, including the payment of dividends;

    (m)  ADOPT SEAL.  To adopt and use a common seal;

    (n) PURCHASE INSURANCE. To take out and maintain insurance or establish self-insurance programs in such amounts and of such kinds and in such companies and through such brokers and agents as may be necessary, convenient or desirable, including insurance policies insuring the Trustees, officers, employees and agents of the Company against claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person as a Trustee, officer, employee or agent, including any action taken or omitted that may be determined to constitute negligence, whether or not the Company would have the power to indemnify such person against such liability;

    (o) TRANSFER TO NEW TRUST OR CORPORATION. When authorized by a majority vote of Shareholders at a meeting, to sell and convey as an entirety and going concern all the property and assets of the Company to a corporation or a new association or trust organized for the purpose of acquiring the same and organized with the same authorized classes of shares as the Company shall then have with the same or substantially the same preferences, voting powers, restrictions and qualifications thereof as attach to the shares of the Company, the consideration for such sale and conveyance to be the assumption by such new corporation, association or trust of all liabilities and obligations of the Company then outstanding and the issuance and delivery by such new corporation or association or trust to the Company, or upon its order, for distribution as hereinafter provided for, of such shares as will enable the Company to exchange its shares, share for share and class for class, for the shares of such new corporation or association or trust and thereupon such exchange shall be made, and this trust shall be terminated, and each Shareholder of the Company by becoming a Shareholder shall agree to receive and accept in such case the shares of such new corporation or association or trust in exchange on the basis aforesaid as a full and final distributive share of the proceeds in liquidation of such sale and conveyance, and further agrees that in such case his shares in the Company shall thereafter have no rights and privileges whatsoever except the right and privilege of being exchanged for shares of such new corporation or association or trust on the basis aforesaid;

    (p) INVEST CAPITAL. To invest and re-invest the capital or other funds of this trust in real or personal property of any kind, or in any interest therein;

    (q) ESTABLISH PENSION AND OTHER COMPENSATION PLANS. To establish and carry out pension, profit-sharing, share bonus, share purchase, share option, savings, thrift and other retirement, incentive, health, welfare and benefit plans, trusts and provisions for any or all of the Trustees, officers, employees, agents and consultants of the Company or of any of its subsidiaries;

    (r) To enter into or become partners or members in joint ventures, general or limited partnerships, limited liability companies and any other combinations or associations;

    (s) To purchase, acquire, hold, utilize, lease, carry on, sell, exchange and dispose of any other business or property, rights, or privileges which may be deemed to be suitable, convenient or profitable for or in connection with any of the purposes of the Company;

    (t) To grant rights or options good for any period of time, including an unlimited period of time (but not exceeding the duration of the Company) to purchase from the Company any securities of the Company which have been authorized but remain unissued or are held in the treasury, at such prices and on such terms and conditions as may be fixed from time to time by the Trustees; and to create and issue warrants or other instruments representing such rights or options in such form as the trustees may determine;

    (u) PERFORM OTHER NECESSARY THINGS. To do each and every thing necessary, suitable, desirable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects hereinbefore enumerated or incidental to the powers herein named and, without limiting the generality of the foregoing, to deal with the Trust estate and manage and conduct the business of the trust hereunder as fully as if the Company were the absolute owner of the Trust estate and in so doing to execute all contracts, agreements, deeds, covenants and instruments, and do all such things as the Trustees may deem proper for the purposes of the Company, whether or not involving action of a kind or extent legal or customary for a trustee or for the management of trust funds.

    The powers and authority, whether discretionary or otherwise, conferred upon the Trustees by this Article 8 and elsewhere in this declaration of trust may be delegated to committees, officers, employees, agents and representatives of the Company, and shall not be deemed to be mandatory but shall, together with any and all implied powers and discretions, be exercised by the Trustees from time to time to the extent deemed to be advantageous to the Company, and may be exercised either alone or in association with others and to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise and either alone or in conjunction with or in partnership with others, and both within and without The Commonwealth of Massachusetts. The acts of any committee, officers and agents, within the scope of their respective authorities, shall be as agents and delegates of the Trustees, and shall be deemed to be the acts of the Trustees and not of the Shareholders. When authorized by the Trustees, mortgages, conveyances and other instruments of transfer of real or other property may be executed by any officer of the Company on behalf of the Trustees or such of them as are residents of Massachusetts.

                                     THE TRUSTEES


    9. NUMBER AND ELECTION. The persons signing this Declaration of Trust shall be the original Trustees. At such time as the outstanding shares of the Company are not wholly owned by Boston Edison Company (the "Transition
Date"), the following provisions shall apply.   The number of Trustees shall
be determined from time to time by the Trustees, but shall not be less than three nor more than sixteen, divided into classes and elected for terms as set forth below, shall be elected at the annual meeting of the Shareholders by such Shareholders as have the right to vote at such election. The number of Trustees may be increased at any time or from time to time to any number not more than sixteen either by the Shareholders or by the Trustees by vote of a majority of the Trustees then in office. The number of Trustees may be decreased to any number not less than three at any time or from time to time either by the Shareholders or by the Trustees by a vote of a majority of the Trustees then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal of one or more Trustees.

    The Trustees shall be elected as follows. The Trustees shall be divided as nearly equally as possible into three classes, with each class to consist of approximately one-third of the number of Trustees. The first Trustees of the Company shall consist of the directors of Boston Edison Company divided into the same three classes. The term of office of the Trustees of the first class shall continue until the first annual meeting of the Shareholders following the Transition Date, the term of office of the Trustees of the second class shall continue until the second annual meeting of the Shareholders following the Transition Date, and the term of office of the Trustees of the third class shall continue until the third annual meeting of the Shareholders following the Transition Date, and, in each case, until their respective successors are chosen and qualified (unless otherwise required by law) or until the Trustee sooner dies, resigns or is removed.

    At each annual meeting beginning with the first annual meeting of the Shareholders following the Transition Date, the Trustees elected to succeed those whose terms expire shall be of one class and shall be elected for a term which shall continue until the third succeeding annual meeting, and until a successor shall be elected (unless otherwise required by law) or until the Trustee sooner dies, resigns or is removed. Any Trustee elected to fill a vacancy caused by death, resignation or removal shall be elected for a term which shall coincide with the term of the class of the vacant trusteeship. Any Trustee elected to fill an additional trusteeship resulting from an increase in the number of Trustees shall be of the class whose term continues and shall be elected to serve until the annual meeting of the Shareholders closest to three years from the date of the increase, and until a successor shall be elected and qualified (unless otherwise required by law) or until the Trustee sooner dies, resigns or is removed. The number of Trustees shall not be increased or decreased at a time when, or to the extent that, it would result in the Trustees not being divided as nearly equally as possible into three classes each consisting of approximately one-third of the number of Trustees. The total number of Trustees need not be an exact
multiple of three.  A Trustee may succeed himself or herself.   Whenever the
holders of any one or more classes or series of shares of the Company other than common shares shall have the right, voting separately by class or series, to elect Trustees at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such trusteeship shall be governed by the terms of such class or series of shares, and such Trustees shall not be divided into classes pursuant to this Article 9 unless expressly provided by such terms. References in this Article 9 to an annual meeting of Shareholders shall be deemed to include a special meeting held in place of an annual meeting. This Article 9 may be amended only by vote of the holders of 80% of the shares issued and outstanding and entitled to vote generally in the election of Trustees; provided, however, that such 80% vote shall not be required for any alteration, amendment or repeal that has been recommended by 80% of the Trustees then in office.

    10. RESIGNATION; VACANCIES; REMOVALS. A Trustee may resign by presenting his or her resignation in writing at a meeting of the Trustees or delivering the same at the principal office of the Company, addressed to the chairman, president or clerk of the Company, and its acceptance by the Trustees shall not be required unless so stated in the resignation. Any vacancy in the number of Trustees not required to be filled by the Shareholders may be filled by the Trustees by vote of a majority of the remaining Trustees although less than a quorum. Any Trustees so chosen shall continue in office for the remainder of the full term of the class of Trustees in which the new trusteeship was created or the vacancy occurred and until his or her successor, if there be one, is chosen and qualified. The remaining Trustees may act notwithstanding any vacancy in their numbers. Except as otherwise provided in this declaration of trust, a Trustee (including persons elected by the Trustees to fill any vacancies) may be removed from office: (i) for cause by the vote of the holders of a majority of the shares issued and outstanding and entitled to vote generally in the election of Trustees; (ii) without cause by the vote of 80% of the shares issued and outstanding and entitled to vote generally in the election of Trustees; or (iii) for cause by vote of a majority of the Trustees then in office. A Trustee may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him or her. Except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the Company, no Trustee resigning or removed shall have any right to any compensation as such Trustee for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless the body acting on the removal, shall in their or its discretion provide for compensation.

    11. VESTING IN NEW TRUSTEES. Upon the resignation or removal of a Trustee hereunder and upon the election or appointment of a new Trustee hereunder, such instruments shall be executed, acknowledged and delivered as the remaining Trustees or the new Trustees shall deem necessary or convenient for confirming or providing evidence of the vesting of the Trust estate in the Trustees for the time being who are residents of Massachusetts. Notwithstanding the failure to execute any conveyance, the Trust estate shall always (not restricting the same to the above enumerated cases) vest in the Trustees for the time being hereunder and the Trust estate shall always vest in such Trustees as are residents of Massachusetts.

    12. COMPENSATION. Each Trustee shall receive such reasonable compensation as the Trustees may determine, and shall not be limited by any provision of law with regard to the compensation of trustees of an express trust.

    13. UNISSUED SHARES. In particular, and without limiting the generality of the foregoing, the Trustees may, subject to any requirement of law, at any time issue all or from time to time any part of the unissued shares of the Company from time to time authorized and may determine, subject to any requirements of law, the consideration for which such shares is to be issued and the manner of allocating such consideration between capital and surplus. Unless the Trustees otherwise specify, the excess of the consideration for any share with par value issued by it over such par value shall be paid-in surplus. The Trustees may allocate to capital stock less than all of the consideration for any share without par value issued by it, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

    14. DETERMINATION OF CAPITAL AND INCOME. The Trustees shall have power to determine what constitutes capital or income, what constitutes the income of the Trust estate for any year or other period, in what manner any expenses or disbursements are to be allocated between capital and income, and the amount of the net earnings and of the earned surplus; and every such determination, whether express or implied in the acts or proceedings of the Trustees, shall be conclusive and binding upon all persons interested.

    15. DIVIDENDS. The Trustees may from time to time in its discretion declare dividends out of the net earnings of the Trust estate or out of the earned surplus or capital surplus, payable out of the Trust estate, at any date fixed by the Trustees, in cash or property, including without limitation bonds or other obligations of and the shares in the Company, and for that purpose may capitalize all or any part of the earned surplus; but no Shareholder shall have any right to any dividends except when and as the same are declared by the Trustees, and no Trustee or Shareholder, officer, agent or representative of the Company shall be liable therefor, and any Shareholder entitled thereto shall look only to the Trust estate for the payment of any such dividends. The Company shall pay and distribute the said dividends so declared to the Shareholders according to the number of shares held by them respectively.

    16. FISCAL YEAR; ACCOUNTS. The Trustees may determine the fiscal year for the Company, and the form in which the accounts of the Company shall be kept, and may from time to time change the fiscal year or form of accounts.

    17. ACTION BY BOARD; QUORUM. The action of the Trustees in respect of any matter shall be by vote passed by the Trustees at a meeting or by a written vote without a meeting (with or without notice to the other Trustees) signed by at least a majority of the Trustees. At any meeting of the Trustees, six trustees shall constitute a quorum for the transaction of business, except when the number of Trustees then in office shall be less than twelve, in which case a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast on the question, and the meeting may be held as adjourned without further notice. Except as herein otherwise provided, when a quorum is present at any meeting a majority of the Trustees in attendance thereat shall decide any questions before such meeting. Nothing in this
Article 17 shall be construed as limiting the delegation of any power to a committee of the Trustees.

    18. BY-LAWS. The Trustees may by vote of a majority of the Trustees then in office, make and from time to time amend, add to or rescind by-laws for the Company (the "By-laws"). The By-laws may, subject to the provisions of this declaration of trust: (a) fix the fiscal year; (b) regulate the affairs of the Trustees, including provisions for the nomination thereof; (c) provide for such committees as the Trustees shall deem appropriate, including an executive committee which shall be vested with all of the powers and authorities of the Trustees in the intervals between meetings of the Trustees; (d) provide for the appointment of a chairman of the Trustees, a president, one or more vice presidents, a treasurer, a clerk and such other officers as the Trustees may deem appropriate, and the manner of their appointment and removal, and their respective powers and duties; (e) provide for the manner in which documents shall be executed, including share certificates; (f) provide for the appointment of transfer agents or officers and registrars, and (g) contain such further provisions relating to the above matters or otherwise, incidental or in addition to but not inconsistent with the provisions of this declaration of trust, as the Trustees shall deem appropriate.

    19. CERTIFICATE EVIDENCING VOTES. A certificate signed by the chairman, the president, the treasurer, the clerk or any assistant or temporary clerk, or one or more of the Trustees, shall be conclusive evidence, in favor of every person, firm, association, trust and corporation acting in good faith in reliance thereon, as to the contents of any vote of the Trustees, or any committee thereof, or of the Shareholders, and as to all matters in such certificate contained relating to the meeting, if any, at which any vote is therein certified to have been passed, including the regularity of the said meeting and the passage of any vote thereat, and as to all other matters and things stated in such certificate, and no person, firm, association, trust or corporation shall be obligated to make any inquiry as to any of the said matters, or as to the election or appointment of any person acting as a Trustee at such meeting, or as to the holding of any shares by any person, firm, association, trust or corporation acting as a Shareholder at such meeting, or be affected by actual or implied notice of any irregularity whatsoever therein.

                     INDEMNIFICATION AND LIMITATION OF LIABILITY

    20. TRUSTEES AND OFFICERS. To the extent legally permissible, each of the Company's Trustees and officers, as defined in Article 24, shall be indemnified by the Trust estate against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person's being or having been such a Trustee or officer, except with respect to any matter as to which such person shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company; provided, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Company, after notice that it involves such indemnification, (i) by a disinterested majority of the Trustees then in office, or (ii) by a majority of the Disinterested Trustees then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Trustee or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company, or (iii) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested Trustee or officer.

    21. LIABILITY. No Trustee, officer or agent of the Company shall be liable except for acts or failures to act which at the time would impose liability on him or her if this trust were a Massachusetts business corporation and he or she were a director, officer or agent thereof respectively. In determining what he or she reasonably believes to be in the best interests of the Company, a Trustee may consider the interests of the Company s employees, suppliers, creditors and customers, the economy of the state, region and nation, community and societal considerations, and the long-term and short-term interests of the Company, its subsidiaries and its Shareholders, including the possibility that these interests may best be served by the continued independence of the

Company. Notwithstanding any provision of law or this Article 21 or any other provision in this declaration of trust contained, a Trustee shall not be liable to the Company or any Shareholder for monetary damages for breach of fiduciary duty as a Trustee except with respect to any matter as to which such liability is imposed by applicable law and he or she shall have been adjudicated (i) to have breached his or her duty of loyalty to the Company or its Shareholders, (ii) to have acted not in good faith, or omitted to act in good faith, (iii) to have knowingly violated the law or intentionally engaged in misconduct, or (iv) to have derived any improper personal benefit from a transaction. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Trustee for or with respect to any acts or omissions of such Trustee occurring prior to such amendment or repeal.

    22. BOOKS AND REPORTS. In discharging his or her duties a Trustee or officer of the Company, when acting in good faith, shall be fully protected in relying upon the books of account of the Company or of another organization in which he or she serves as contemplated by Article 24, reports made to the Company or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the Trustees or similar governing body of such other organization, or upon other records of the Company or of such other organization.

    23. ADVANCE OF EXPENSES. Expenses, including counsel fees, reasonably incurred by any Trustee or officer with respect to the defense or disposition of any action, suit or proceeding referred to in Article 20 may be advanced by the Company prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he or she is entitled to indemnification.

    24. RIGHTS NOT EXCLUSIVE; DEFINITIONS. The rights of indemnification provided in Article 20 shall not be exclusive of or affect any other rights to which any Trustee or officer may be entitled and such rights shall inure to the benefit of his or her successors, heirs, executors, administrators and other legal representatives. Such other rights shall include all powers, immunities and rights of reimbursement which would be allowed under the laws of The Commonwealth of Massachusetts were the Company a business corporation organized under such laws. As used in Articles 20, 21, 22 and 23 and this
Article 24, the terms "Trustee" and "officer" include persons who serve at the request of the Company as directors, officers, or trustees of another organization in which the Company has any direct or indirect interest as a shareholder, creditor or otherwise. An "interested" Trustee or officer is one against whom in such capacity the proceeding in question or another proceeding on the same or similar grounds is then pending. Nothing contained in Articles 20, 21, 22 and 23 and this Article 24 shall affect any rights to indemnification to which Company personnel other than Trustees and officers may be entitled by contract or otherwise under law. No Trustee shall be obligated to give any bond or other security for the performance of any of his or her duties.

    25. SHAREHOLDERS. In case any Shareholder shall at any time for any reason be held to or be under any personal liability solely by reason of his or her being or having been a Shareholder and not by reason of his or her acts or omissions as a Shareholder, then such Shareholder (or his or her heirs, executors, administrators, or other legal representatives) shall be entitled out of the Trust estate to be held harmless from, and indemnified against, all loss, liability or expense by reason of such liability.

  INTERESTED TRUSTEE, SHAREHOLDERS, AND OFFICERS; RATIFICATION BY SHAREHOLDERS

   26. SHAREHOLDERS, TRUSTEES, OFFICERS AND AGENTS. No agreement, dealing, relationship or arrangement of any kind with the Company, or with any company which may be controlled by the Company or in which the Company may have any interest, in which any Shareholder, Trustee, officer, agent or other representative of the Company shall have a personal interest shall be void or voidable or otherwise affected by such interest nor shall such Shareholder, Trustee, officer, agent or other representative so interested be liable to account in respect thereof, except such effect or liability, if any, as would have resulted under the same circumstances had the Company been a business corporation organized under the laws of The Commonwealth of Massachusetts. No Trustee, officer, agent or other representative of the Company shall be precluded, by his or her office, from acquiring shares or stock in or bonds or other obligations of or from holding any office or place of profit in the Company or any company in which the Company shall be interested as stockholder or otherwise. No Shareholder, by reason of his or her holding such shares, however great in amount, shall be precluded from holding any office or place of profit hereunder or under any company in which the Company or the Trustees shall be interested as stockholder or otherwise.

    27. AUTHORIZATION OR RATIFICATION BY SHAREHOLDERS. Regardless of whether the foregoing provisions have or have not been complied with, any agreement, dealing, relationship or arrangement entered into by or on behalf of the Company or by the Trustees, officers, agents or other representatives of the Company, or by or on behalf of any company in which the Company or the Trustees shall be interested as stockholder, or otherwise, shall not be voided by reason of the interest therein of any Shareholder, Trustee, officer, agent or other representative nor shall any Shareholder, Trustee, officer, agent or other representative being so interested be liable to account to the Company or to the Trustees, officers or Shareholders, or otherwise, for any profit or benefit realized through any such agreement, dealing, relationship or arrangement by reason of such Shareholder, Trustee, officer, agent or other representative holding that position or of the fiduciary relation thereby established, if such agreement, dealing, relationship or arrangement shall have been authorized or ratified by the Shareholders or by the stockholders of any such company, as the case may be, after notice of the fact of the interest therein (including a general statement of the nature and extent of such interest) of such Shareholder, Trustee, officer, agent or other representative, except that if such agreement, dealing, relationship or arrangement was with a Shareholder or Shareholders the authorization or ratification shall be by a majority vote of disinterested Shareholders at a meeting.

                            SHARES OF BENEFICIAL INTEREST

    28. NUMBER; NONASSESSABLE. The entire beneficial interest in the Trust estate and in all business conducted by the Company and all profits earned by it shall be, and during the continuance of this trust shall remain, in the owners from time to time of transferable shares of beneficial interest. The shares of beneficial interest shall consist of (i) 100,000,000 common shares all of the same class and each with a par value of one dollar ($1.00), and
(ii) 10,000,000 preferred shares, each with a par value of one dollar ($1.00) and may be issued from time to time by the Trustees without the necessity of obtaining the consent of the Shareholders. Subject to the limitations prescribed by law and the provisions of this declaration of trust, the Trustees are authorized to issue the preferred shares from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Trustees in a resolution or resolutions providing for the issue of such preferred shares. Subject to the powers, preferences and rights of any preferred shares, including any series thereof, having any preference or priority over, or rights superior to, the common shares and except as otherwise provided by law, the holders of the common shares shall have and possess all powers and voting and other rights pertaining to the shares of this Company and each common share shall be entitled to one vote. All shares issued and to be issued shall be fully paid and nonassessable except to the extent otherwise specifically provided in the certificates representing such shares. In any issue of common shares, fractional shares may be issued if authorized by the Trustees; and in lieu thereof the Trustees may issue transferable or nontransferable instruments representing or relating to fractional interests (on such terms and in such form as the Trustees shall determine) and may appoint an exchange agent or exchange agents to assist Shareholders in buying or selling such fractional interests.

    29. SHARES PERSONAL PROPERTY; TRUST ONLY. Shares shall be personal property entitling the holders only to the rights and interest in the Trust estate set forth in these presents, and it is expressly declared and agreed by and between the Shareholders, Trustees and officers of the Company that a trust and not a partnership is deemed to be created by this instrument and that irrespective of whether any different status may be held to exist as far as others are concerned, nevertheless as between the said Shareholders, Trustees and officers the Shareholders shall be deemed to hold only the relationship of CESTUIS QUE TRUSTENT to the Trustees, with only such rights as are conferred upon them as such CESTUIS QUE TRUSTENT hereunder.

    30. RIGHTS OF SHAREHOLDERS; LIMITATION ON RIGHTS OF ACTION. No Shareholder shall have or acquire at any time any interest in any specific property, real or personal, at any time forming part of the Trust estate, or any right to any division or partition thereof or any other rights with reference thereto, except to have said property dealt with as herein provided, to receive dividends therefrom, as herein provided, and to share in the distribution of the cash proceeds thereof, or distributions in kind, or both, upon the termination of the trust, as herein provided. No action may be brought by a Shareholder on behalf of the Company unless a prior demand regarding such matter has been made on the Trustees and the Shareholders of the Company.

    31. ADDITIONAL SHARES. Additional common shares may be authorized from time to time by a majority vote of the Shareholders at a meeting. Such additional common shares shall rank equally and be in all respects identical with the common shares originally authorized and may be issued from time to time by the Trustees without the necessity of obtaining the consent of the Shareholders.

    32. PREFERRED SHARES. Additional preferred shares may be authorized from time to time by vote, at a meeting duly called and held, of the holders of two-thirds of the shares outstanding and entitled to vote thereon, and such additional shares may be issued in one or more classes and in one or more series within a class and shall have such voting powers, full or limited, or no voting powers, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined in the vote authorizing them or by the Trustees pursuant to authority granted to it by such vote or as provided in Article 29.

    33. ALL OTHER CHANGES IN SHARES. Any authorized shares, whether issued or unissued, may, by vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, be changed by increasing or decreasing their par value, be reduced in number, be changed into the same or a different number of shares of any class or classes with or without par value, or be classified or reclassified. In connection with any of the foregoing, the Trustees may increase, decrease or adjust the capital accounts of the Company.

    34. CONSIDERATION FOR ISSUE. Unless otherwise prescribed by vote of the Shareholders, all shares may be issued for money, services or property (including other shares of the Company at the time outstanding), or as a distribution to Shareholders, and upon such terms as to valuation of shares, services or property and otherwise, as the Trustees may in its absolute discretion determine.

    35. NO PREEMPTIVE OR PREFERENTIAL RIGHTS OF SUBSCRIPTION. No holder of shares of any class and no holder of other securities of the Company, convertible or otherwise, shall have any preemptive or preferential right of subscription to, or purchase of, any securities of the Company.

    36. TREASURY SHARES. Shares in the Company acquired by the Company may be canceled and the number of shares issued may thereby be reduced, or such shares may be held in the treasury and be disposed of by the Company, when authorized by the Trustees, as the trustees may from time to time determine; but such shares while so held in the treasury shall not be entitled to any voting rights or to any dividends and shall not be deemed outstanding in computing proportions or percentages of shares hereunder or for any other purpose hereof. Shares canceled pursuant to this
Article 36 shall have the status of authorized but unissued shares.

    37. TRANSFER BOOKS. A register or registers shall be kept under the direction of the Trustees, which shall contain the names and addresses of the Shareholders and the number and kind of shares held by them respectively and a record of all transfers thereof. No Shareholder shall be entitled to receive payment of any dividend declared, nor to have any notice given to him or her as herein provided, until he or she has given his or her address to the transfer agent, or such other officer or agent of the Company as shall keep the said register, for entry thereon.

    38. TRANSFER AGENT. The Company, when authorized by the Trustees, may employ in the City of Boston or in any other cities the Trustees may designate a transfer agent or transfer agents and a registrar or registrars. The transfer agent or transfer agents shall keep the said registers and record therein the transfers of any of the said shares and countersign certificates of shares issued to the persons entitled to the same. The transfer agents and registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, except as modified by the Trustees.

    39. SHARE CERTIFICATES. No certificates certifying the ownership of shares need be issued unless the Trustees otherwise determine from time to time. The Trustees may make such rules as they consider appropriate for the issuance of share certificates, the form thereof, and similar matters.

    40. LOST, STOLEN OR DESTROYED SHARE CERTIFICATES. In the event the Trustees authorize the issuance of share certificates, a new certificate may be issued to replace any certificate previously issued, on satisfactory evidence that the said certificate previously issued has been worn out, mutilated, lost or destroyed and on such terms, if any, as to indemnity and otherwise, as the Trustees shall deem proper.

    41. TRANSFER OF SHARES. Every transfer of any certificated shares (otherwise than by operation of law) shall be signed by the transferor or by his or her agent thereunto duly authorized in writing, and upon delivery thereof to the Company or a transfer agent of the Company, accompanied by the existing certificate for such shares and such evidence of the genuineness of such transfer, authorization and other matters as may reasonably be required, shall be recorded in the register, and a new certificate therefor shall be issued to the transferee, and in case of a transfer of only a part of the shares represented by any certificate a new certificate for the residue thereof shall be issued to the transferor. A Shareholder of record shall be deemed to be the holder of the share or shares represented thereby for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Company shall be affected by any notice of a transfer until due presentment of the certificate for such shares or shares for registration of transfer. The Trustees may determine from time to time procedures for the transfer of uncertificated shares.

    42. TRANSFERS BY OPERATION OF LAW. Any person becoming entitled to any shares in consequence of the death, bankruptcy or insolvency of any Shareholder, or otherwise by operation of law, shall be recorded in the register as the holder of the said shares, and receive a new certificate for the same, upon production of the proper evidence thereof and delivery of the existing certificate to the Company or a transfer agent of the Company.
Until such production of evidence and delivery of the existing certificate, the Shareholder of record shall be deemed to be the holder of such shares for all purposes hereof, and neither the Trustees nor any transfer agent or registrar nor any officer or agent of the Company shall be affected by any notice of such death, bankruptcy, insolvency or other event. The Trustees may determine from time to time procedures for the transfer by operation of law of uncertificated shares.

    43. JOINT OWNERS. Any two or more persons in whose names any share is registered shall be treated as joint owners of the entire interest therein, and no entry shall be made in the register or in any certificate that any person is entitled to any future, limited or contingent interest in any share. However, any person registered as a holder of any share may, subject to the provisions hereinafter contained, be described in the register or in any certificate as a trustee or fiduciary of any kind, and appropriate words may be added to the description to identify such trust.

    44. NO DUTY TO EXAMINE INTO TRUSTS, PLEDGES, ETC., TO WHICH SHARES ARE SUBJECT. The Company shall not, nor shall the Trustees or the Shareholders or any officer of the Company or any transfer agent or other agents of the Company, or the Trustees, be bound to take notice or be affected by notice of any trust, whether express, implied or constructive, or of any charge, pledge or equity to which any of the said shares or the interest of any of the Shareholders in this trust may be subject, or to ascertain or inquire whether any sale or transfer of any such shares or interest by any such Shareholder or his or her personal representatives is authorized by such trust, charge, pledge or equity, or to recognize any person as having any interest therein, except the persons registered as such Shareholders. The receipt of the person in whose name any share is registered, or, if such share is registered in the names of more than one person, the receipt of any one of such persons, or the receipt of the duly authorized agent of any such person, shall be a sufficient discharge for all dividends and other money and for all shares, bonds, obligations and other property payable, issuable or deliverable in respect of such share and from all liability to see to the application thereof.

                               MEETINGS OF SHAREHOLDERS

    45. ANNUAL MEETING. An annual meeting of the Shareholders shall be held on the last Tuesday of April in every year, or on such other date as the Trustees or the chairman or the president may from time to time fix, at the principal office of the Company or at such other place in Massachusetts as may be designated by the Trustees, the chairman or the president, for the purpose of electing Trustees and for such other purposes as may be prescribed by law and hereby or as may be specified in the notice by the Trustees or by the chairman or by the president of the Company. If such annual meeting is omitted on the day herein provided for, a special meeting may be held in lieu thereof, and any business transacted or election held at such special meeting shall have the same effect as if transacted or held at such annual meeting.

    46. SPECIAL MEETINGS. The Trustees, chairman or president of the Company may, whenever any of them think fit, call or direct any officer of the Company to call a special meeting of the Shareholders to be held at the principal office of the Company or, in their discretion, at any other place in Massachusetts, and such special meeting shall be so called by the clerk, or in the case of the death, incapacity or refusal of the clerk, by another officer, upon written application of one or more Shareholders who hold at least forty percent in interest of the shares entitled to vote at such special meeting.

    47. PRESIDING OFFICER. The chairman or, if there is no chairman or the chairman is absent, the president shall preside at every meeting of the Shareholders, but if neither the chairman nor the president is present at the commencement of the meeting or, being present, shall not be willing to preside, the Shareholders present in person or by proxy shall choose the chairman of such meeting.

    48. BUSINESS TO BE TRANSACTED. At any annual or special meeting of Shareholders, no business shall be transacted other than such as is referred to in the notice of the meeting.

    49. NOTICES. A written or printed notice of each meeting of the Shareholders, whether annual or special, specifying the time, place and purposes thereof, shall be given as hereinafter provided by the clerk or any assistant clerk or by an officer designated by the Trustees to each of the Shareholders entitled to vote thereat at least seven

(7) days (including Sundays and holidays) before such meeting. Every notice to any Shareholder required or provided for herein may be given to him or her personally or by mailing it to him or her, postage prepaid, at his or her address specified in the records of the Company. Notice shall be deemed to have been given at the time when it is so mailed. In respect of any share held jointly by several persons, notice so given to any one of them shall be sufficient notice to all of them. Any notice so sent to the address of any Shareholder shall be deemed to have been duly sent in respect of any such share whether held by him or her solely or jointly with others, notwithstanding he or she be then deceased or be bankrupt or insolvent or legally incompetent, and whether the Trustees or any person sending such notice have knowledge or not of his or her death, bankruptcy or insolvency or legal incompetence, until some other person or persons shall be registered as holders. The certificate of the person or persons giving such notice shall be sufficient evidence thereof, and shall protect all persons acting in good faith in reliance on such certificate. Whenever notice of meeting is required to be given to a Shareholder under any provision of Massachusetts law applicable to the Company or of this declaration of trust, a written waiver thereof, executed before or after the meeting by such Shareholder or Shareholder s attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice.

    50. VOTING; QUORUM. At all meetings every Shareholder shall, subject to the provisions of Article 53, have one vote for each share held by him or her and may vote at any meeting or any adjournment or adjournments thereof in person or by proxy in writing dated not more than six months before the meeting named therein, which proxies shall be filed with the clerk or other person responsible to record the proceedings of the meeting before being voted; and, except as otherwise provided herein, the holders of a majority of all the shares issued and outstanding and entitled to vote shall constitute a quorum for the transaction of business. The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholders shall constitute execution of such proxy by or on behalf of such shareholder. Shares owned directly or indirectly by the Company, if any, shall not be deemed outstanding for this purpose, and the Company shall not, directly or indirectly, vote any share of its own shares. When any share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such share. If the holder of any share is a minor or a person of unsound mind, or subject to guardianship or to the legal control of any other person as regards the charge or management of such share, he or she may vote by his or her guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. No ballot shall be required for any election unless requested by a Shareholder present or represented at the meeting and entitled to vote in the election.

    51. ADJOURNMENT OF MEETING. Any meeting (or portion thereof) may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present, and the meeting (or portion thereof) may be held as adjourned without further notice.

    52. REQUISITE VOTE TO ACT. Except as otherwise herein provided, when a quorum is present at any meeting, a plurality of votes properly cast for election to any office shall elect to such office, and a majority of the shares represented at the meeting and entitled to vote upon any question properly brought before the meeting shall decide such question. Provisions hereunder for a majority vote of Shareholders at a meeting mean a vote of the holders of a majority of those shares entitled to vote thereon which are represented in person or by proxy at such meeting.

    53. RECORD DATE FOR VOTING, DIVIDENDS AND OFFERINGS. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution or offering, the trustees may from time to time fix in advance a time, which shall be not more than sixty (60) days before the date of any meeting of Shareholders or the date for the payment of any dividend or of any other distribution or the date of the offering, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or such offering, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Company after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period. If no record date is fixed and the transfer books are not closed, (i) the record date for determining Shareholders having the right to notice of or to vote at a meeting of Shareholders shall be at the close of business on the date next preceding the day on which notice is given, and (ii) the record date for determining Shareholders for any other purpose shall be at the close of business on the day on which the Trustees acts with respect thereto.

                          DURATION AND TERMINATION OF TRUST;
                               COMBINATION; AMENDMENTS

    54.  DURATION OF TRUST.  Unless terminated as provided in Article 8(o) or
Article 56, this trust shall continue without limitation of time.

    55.  DEATH OF SHAREHOLDER OR TRUSTEE NOT TO TERMINATE TRUST.   The death
of a Trustee hereunder or of a Shareholder or the dissolution of a Shareholder hereunder during the continuance of this trust shall not operate to terminate this trust, nor shall it entitle the legal representatives of any such Trustee or Shareholder to an accounting or to take any action in the courts or otherwise.

    56.  TERMINATION; COMBINATION; AFFILIATION.  Except as provided in
Article 57 below, the Trustees may terminate this trust at any time, or may cause the Company to be merged, combined, consolidated or otherwise affiliated with another trust, association, company, corporation or other entity, if such termination, merger, combination, consolidation, or affiliation has been authorized by vote, at a meeting duly called and held, of the holders of two-thirds of the shares outstanding and entitled to vote thereon or has been authorized pursuant to Article 8(o). Such termination, merger, combination, consolidation or affiliation shall become effective only upon presentation to the Trustees, as required by Article 59, of the counterpart of the certificate referred to in said Article 59, or at such
later time as may be specified in the vote effecting such action.   In
respect of any such merger, combination, consolidation or affiliation (other than as provided in Article 8(o)), the agreement in respect thereof shall confer on the holders of all shares of the Company who dissent from such transaction within the time and in the manner provided in the Massachusetts statute applicable to business corporations, substantially those rights they would have if the Company were at the time a Massachusetts business corporation. Such rights shall be the Shareholders' exclusive remedy in respect of such holders' dissent from any such actions.

    57.  CERTAIN TRANSACTIONS.

    A. HIGHER VOTE FOR CERTAIN BUSINESS TRANSACTIONS. In addition to any affirmative vote required by law or otherwise in this declaration of trust, and except as otherwise expressly provided in Section C of this
    Article 57:

         (1) any merger or consolidation of the Company or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other company (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Shareholder; or

         (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Company, any Subsidiary or any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder having an aggregate Fair Market Value (as hereinafter defined) in excess of 5% of the total consolidated book value of the total assets of the Company and its Subsidiaries as of the end of the Company s most recent fiscal year prior to the time the determination is made; or

         (3) the adoption of any plan or proposal for the termination, liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

         (4) any reclassification of securities (including any reverse stock split) or recapitalization of the Company or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock (as hereinafter defined), or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

         (5) any tender offer or exchange offer made by the Company for shares of Capital Stock which may have the effect of increasing an Interested Shareholder s percentage beneficial ownership (as hereinafter defined) so that following the completion of the tender offer or exchange offer the Interested Shareholder s percentage beneficial ownership of the outstanding Capital Stock may exceed 110% of the Interested Shareholder s percentage beneficial ownership immediately prior to the commencement of such tender offer or exchange offer; or

         (6) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (1) to
         (5);

    shall require the affirmative vote of the holders of Voting Shares (as hereinafter defined) representing shares equal to the sum of (i) a majority of the then outstanding Voting Shares, excluding Voting Shares of which such Interested Shareholder is the beneficial owner, plus (ii) the number of Voting Shares of which such Interested Shareholder is the beneficial owner, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange or otherwise.

    B. DEFINITION OF "BUSINESS TRANSACTION". For the purposes of this Article 57 the term "Business Transaction" shall mean any transaction that is referred to in any one or more of clauses (1) through (6) of Section A of this Article 57.

    C.  WHEN HIGHER VOTE IS NOT REQUIRED.  The provisions of Section A of this
    Article 57 shall not be applicable to any direct or indirect purchase or other acquisition by the Company or any Subsidiary of any shares of Capital Stock from an Interested Shareholder. The provisions of
    Section A of this Article 57 shall also not be applicable to any particular Business Transaction involving an Interested Shareholder, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of this declaration of trust if the Business Transaction shall have been approved by a majority of the Disinterested Trustees (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Shares that caused the Interested Shareholder to become an Interested Shareholder).

    D.  CERTAIN DEFINITIONS.  For purposes of this Article 57:

         (1) The term "Capital Stock" shall mean all the shares of beneficial interest of the Company authorized to be issued from time to time under Article 29 of this declaration of trust.

         (2) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

         (3) The term "Interested Shareholder" shall mean any person (other than the Company or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which (a) is the beneficial owner of Voting Shares representing 5% or more of the votes entitled to be cast by the holders of all then outstanding Voting Shares; or (b) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Shares representing 5% or more of the votes entitled to be cast by the holders of all the outstanding Voting Shares.

         (4) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 3 above, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph 4, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (5) An "Affiliate" of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         (6) The term "Associate" used to indicate a relationship with any person means (a) any company (other than the Company or any Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Trustee or officer of the Company or any of its parents or subsidiaries.

         (7) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Company, PROVIDED, HOWEVER, that for the purposes of the definition of Interested Shareholder set forth in paragraph 3 above and the definition of Associate set forth in paragraph 6 above, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Company.

         (8) The term "Disinterested Trustee" means any Trustee who is not an Affiliate or Associate or representative of the Interested Shareholder and was a Trustee prior to the time that the Interested Shareholder became an Interested Shareholder, and any Trustee who is a successor of a Disinterested Trustee, is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Disinterested Trustee by a majority of the Disinterested Trustees.

         (9) The term "Fair Market Value" means (a) in the case of cash, the amount of such cash, (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Trustees in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Disinterested Trustees.

         (10) The term "Voting Shares" means all Capital Stock which by its terms may be voted generally in the election of Trustees of the Company.

    E. POWERS OF THE DISINTERESTED TRUSTEES. A majority of the Disinterested Trustees shall have the power and duty to determine for purposes of this Article 57, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder,
    (2) the number of shares of Capital Stock or other securities beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the assets that are the subject of any Business Transaction have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Transaction has, an aggregate Fair
    Market Value in excess of the amount set forth in clause (2) of Section A of this Article 57. Any such determination made in good faith shall be binding and conclusive for all the purposes of this
    Article 57.

    F. NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this Article 57 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    G. ALTERATION, AMENDMENT, REPEAL. Notwithstanding any other provisions of this declaration of trust (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or this declaration of trust), the affirmative vote of the holders of 80% of the then outstanding Voting Shares shall be required to alter, amend or repeal this Article 57; PROVIDED, HOWEVER, that this Section
    G shall not apply to, and such 80% vote shall not be required for, any alteration, amendment or repeal recommended by a majority of the Disinterested Trustees.

    58. AMENDMENTS. The declaration of trust may be altered, amended, added to or rescinded by an instrument in writing signed by a majority of the Trustees, if the same has been authorized by majority vote of the Shareholders at a meeting, and such other vote, if any, as may be required by the rights or preferences relating to any class or series of shares; provided that if such alteration, amendment, addition or rescission shall in the judgment of the Trustees be of a fundamental character it shall require authorization by vote, at such a meeting, of the holders of a majority of the shares outstanding and entitled to vote thereon; and provided further that any alteration, amendment, addition or rescission of any provision requiring a vote of the holders of a specified percentage of the shares shall be only by vote of the holders of such percentage; and provided further that the provisions of Articles 3 and 4 exempting from personal liability the Shareholders, Trustees, officers, agents and other representatives of the Company may be amended only by unanimous vote of the holders of all shares entitled to vote at the time such vote is taken and such amendment shall take effect only prospectively. Such alteration, amendment, addition or rescission shall become effective at such time as may be specified in the vote effecting such action. Notwithstanding anything preceding in this Article to the contrary but subject to the provisions of Article 57, the vote of the holders of 80% of the shares issued and outstanding and entitled to vote generally in the election of Trustees shall be required for any alteration, amendment or repeal of Articles 9 and 10; provided, however, that such 80% vote shall not be required for any alteration, amendment or repeal adopted or recommended by 80% of the Trustees then in office. Amendments for the purpose of changing the name of the Company or of supplying any omission, curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision contained in this declaration of trust shall not require authorization by vote of the Shareholders.

    59. CERTIFICATE OF TERMINATION OR AMENDMENT. In case this trust shall be terminated or any merger, combination, consolidation or affiliation shall be effected, or any of the terms, powers and provisions herein contained shall be altered, amended, added to or rescinded, pursuant to the provisions of Article 8(o), Article 56 or Article 58 or other authority, a certificate in any number of counterparts deemed desirable, setting forth such termination, alteration, amendment, addition or rescission or the terms of such merger, combination, consolidation or affiliation and either that the Shareholders have authorized the same in accordance with the provisions of said Article 8(o), Article 56 or Article 58, or the other authority pursuant to which the same has been made, shall be signed by the chairman or president and by the clerk or any assistant clerk and shall be acknowledged by either the chairman or president signing the same and shall be recorded or filed in the various public offices, if any, in which this declaration of trust is then recorded or filed and at the principal office of the Company and in such places as may be required by law, but failure to record or file any such vote or resolution shall not affect the validity thereof.

    60. DISPOSITION OF TRUST ESTATE ON TERMINATION. Upon the termination of this trust the Trustees shall, upon such terms as shall be determined by the Trustees, sell and convert into money or into shares, bonds or other securities or obligations, whether of the purchaser or otherwise, the whole or any part of the Trust estate and shall apportion the proceeds thereof and any property forming part of the Trust estate excepted from such sale among all the Shareholders in accordance with their respective rights ratably according to the number and kind of shares held by them respectively. In making any sale under this provision the Trustees shall have power to sell by public auction or private contract and to buy in or rescind or vary any contract of sale and to resell, without being answerable for loss, and for the said purposes to execute or cause to be executed all proper deeds and instruments and to do all proper things. The Trustees may, after the distribution of the full amounts of money, if any, due upon liquidation or termination on any preferred shares of any class or series which may be outstanding, divide the whole or any part of the remaining Trust estate in its actual state of investment among the Shareholders in accordance with their respective rights ratably according to the number and kind of shares held by them respectively, and for such purposes the Trustees shall have power to determine the values of the property comprising said remaining Trust estate.

                                    MISCELLANEOUS

    61. FILING. This instrument and any amendment hereto shall be filed with the Secretary of The Commonwealth of Massachusetts and in such other places as may be required under the laws of The Commonwealth of Massachusetts and may also be filed or recorded in such other places as the Trustees deem appropriate. Unless any such amendment sets forth some later time for the effectiveness of such amendment, such amendment shall be effective upon its filing with the Secretary of The Commonwealth of Massachusetts. A restated declaration of trust, integrating into a single instrument all of the provisions of this instrument which are then in effect and operative, may be executed from time to time by the Trustees and shall, upon filing with the Secretary of The Commonwealth of Massachusetts, be conclusive evidence of all amendments contained therein and may hereafter be referred to in lieu of this instrument and the various amendments thereto.

    62. PROTECTION OF COMPANY, STOCK OF WHICH HELD BY TRUST. No corporation, trust, association or body politic shall be affected by notice that any of its shares or bonds or other securities or obligations are subject to this trust or be bound to see to the execution of this trust or to ascertain or inquire whether any transfer of any such shares, bonds or securities or obligations by the Company is authorized, notwithstanding such authority may be disputed by some other person, firm, association, trust or corporation.

    63. AUTHORITY OF THE TRUSTEES TO CONSTRUE TERMS HEREOF. The Trustees shall have the authority to construe any of the terms, powers and provisions herein contained and to act on any such construction, and its construction of the same and any action taken pursuant thereto by the Trustees, or any committee, officer or agent in good faith shall be final and conclusive.

    64. EFFECT OF CAPTIONS AND TABLE OF CONTENTS. The captions and Table of Contents are inserted for convenience of reference, and are not to be taken as any part of this instrument or to control or affect the meaning, construction or effect of the same.

    65. COUNTERPARTS. This instrument may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

    66. GOVERNING LAW. This instrument is executed by the original Trustees and delivered in The Commonwealth of Massachusetts, and with reference to the statutes and law thereof, and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to the statutes and law of said Commonwealth.

    67. PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS. The provisions of this instrument are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions would be inconsistent with any of the conditions necessary for qualification of the Company as an exempted holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder or is inconsistent with other applicable laws and regulations, such provision shall be deemed never to have constituted a part of this instrument, provided that such determination shall not affect any of the remaining provisions of this instrument or render invalid or improper any action taken or omitted prior to such determination. If any provision of this instrument shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this instrument in any jurisdiction.

    IN WITNESS WHEREOF we have hereunto set our hands and seals at Boston in The Commonwealth of Massachusetts on the date first above mentioned.


[SEAL]                               /s/ Thomas J. May
                                     ------------------------
                                     Thomas J. May


[SEAL]                               /s/ James J. Judge
                                     ------------------------
                                     James J. Judge


[SEAL]                               /s/ Theodora S. Convisser
                                     ------------------------
                                     Theodora S. Convisser


COMMONWEALTH OF MASSACHUSETTS
COUNTY OF SUFFOLK, SS.

March  14, 1997

    Then personally appeared before me the above-named Thomas J. May, James
J. Judge and Theodora S. Convisser, and severally acknowledged the foregoing instrument to be their free act and deed.

WITNESS MY HAND and official seal at Boston, Massachusetts.

NOTARIAL SEAL

My commission expires


Notary Public in and for The Commonwealth of Massachusetts

                                      APPENDIX C

                              1997 STOCK INCENTIVE PLAN

                                BOSTON EDISON COMPANY

                              1997 STOCK INCENTIVE PLAN


1.  PURPOSE

    The purpose of this 1997 Stock Incentive Plan (the "Plan") is to advance the interests of Boston Edison Company (the "Company") and its subsidiaries by enhancing their ability (a) to attract and retain employees who are in a position to make contributions to the success of the Company and its subsidiaries; (b) to reward employees for such contributions; and (c) to encourage employees to take into account the long-term interests of the Company and its subsidiaries through ownership of shares of, and other interests in, the Company's common stock ("Common Stock").

    The Plan is intended to accomplish these goals by enabling the Company to grant awards ("Awards") to eligible employees. Awards may be in the form of Stock Options (as described in Section 6), Stock Appreciation Rights (as described in Section 7), Restricted Stock Awards (as described in Section 8), Deferred Stock Awards (as described in Section 9), Performance Unit Awards (as described in Section 10), Dividend Equivalent Awards (as described in Section
11), and Other Stock-Based Awards (as described in Section 12).

2.  ADMINISTRATION

    The Plan will be administered by the Executive Personnel Committee of the Board of Directors of the Company, excluding any member who would not be (i) an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (ii) a non-employee director as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Committee"). The Committee will have full discretionary authority, not inconsistent with the express provisions of the Plan, to administer the Plan in all respects, including without limitation, authority (a) to grant Awards to such eligible employees as the Committee may select ("Participants"); (b) to determine the type of Awards to be granted and the times of grants; (c) to determine the number of shares of Common Stock to be covered by any Award; (d) to determine the terms and conditions of any Award, which terms and conditions may differ among individual Awards and Participants; (e) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (f) to adopt, amend and rescind rules and regulations for the administration of the Plan; (g) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; and (h) to waive compliance by a Participant with any obligation to be performed by him under an Award, except that the Committee may not, (i) in the case of an incentive stock option (as described in Section 6), take any action without consent of the Participant which would cause such option to lose its status as an "incentive stock option" ("ISO") within the meaning of section 422 of the Code, or (ii) in the case of an Award intended to qualify as "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, increase the amount of compensation payable under the Award to the extent that such increase would cause the Award to lose its qualification as such performance-based compensation. Such determinations and actions of the Committee shall be conclusive and shall bind all parties.

3.  EFFECTIVE DATE AND TERM OF PLAN

    The Plan will become effective on the date on which it is approved by the stockholders of the Company. Grants of Awards under the Plan may be made prior to that date (but after adoption of the Plan by the Board of Directors), subject to approval of the Plan by the stockholders.

    No Award may be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board of Directors, but Awards previously granted may extend beyond that date.

4.  SHARES SUBJECT TO THE PLAN

    (a) NUMBER OF SHARES. Subject to adjustment as provided in Section 15, the aggregate number of shares of Common Stock that may be delivered under the Plan is 2,000,000, including shares issued in lieu of or upon reinvestment of dividends arising from awards. Shares of Common Stock may be issued up to this maximum pursuant to any type or types of Awards, including ISOs. For purposes of this limitation, Awards and shares of Common Stock which are forfeited or reacquired by the Company, and Awards which are satisfied or otherwise terminated without the issuance of shares of Common Stock, will not be counted.

    (b) SPECIAL LIMITATIONS APPLICABLE TO CERTAIN AWARDS. Subject to adjustment as provided in Section 15 to the extent such adjustment is consistent with the continued satisfaction by Awards of the requirements of Section 162(m)(4)(C) of the Code, (i) the maximum number of shares of Common Stock for which Options and SARs may be awarded under the Plan to any Participant in any calendar year is in each case 100,000 shares, and (ii) the maximum number of shares of Common Stock with respect to which Restricted Stock Awards and Awards intended to qualify as "performance-based compensation" under Section 162(m)(4)(C) of the Code may be granted to any Participant in any calendar year is in each case the equivalent of 25,000 shares. For purposes of the preceding sentence, the regrant of a canceled Option or SAR, or the repricing of an Option or SAR, shall be treated as a separate Award to the extent required under
Section 162(m)(4)(C) of the Code. The per-individual Award limitations described in this paragraph are intended to enable certain Awards under the Plan to qualify for the performance-based compensation exemption rules set forth under Section 162(m)(4)(C) of the Code and shall be subject to amendment or revision to the extent (but only to the extent) consistent with such rules.

    (c) SHARES TO BE DELIVERED. Shares delivered under the Plan will be authorized but unissued shares of Common Stock or, if the Committee so decides in its sole discretion, previously issued Common Stock acquired by the Company in the open market or in private transactions, or shares of Common Stock held in treasury. No fractional shares of Common Stock will be delivered under the Plan.

5.  ELIGIBILITY

    Employees eligible to become Participants shall be those key employees of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to make a contribution to the success of the Company or its subsidiaries. A subsidiary for purposes of the Plan is a corporation or other entity in which the Company owns, directly or indirectly, stock or other equity-like interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests. Members of the Committee will not be eligible to become Participants.

6.  STOCK OPTIONS

    Stock Options granted under the Plan ("Options") may be either ISOs or non-qualified stock options ("NSOs"). Except to the extent expressly designated as an ISO (or to the extent it does not qualify as an ISO even if so designated), each Option will be an NSO.

    No term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted to the Committee under the Plan be exercised, so as to disqualify the Plan or, without the consent of the optionee, any ISO, under Section 422 of the Code. The documents evidencing ISOs will contain such provisions as are required of ISOs under the applicable provisions of the Code.

    Options granted under the Plan will be subject to the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems desirable:

    (a) EXERCISE PRICE. The exercise price of each Option will be determined by the Committee, but may not be, in the case of an ISO, less than 100% (110%, in the case of an ISO granted to a ten-percent stockholder) of the fair market value per share of Common Stock at the time the Option is granted. For this purpose, "ten-percent stockholder" means any employee who at the time of grant owns directly, or is deemed to own by reason of the attribution rules in section 424(d) of the Code, Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its parent or subsidiary corporations.

    (b) DURATION OF OPTIONS. An Option will be exercisable during such period or periods as the Committee may specify. The latest date on which an Option may be exercised will be the date which is ten years (five years, in the case of an ISO granted to a ten-percent stockholder) from the date the Option was granted or such earlier date as may be specified by the Committee at the time the Option is granted.

    (c)  EXERCISE OF OPTIONS.

         (1) Options will be exercisable at such future time or times, whether or not in installments, as determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Option.

         (2) Any exercise of an Option must be by written notice to the Company, accompanied by (i) the document evidencing the Option (the "Option Certificate") and any other documents required by the Committee and (ii) payment in accordance with Section 6(d) below for the number of shares of Common Stock for which the Option is exercised.

    (d) PAYMENT FOR AND DELIVERY OF COMMON STOCK. Common Stock purchased upon exercise of an Option shall be paid for as follows: (1) in cash or by certified check, bank draft or money order payable to the order of the Company, or (2) if so permitted by the Option Certificate or otherwise determined by the Committee,
(i) through the delivery of shares of Common Stock (held for at least six months, or such other period as the Committee may specify) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (ii) by a combination of cash and Common Stock as provided in clauses (1) and (2)(i) above, or (iii) by delivery of a promissory note of the Participant to the Company, in the case of an ISO, payable on such terms as are specified in the Option Certificate, and in the case of an NSO, payable on such terms as are specified in the Option Certificate or as are otherwise specified by the Committee, or by a combination of cash (or cash and Common Stock) and the Participant's promissory note; PROVIDED, HOWEVER, that if the Common Stock delivered upon exercise of the Option is an original issue of authorized Common Stock, at least so much of the exercise price as represents the par value of such Common Stock must be paid in cash if the Committee determines that such cash payment is required by law.

    (e) NONTRANSFERABILITY OF OPTIONS. Except as otherwise determined by the Committee or specified in the Option Certificate, no Option may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime an Option may be exercised only by him or her.

    (f) DEATH OR DISABILITY. Except as otherwise determined by the Committee, if a Participant's employment with the Company and its subsidiaries terminates by reason of death or total and permanent disability, each Option held by the Participant will become fully exercisable and will remain exercisable after the date of such termination for a period of two years in the case of death and one year in the case of total and permanent disability (but in no event later than the date the option would have expired in all events under Section 6(b)). In the case of a deceased Participant, such Option may be exercised within such time limits by his executor or administrator, or by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution.

    (g) OTHER TERMINATION OF EMPLOYMENT. Except as otherwise determined by the Committee, if a Participant's employment with the Company and its subsidiaries terminates for any reason other than death or total and permanent disability, all Options held by the Participant that are not then exercisable shall terminate. Options that are exercisable on the date of termination will continue to be exercisable for a period of three months (but in no event later than the date the option would have expired in all events under Section 6(b)) unless the employee has admitted to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company and its subsidiaries, in which case the Option will terminate immediately and in full, all except as otherwise determined by the Committee. Except as otherwise determined by the Committee, after completion of that three-month period, such Options shall terminate to the extent not previously exercised, expired or terminated.

7.  STOCK APPRECIATION RIGHTS

    (a)  NATURE OF STOCK APPRECIATION RIGHT.  A Stock Appreciation Right
("SAR") is an Award entitling the recipient to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or over the Option exercise price, if the SAR was granted in tandem with an Option), multiplied by the number of shares with respect to which the SAR has been exercised, with the Committee having the right to determine the form of payment.

    (b) GRANT OF SARs. SARs may be granted in tandem with, or independently of, Options granted under the Plan. In the case of an SAR granted in tandem with an NSO, such SAR may be granted either at or after the time of the grant of such Option. In the case of an SAR granted in tandem with an ISO, such SAR may be granted only at the time of the grant of the Option. SARs will be evidenced by such written agreement as is deemed appropriate by the Committee.

    An SAR or applicable portion thereof granted in tandem with an Option will terminate and no longer be exercisable upon the termination or exercise of such Option, except that an SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the SAR.

    (c) TERMS AND CONDITIONS OF SARs. SARs will be subject to such terms and conditions as are determined from time to time by the Committee, subject, in the case of SARs granted in tandem with Options, to the following:

         (1) SARs will be exercisable only at such time or times and to the extent that the related Option is exercisable.

         (2) Upon the exercise of an SAR, the applicable portion of any related Option must be surrendered.

         (3) SARs will be transferable only with the related Option. Except as otherwise determined by the Committee, all SARs will be exercisable during the Participant's lifetime only by the Participant or his legal representative.

         (4) An SAR granted in tandem with an Option may be exercised only when the market price of the Common Stock subject to the Option exceeds the exercise price of such Option.

    The provisions of Sections 6(f) and 6(g) relating to the exercisability and termination of Options shall also apply to SARs, whether or not granted in tandem with Options.

    Any exercise of an SAR must be by written notice to the Company, accompanied by the document evidencing the SAR and any other documents required by the Committee.

    (d) DISCRETIONARY PAYMENTS. Notwithstanding that an Option at the time of exercise shall not be accompanied by a related SAR, if the market price of the shares subject to such Option exceeds the exercise price of such Option at the time of its exercise, the Committee may, in its discretion, cancel such Option, in which event the Company shall pay to the person exercising such Option an amount equal to the difference between the fair market value of the Common Stock to have been purchased pursuant to such exercise of such Option (determined on the date the Option is canceled) and the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check or in shares of Common Stock having a fair market value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. The Committee may exercise its discretion under the first sentence of this paragraph (d) only in the event of a written request of the person exercising the option, which request shall not be binding on the Committee.


8.  RESTRICTED STOCK

    (a) NATURE OF RESTRICTED STOCK AWARD. A Restricted Stock Award ("Restricted Stock Award") is an Award entitling the recipient to acquire shares of Common Stock ("Restricted Stock") for a purchase price (which may be zero), subject to such conditions, including the restrictions specified in Section 8(d) below, as the Committee may impose at the time of grant. The Committee may also condition such acquisition on the attainment of specified performance goals as described in Section 16(f) below.

    (b) RESTRICTED STOCK AWARD AGREEMENT. A Participant who is granted a Restricted Stock Award will have no rights with respect to such Award unless the Participant accepts the Award within 60 days (or such shorter period as the Committee may specify) following the Award date by making payment to the Company by certified or bank check or other instrument acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company an agreement (a "Restricted Stock Award Agreement") in such form as the Committee determines.

    (c) RIGHTS AS A STOCKHOLDER. Upon complying with Section 8(b) above, a Participant will have all the rights of a stockholder with respect to the Restricted Stock awarded to him including voting and dividend rights, subject to the restrictions described in this Section 8 and subject to any other conditions contained in the Restricted Stock Award Agreement. Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of any restrictions under the Plan.

    (d) RESTRICTION. Except as otherwise determined by the Committee, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, except as specifically provided herein. If a Participant ceases for any reason to be employed by the Company or its subsidiaries other than due to death or total and permanent disability, shares of Restricted Stock held by such Participant shall be resold to the Company at their purchase price, or forfeited to the Company if the purchase price was zero, except as specifically set forth herein or otherwise determined by the Committee. Shares of Restricted Stock resold to the Company shall have the status of authorized but unissued shares of Common Stock.

         (1) The Committee will specify in the Restricted Stock Award Agreement the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the Restricted Stock and the obligation of the Participant to resell such Stock to the Company will lapse. The Committee may at any time accelerate such date or dates or waive such performance goals and other conditions.

         (2) Unless otherwise determined by the Committee or specified in the Restricted Stock Award Agreement, if the Participant's employment terminates because of death or total and permanent disability, all restrictions on shares of Restricted Stock held by the Participant will lapse.

    (e) NOTICE OF ELECTION. Any Participant making an election under Section 83(b) of the Code with respect to a Restricted Stock Award must provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

    (f) DIVIDENDS. Dividends paid on shares of Restricted Stock shall be either paid at the dividend payment date or deferred for payment to such date as determined by the Committee, in cash or in unrestricted shares of Common Stock having a fair market value equal to the amount of such dividends. Shares distributed in connection with a stock split or dividend in shares of stock, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such shares of Restricted Stock or other property has been distributed.

9. DEFERRED STOCK AWARDS.

    (a) NATURE OF DEFERRED STOCK AWARD. A Deferred Stock Award ("Deferred Stock Award") is an award entitling the recipient to acquire shares of Common Stock ("Deferred Stock") without payment in one or more installments at a future date or dates, all as determined by the Committee. The Committee may condition such acquisition on the attainment of specified performance goals as described in Section 16(f) below.

    (b) DEFERRED STOCK AWARD AGREEMENT. A Participant who is granted a Deferred Stock Award shall have no rights with respect to such Award unless within 60 days of the grant of such Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company an agreement (a "Deferred Stock Award Agreement") in such form as the Committee determines.

    (c) RESTRICTIONS ON TRANSFER. Except as otherwise determined by the Committee, Deferred Stock Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, and shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

    (d) RIGHTS AS A STOCKHOLDER. A Participant receiving a Deferred Stock Award will have rights of a stockholder only as to shares of Deferred Stock actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate for shares of Deferred Stock only upon satisfaction of all conditions therefor specified in the Deferred Stock Award Agreement.

    (e) TERMINATION. Except as otherwise determined by the Committee, a Participant's rights in all Deferred Stock Awards shall automatically terminate upon the termination of such Participant's employment by the Company and its subsidiaries for any reason (including death).

    (f) ACCELERATION, WAIVER, ETC. At any time prior to the termination of a Participant's employment, the Committee may in its discretion accelerate, waive, or, subject to Section 16, amend any or all of the restrictions or conditions imposed under any Deferred Stock Award.

    (g) PAYMENTS IN RESPECT OF DEFERRED STOCK. Without limiting the right of the Committee to specify different terms, the Deferred Stock Award Agreement may either make no provisions for, or may require or permit the immediate payment, deferral, or investment of amounts equal to, or less than, any cash dividends which would have been payable on the Deferred Stock had such stock been outstanding, all as determined by the Committee in its sole discretion.

10.  PERFORMANCE UNIT AWARDS.

    (a) NATURE OF PERFORMANCE UNITS AWARDS. A Performance Unit Award ("Performance Unit Award") is an award entitling the recipient to acquire cash or shares of Common Stock, or a combination of cash and shares of Common Stock, upon the attainment of specified performance goals as described in Section 16(f) below. The Committee in its sole discretion shall determine whether and to whom Performance Unit Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured and all other limitations and conditions applicable to each such Award. Performance Unit Awards may be awarded independent of or in connection with the granting of any other Award under the Plan.

    (b) PERFORMANCE UNIT AWARD AGREEMENT. A Participant shall have no rights with respect to a Performance Unit Award unless within 60 days of the grant of such Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company a Performance Unit Award Agreement.

    (c) RESTRICTIONS ON TRANSFER. Except as otherwise determined by the Committee, Performance Unit Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, and if exercisable over a specified period, shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

    (d) RIGHTS AS A STOCKHOLDER. A Participant receiving a Performance Unit Award will have rights of a stockholder only as to shares of Common Stock actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Common Stock under a Performance Unit Award only upon satisfaction of all conditions therefor specified in the Performance Unit Award Agreement.

    (e) TERMINATION. Except as otherwise determined by the Committee, a Participant's rights in all Performance Unit Awards shall automatically terminate upon the termination of such Participant's employment by the Company and its subsidiaries for any reason (including death).

    (f) ACCELERATION, WAIVER, ETC. At any time prior to the termination of a Participant's employment, the Committee may in its discretion accelerate, waive, or, subject to Section 16, amend any or all of the restrictions or conditions imposed under any Performance Unit Award.

    (g) EXERCISE. The Committee in its sole discretion shall establish procedures to be followed in exercising any Performance Unit Award, which procedures shall be set forth in the Performance Unit Award Agreement. The Committee may at any time provide that payment under a Performance Unit Award shall be made, upon satisfaction of the applicable performance goals, without exercise by the Participant. Except as otherwise specified by the Committee, a Performance Unit granted in tandem with an Option may be exercised only while the Option is exercisable, and the exercise of a Performance Unit granted in tandem with any other Award shall reduce the number of shares subject to the related award on such basis as is specified in the Performance Unit Award Agreement.

11.  DIVIDEND EQUIVALENT AWARDS.

    (a) NATURE OF DIVIDEND EQUIVALENT AWARDS. A Dividend Equivalent Award ("Dividend Equivalent Award") is an Award entitling the Participant to receive cash, shares of Common Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock. Dividend Equivalent Awards may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee may provide at the date of grant or thereafter that the Dividend Equivalent Award shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock or such other investment vehicles as the Committee may specify; PROVIDED, HOWEVER, that Dividend Equivalent Awards (other than free-standing Dividend Equivalent Awards) shall be subject to all conditions and restrictions of the underlying Awards to which they relate. The Committee may also condition such Award on the attainment of specified performance goals as described in Section 16(f) below.

    (b) DIVIDEND EQUIVALENT AWARD AGREEMENT. A Participant who is granted a Dividend Equivalent Award shall have no rights with respect to such Award unless within 60 days of the grant of such Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company an agreement (a "Dividend Equivalent Award Agreement") in such form as the Committee determines.

    (c) RESTRICTIONS ON TRANSFER. Except as otherwise determined by the Committee, Dividend Equivalent Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered.

    (d) RIGHTS AS A STOCKHOLDER. A Participant receiving a Dividend Equivalent Award will have rights of a stockholder only as to shares of Common Stock actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant.

    (e) TERMINATION. Except as otherwise determined by the Committee, a Participant's rights in all Dividend Equivalent Awards shall automatically terminate upon the termination of such Participant's employment by the Company and its subsidiaries for any reason (including death).

    (f) ACCELERATION, WAIVER, ETC. At any time prior to the Participant's termination of employment, the Committee may in its discretion accelerate, waive, or, subject to Section 16 of the Exchange Act, amend any or all of the restrictions or conditions imposed under any Dividend Equivalent Award.

12.  OTHER STOCK-BASED AWARDS.

    (a) NATURE OF AWARDS. The Committee may grant other Awards under which Common Stock is or may in the future be acquired ("Other Stock-Based Awards"). Such awards may include, without limitation, debt securities convertible into or exchangeable for shares of Common Stock upon such conditions, including attainment of performance goals, as the Committee shall determine. Subject to the purchase price limitations in paragraph (b) below, such convertible or exchangeable securities may have such terms and conditions as the Committee may determine at the time of grant. However, no convertible or exchangeable debt shall be issued unless the Committee shall have provided (by Company right of repurchase, right to require conversion or exchange, or other means deemed appropriate by the Committee) a means of avoiding any right of the holders of such debt to prevent a Company transaction by reason of covenants in such debt. The Committee may also condition such Awards on the attainment of specified performance goals as described in Section 16(f) below.

    (b) PURCHASE PRICE; FORM OF PAYMENT. The Committee may determine the consideration, if any, payable upon the issuance or exercise of an Other Stock-Based Award. The Committee may permit payment by certified check or bank check or other instrument acceptable to the Committee or by surrender of other shares of Common Stock (excluding shares then subject to restrictions under the Plan).

    (c) FORFEITURE OF AWARDS; REPURCHASE OF STOCK; ACCELERATION OR WAIVER OF RESTRICTIONS. The Committee may determine the conditions under which an Other Stock-Based Award shall be forfeited or, in the case of an Award involving a payment by the recipient, the conditions under which the Company may or must repurchase such Award or related Common Stock. At any time the Committee may in its sole discretion accelerate, waive, or, subject to Section 16 of the Exchange Act, amend any or all of the limitations or conditions imposed under any Other Stock-Based Award.

    (d) OTHER STOCK-BASED AWARD AGREEMENTS. A Participant shall have no rights with respect to any Other Stock-Based Award unless within 60 days after the grant of such Award (or such shorter period as the Committee may specify) the Participant shall have accepted the Award by executing and delivering to the Company an agreement (an "Other Stock-Based Award Agreement") in such form as the Committee determines.

    (e) RESTRICTIONS ON TRANSFER. Except as otherwise determined by the Committee, Other Stock-Based Awards may not be sold, assigned, transferred, pledged, or encumbered nor shall any Other Stock-Based Award be transferred other than by will or by the laws of descent and distribution or be exercisable during the Participant's lifetime by other than the Participant or the Participant's legal representative.

    (f) RIGHTS AS A STOCKHOLDER. A recipient of any Other Stock-Based Award will have rights of a stockholder only at the time and to the extent, if any, specified in the Other Stock-Based Award Agreement or otherwise determined by the Committee.

    (g) DEEMED DIVIDEND PAYMENTS; DEFERRALS. Without limiting the right of the Committee to specify different terms, an Other Stock-Based Award Agreement may require or permit the immediate payment, waiver, deferral, or investment of dividends or deemed dividends payable or deemed payable on Common Stock subject to the Award.

13.  SUPPLEMENTAL GRANTS.

    (a) LOANS. The Company may in its sole discretion make a loan to the recipient of an Award hereunder, either on or after the date of grant of such Award. Such loans may be made either in connection with the exercise of a Stock Option, an SAR or an Other Stock-Based Award, in connection with the purchase of shares under any Award, or in connection with the payment of any federal, state and local income tax in respect of income recognized under any Award. The Committee shall have full authority to decide whether to make a loan hereunder if it determines that the making of such loan is in the best interest of the Company, and to determine the amount, term, and provisions of any such loan, including the interest rate (which may be zero) charged in respect of any such loan, whether the loan is to be secured or unsecured, the terms on which the loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no loan hereunder shall provide or reimburse to the borrower the amount used by him for the payment of the par value of any shares of Common Stock issued, have a term (including extensions) exceeding ten years in duration, or be in an amount exceeding the total exercise or purchase price paid by the borrower under an Award or for related Common Stock under the Plan plus an amount equal to the cash payment permitted in the following paragraph.

    (b) CASH GRANTS. The Committee may at any time authorize a cash payment, in respect of the grant or exercise of an Award under the Plan (or the lapse or waiver of restrictions under an Award) which shall not exceed the amount which would be required in order to pay in full any federal, state and local income tax due as a result of income recognized by the recipient under both the Award and such cash payment, in each case assuming that such income is taxed at the regular maximum marginal rate applicable to individuals under the Code as in effect at the time such income is includable in the recipient's income. Subject to the foregoing, the Committee shall have complete authority to decide whether to make such cash payments in any case, to make provision for such payments either simultaneously with or after the grant of the associated Award and to determine the amount of each such payment.

14.  CHANGE OF CONTROL

    Notwithstanding any other provision of this Plan, in the event of a Change of Control of the Company as defined in EXHIBIT A hereto (a) each outstanding Award held by each Participant the exercisability of which is restricted or limited will immediately become fully exercisable; and (b) restrictions and conditions on each outstanding Award subject to such restrictions and conditions held by each Participant will immediately lapse or be deemed waived.

15.  CHANGES IN COMPANY; SUBSTITUTE AWARDS

    (a) CHANGES IN CAPITAL STOCK. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares of stock, securities of the Company or other consideration issued or issuable in respect of Awards then outstanding or subsequently granted under the Plan, the maximum number of shares of stock or securities that may be delivered under the Plan, the purchase price and other relevant provisions will be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

    The Committee may also adjust the number of shares, securities or other consideration issued or issuable in respect of outstanding Awards, the exercise price of outstanding Awards and the other terms of outstanding Awards, and may make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards, to take into consideration material changes in accounting practices or principles, consolidations or mergers (except those described in Section 15(b) below), acquisitions or dispositions of stock or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan. Adjustments under this paragraph will be made only to the extent they are consistent with the requirements for ISOs or under Section 162(m)(4)(C) of the Code.

    (b) MERGER, ETC. Subject to Section 14, in the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or its outstanding shares are converted into securities of another corporation or exchanged for other consideration, all Awards granted hereunder will terminate, but during a period commencing 20 days prior to the effective date of any such dissolution or liquidation (or 20 days prior to any earlier related sale of substantially all the assets of the Company) or of any such merger or consolidation, subject to the effectiveness of such dissolution, liquidation, sale, merger or consolidation (1) all Awards outstanding hereunder the exercisability of which is restricted or limited will become immediately exercisable, and (2) all restrictions and conditions on all Awards subject to such restrictions and conditions will immediately lapse or be deemed waived; PROVIDED, HOWEVER, that, unless the event will give rise to a Change of Control or it is anticipated that a Change of Control will coincide with or follow the event, the Committee may instead arrange that the successor or surviving corporation, if any, grant replacement or substitute Awards on terms and conditions as the Committee considers appropriate in the circumstances.

    (c) SUBSTITUTE AWARDS. The Company may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or its subsidiary as the result of a merger or consolidation of the employing corporation with the Company or its subsidiary or the acquisition by the Company or a subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate. The shares which may be delivered under such substitute Awards will be in addition to the maximum number of shares provided for in
Section 4(a) only to the extent that the substitute Awards are both (1) granted to persons whose relationship to the Company does not make (and is not expected to make) them subject to Section 16(b) of the Exchange Act and (2) are granted in substitution for awards issued under a plan approved, to the extent then required under Rule 16b-3 (or any successor rule under the Exchange Act), by the stockholders of the entity which issued such predecessor awards.

16.  GENERAL PROVISIONS

    (a) NO DISTRIBUTION; COMPLIANCE WITH LEGAL REQUIREMENTS, ETC. The Committee may require each person acquiring Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Common Stock without a view to distribution thereof.

    The Company will not be obligated to deliver any shares of Common Stock pursuant to an Award (1) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, including, if required, the receipt of all necessary approvals from the Massachusetts Department of Public Utilities, and (2) if the outstanding Common Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (3) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer.

    Notwithstanding any provision of the Plan, the Company will be under no obligation to deliver shares of Common Stock to an estate of a deceased Participant, or to the person or persons to whom the Award has been transferred by the Participant's will or the applicable laws of descent and distribution, until the Company is satisfied as to the authority of such person or persons.

    (b) TAX WITHHOLDING, ETC. Each Participant will, no later than the date as of which the value of an Award or of any Common Stock or other amounts received hereunder first becomes includable in gross income for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, all federal, state and local taxes required by law to be withheld with respect to such income. The Company and its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

    The Committee may provide, in respect of any transfer of Common Stock under an Award, that if and to the extent withholding of any federal, state or local tax is required, the Participant may elect in such manner as the Committee prescribes, to have the Company hold back from the transfer Common Stock having a value calculated to satisfy such withholding obligation, or to deliver to the Company previously owned shares of equal value. Notwithstanding the foregoing, in the case of a Participant subject to the restrictions of Section 16(b) of the Exchange Act no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule under such Act.

    (c) CONTINUANCE OF EMPLOYMENT. For purposes of the Plan, employment of a Participant will not be considered terminated (1) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Participant's right to re-employment is guaranteed either by statute or by contract, or (2) in the case of a transfer to the employment of a corporation (or a parent or subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code would apply.

    (d) FAIR MARKET VALUE. For purposes of the Plan, in general, "fair market value" of a share of Common Stock on any date means the closing price on such date as reflected in the New York Stock Exchange Composite Index. If, however, the Committee determines that a different meaning is in any circumstance necessary in order to comply with applicable law, such different meaning will apply in that circumstance.

    (e) EMPLOYMENT RIGHTS. Neither the adoption of the Plan nor the grant of Awards will confer upon any employee any right to continued employment with the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate the employment of an employee at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the employment of an employee even if the termination is in violation of an obligation of the Company to the employee by contract or otherwise.

    (f)  AWARDS SUBJECT TO PERFORMANCE CONDITIONS.   The Committee may, at the
time any Award described in the Plan is granted, impose the condition (in addition to any conditions specified or authorized in any other provisions of the Plan), that performance goals must be met prior to the Participant's realization of any vesting, payment or benefit under the Award. Performance goals may be related to personal performance, corporate performance, departmental performance, or any other category of performance established by the Committee. The Committee will determine the performance goals, the period or periods during which performance is to be measured, and all other terms and conditions applicable to the Award. If necessary in order to qualify an Award for the performance based remuneration exception described in Section 162(m)(4)(C) of the Code and the regulations thereunder, the Committee shall in writing preestablish one or more specific, objectively determinable performance goal or goals (based solely on one or more qualified performance criteria) no later than ninety (90) days after the commencement of the period to which the performance relates (or in any such other time as is required to satisfy the conditions of Section 162(m)(4)(C) of the Code and the regulations thereunder). For purposes of the preceding sentence, a qualified performance criterion is any of the following: (i) earnings per share, (ii) individual performance objectives, (iii) net income, (iv) proforma net income, (v) return on designated assets, (vi) return on revenues, or (vii) satisfaction of Company-wide or departmental based objectives.

17.      EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION.

    Neither adoption of the Plan nor the grant of Awards to a Participant shall affect the Company's right to grant to such Participant awards that are not subject to the Plan, to issue Common Stock to such Participant as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to employees.

    The Committee may at any time discontinue granting Awards under the Plan. With the consent of the Participant, the Committee may at any time cancel an existing Award in whole or in part and grant the Participant another Award for such number of shares of Common Stock as the Committee specifies, subject to
Section 4(b). The Committee may at any time or times amend the Plan or any outstanding Award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law; and may at any time terminate the Plan as to any further grants of Awards; PROVIDED, HOWEVER, that (except to the extent expressly required or permitted herein) no such amendment shall, without the approval of the stockholders of the Company, (a) increase the maximum number of shares available for delivery under the Plan, (b) change the group of employees eligible to receive Awards under the Plan, (c) reduce the price at which ISOs may be granted, (d) extend the time within which Awards may be granted, or (e) amend the provisions of this Section 17, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted.






AS ADOPTED BY THE BOARD OF DIRECTORS:  JANUARY 23, 1997
AS APPROVED BY THE STOCKHOLDERS:  MAY ___, 1997

                                                                       EXHIBIT A


    A "Change of Control" will occur for purposes of this Plan if (i) any individual, corporation, partnership, company or other entity (a "Person"), which term shall include a group, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the Company representing more than 30% of the combined voting power of the Company's then-outstanding securities (other than as a result of acquisitions of such securities from the Company), (ii) there is a change of control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act) (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger, consolidation, or other reorganization (other than (a) a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into vested securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization, or (b) a merger, consolidation, or other reorganization effected to implement a recapitalization of the Company or establish a holding company structure, or similar transaction in which no Person acquires more than 20% of the combined voting power of the Company's then outstanding securities, a sale of all or substantially all assets, or a plan of liquidation or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof; PROVIDED, HOWEVER, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to have been in office at the date hereof for purpose of this definition.

    Notwithstanding the foregoing provisions of this EXHIBIT A, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Exchange Act relating thereto) by an employee benefit plan maintained by the Company for its employees.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.   Indemnification of Directors and Officers.

    Holdco's Amended and Restated Declaration of Trust (the "Declaration Trust") provides that, to the extent legally permissible, each of Holdco's Trustees and officers shall be indemnified by the Trust estate against any loss, liability or expense, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person's being or having been such a Trustee or officer, except with respect to any matter as to which such person shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Holdco; provided, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of Holdco, after notice that it involves such indemnification, (i) by a disinterested majority of the Trustees then in office, or (ii) by a majority of the Disinterested Trustees then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Trustee or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of Holdco, or (iii) by the vote, at a meeting duly called and held, of the holders of a majority of the shares outstanding and entitled to vote thereon, exclusive of any shares owned by any interested Trustee or officer.

    In discharging his or her duties, a Trustee or officer of Holdco, when acting in good faith, shall be fully protected in relying upon the books of account of Holdco or of another organization in which he or she serves as contemplated by the indeminification provisions of the Declaration of Trust, reports made to the Company or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care by the Trustees or similar governing body of such other organization, or upon other records of the Holdco or of such other organization. The rights of indemnification provided in the Declaration of Trust shall not be exclusive of or affect any other rights to which any Trustee or officer may be entitled and such rights shall inure to the benefit of his or her successors, heirs, executors, administrators and other legal representatives. As used in this provision, the terms "Trustee" and "officer" include persons who serve at the request of Holdco as directors, officers, or trustees of another organization in which Holdco has any direct or indirect interest as a shareholder, creditor or otherwise.

    Expenses, including counsel fees, reasonably incurred by any Trustee or officer with respect to the defense or disposition of any action, suit or proceeding referred to in the indemnification provisions of the Declaration of Trust may be advanced by Holdco prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount unless it is ultimately determined that he or she is entitled to indemnification. Nothing contained in this provision shall affect any rights to indemnification to which Holdco personnel other than Trustees and officers may be entitled by contract or otherwise under law. No Trustee shall be obligated to give any bond or other security for the performance of any of his or her duties.

    Holdco maintains two-part policies of insurance covering Trustees' and officers' liability and reimbursement of Holdco for indemnification of a Trustee or officer. The policies covering Trustees' and officers' liability provide for payment on behalf of a Trustee or officer of any Loss (defined to include among other things damages, judgments, settlements, costs and expenses) arising from claims against such Trustee or officer by reason of any Wrongful Act (as defined therein) subject to certain exclusions.

Item 21.   Exhibits and Financial Statement Schedules.

    The following exhibits are being filed herewith:

EXHIBIT
NUMBER        DESCRIPTION OF DOCUMENT
-------       -----------------------

 2.1 Agreement and Plan of Merger dated as of March 14, 1997 (attached as Appendix A).

3.1.1 Amended and Restated Declaration of Trust of Boston Edison Holdings (attached as Appendix B)

3.1.2         Bylaws of Boston Edison Holdings

 5.1 Opinion of Ropes & Gray as to the legality of the securities being issued

 8.1 Form of Opinion of Ropes & Gray as to certain federal income tax consequences of the Merger

23.1 Consent of Ropes & Gray (included in its Opinions filed as Exhibits 5.1 and 8.1, respectively)

23.2          Consent of Coopers & Lybrand, L.L.P.

99.1          Form of Proxy


Item 22.   Undertakings.

    The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on March 17, 1997.


                                  BOSTON EDISON HOLDINGS


                                  By /s/ Thomas J. May
                                    ---------------------------
                                    Thomas J. May
                                    Chairman, President and Chief
                                    Executive Officer


    Each person whose signature appears below hereby authorizes each of Thomas J. May and Theodora S. Convisser with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Thomas J. May and Theodora S. Convisser with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on March 17, 1997 by the following persons in the capacities.


    Signature                                    Capacity
   -----------                                  ----------

/s/ Thomas J. May
---------------------------
Thomas J. May                                   Chairman, President, Chief
                                                Executive Officer (principal
                                                executive officer) and Trustee

/s/ James J. Judge
---------------------------
James J. Judge                                  Senior Vice President,
                                                Treasurer (principal financial
                                                and accounting officer) and
                                                Trustee

/s/ Theodora S. Convisser
---------------------------
Theodora S. Convisser                           Clerk and Trustee

                                  INDEX TO EXHIBITS


EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT                           PAGE
-------                 -----------------------                          ------

 2.1 Agreement and Plan of Merger dated as of March 14, 1997 (attached as Appendix A)

3.1.1 Amended and Restated Declaration of Trust of Boston Edison Holdings (attached as Appendix B)

3.1.2                  Bylaws of Boston Edison Holdings

 5.1 Opinion of Ropes & Gray as to the legality of the securities being issued

 8.1                   Form of Opinion of Ropes & Gray as to
                       certain federal income tax consequences of the Merger

23.1 Consent of Ropes & Gray (included in its Opinions filed as Exhibits 5.1 and 8.1, respectively)

23.2                   Consent of Coopers & Lybrand, L.L.P.

99.1                   Form of Proxy